      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2000


                                                      REGISTRATION NO. 333-32502
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2


                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     DUKE ENERGY FIELD SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

              1321                             DELAWARE                          58-2511048
  (Primary Standard Industrial      (State or other jurisdiction of           (I.R.S. Employer
   Classification Code Number)      incorporation or organization)           Identification No.)

                                370 17TH STREET
                                   SUITE 900
                             DENVER, COLORADO 80202
                                 (303) 595-3331
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID D. FREDERICK
                             SENIOR VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
                                370 17TH STREET
                                   SUITE 900
                             DENVER, COLORADO 80202
                                 (303) 595-3331
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

     JEFFERY B. FLOYD, ESQ.             MARTHA B. WYRSCH, ESQ.           ROBERT H. CRAFT, JR., ESQ.
     VINSON & ELKINS L.L.P.           DUKE ENERGY FIELD SERVICES             SULLIVAN & CROMWELL
      2300 FIRST CITY TOWER                   CORPORATION                1701 PENNSYLVANIA AVE., NW
       1001 FANNIN STREET             370 17TH STREET, SUITE 900           WASHINGTON, D.C. 20004
    HOUSTON, TEXAS 77002-6760           DENVER, COLORADO 80202                 (202) 956-7500
         (713) 758-2222                     (303) 595-3331

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)


Issued May 4, 2000



                               26,300,000 Shares


                     Duke Energy Field Services Corporation

                                  COMMON STOCK

                             ---------------------


DUKE ENERGY FIELD SERVICES CORPORATION IS OFFERING 26,300,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING, AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $20 AND $22 PER SHARE.


                             ---------------------


WE HAVE FILED AN APPLICATION FOR THE COMMON STOCK TO BE QUOTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "DEF."


                             ---------------------


INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.


                             ---------------------

                              PRICE $      A SHARE

                             ---------------------

                                                                UNDERWRITING
                                         PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                          PUBLIC                 COMMISSIONS                COMPANY
                                         --------               -------------             -----------
Per Share.......................             $                        $                        $
Total...........................             $                        $                        $


Duke Energy Field Services Corporation has granted the underwriters the right to purchase up to an additional 3,945,000 shares of common stock to cover over-allotments.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on             , 2000.

                             ---------------------

MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.

BANC OF AMERICA SECURITIES LLC
                                    LEHMAN BROTHERS
                                                               J.P. MORGAN & CO.
PAINEWEBBER INCORPORATED
                                                            PETRIE PARKMAN & CO.

            , 2000

                               ART/MAPS/DIAGRAMS


  [two photographs of Duke Energy Field Services Mooreland Plant in Oklahoma]



  [fold-out map of Duke Energy Field Services System Assets depicting plants, pipelines, offices and operating areas]

                            OWNERSHIP OF OUR COMPANY


     We are the issuer of the common stock offered by this prospectus and the parent and owner of Duke Energy Field Services, LLC. On March 31, 2000, the North American midstream natural gas gathering, processing, marketing and natural gas liquids businesses of Duke Energy Corporation ("Duke Energy") and Phillips Petroleum Company ("Phillips") were combined into Duke Energy Field Services, LLC.



     The following diagram is a summary of the ownership structure of our company after giving effect to the U.S. and international common stock offerings. After the offerings, Duke Energy and Phillips will together hold approximately 81.24% (79.02% if the underwriters fully exercise their over-allotment option) of the outstanding common stock in our company. Approximately 110,500 shares are expected to be issued to employees under restricted stock awards issued concurrently with the offerings.


                                      DUKE


     The exact allocation of shares between Duke Energy and Phillips will be determined based on the average of the closing prices of our common stock on the New York Stock Exchange Composite Tape on its first five trading days. Assuming that the five-day average equals the assumed initial public offering price of $21.00 per share, after the offerings Duke Energy will indirectly own approximately 58.65% (57.05% if the underwriters fully exercise their over-allotment option) and Phillips will indirectly own approximately 22.59% (21.97% if the underwriters fully exercise their over-allotment option) of our outstanding common stock. Although the exact allocation between Duke Energy and Phillips may vary, upon completion of the offerings, Duke Energy will, in any event, control our company through its share ownership and representation on our Board of Directors. For a description of the combination of the North American midstream natural gas businesses of Duke Energy and Phillips, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Combination." For a description of the relationships among Duke Energy, Phillips and our company, see "Relationship with Duke Energy and Phillips."

                               TABLE OF CONTENTS


                                                              PAGE
Prospectus Summary..........................................    4
Risk Factors................................................   12
Cautionary Statement About Forward-Looking Statements.......   18
Use of Proceeds.............................................   19
Dividend Policy.............................................   19
Dilution....................................................   20
Capitalization..............................................   21
Selected Historical and Pro Forma Combined Financial and
  Other Data................................................   22
Additional Financial and Other Data.........................   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   41
Management..................................................   60
Relationship with Duke Energy and Phillips..................   67
Principal Stockholders......................................   73
Description of Capital Stock................................   74
Shares Eligible for Future Sale.............................   78
Material United States Federal Tax Consequences to
  Non-United States Holders of
  Common Stock..............................................   79
Underwriters................................................   82
Validity of the Common Stock................................   84
Experts.....................................................   84
Additional Information......................................   85
Index to Financial Statements...............................  F-1


                             ---------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or as of an earlier indicated date, regardless of the date of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

                             ---------------------

     UNTIL           , 2000, ALL DEALERS THAT BUY, SELL OR TRADE SHARES OF
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the historical and pro forma financial statements and related notes, before making an investment decision.


     Duke Energy Field Services Corporation is a new company that holds the combined North American midstream natural gas gathering, processing, marketing and natural gas liquids businesses of Duke Energy Corporation and Phillips Petroleum Company. The transaction in which those businesses were combined is referred to in this prospectus as the "Combination." Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada, the marketing of natural gas liquids ("NGLs") in Mexico and the transportation, marketing and storage of other petroleum products, unless otherwise approved by our Board of Directors and Duke Energy (so long as it owns a majority of our outstanding common stock).



     Unless the context otherwise requires, descriptions of assets, operations and results in this prospectus give effect to the Combination and related transactions, the transfer to us of additional midstream natural gas assets acquired by Duke Energy or Phillips prior to the Combination and the transfer to us of the general partner of TEPPCO Partners, L.P. all of which are described in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Combination." In this prospectus, the terms "we," "us" and "our" refer to Duke Energy Field Services Corporation and our subsidiaries, including our principal subsidiary, Duke Energy Field Services, LLC (which we refer to as "Field Services LLC") giving effect to the Combination and the other transactions described above.


                                  OUR COMPANY

     The midstream natural gas industry is the link between the exploration and production of raw natural gas and the delivery of its components to end-use markets. We operate in the two principal segments of the midstream natural gas industry:

     - natural gas gathering, processing, transportation, marketing and storage; and


     - NGLs fractionation, transportation, marketing and trading.


     We are the largest gatherer of raw natural gas, based on wellhead volume, and the largest producer of NGLs in North America. We are also one of the largest marketers of NGLs in North America. In 1999:

     - we gathered and/or transported an average of approximately 7.3 billion cubic feet per day of raw natural gas;

     - we produced an average of approximately 400,000 barrels per day of NGLs; and

     - we marketed and traded an average of approximately 486,000 barrels per day of NGLs.

     During 1999, our natural gas gathering, processing, transportation, marketing and storage segment produced $981.5 million of gross margin and $583.1 million of earnings before interest, taxes and depreciation and amortization ("EBITDA"), excluding general and administrative expenses, and our NGL fractionation, transportation, marketing and trading segment produced $38.3 million of gross margin and $38.1 million of EBITDA, excluding general and administrative expenses.

     We gather raw natural gas through gathering systems located in seven major natural gas producing regions: Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, Onshore Gulf of Mexico, Rocky Mountains, Offshore Gulf of Mexico and Western Canada. Our gathering systems consist of approximately 57,000 miles of gathering pipe, with approximately 38,000 connections to active producing wells.

     Our natural gas processing operations involve the separation of raw natural gas gathered both by our gathering systems and by third-party systems into NGLs and residue gas. We process the raw natural gas at our 70 owned and operated plants and at 13 third-party operated facilities in which we hold an equity interest.

     The NGLs separated from the raw natural gas by our processing operations are either sold and transported as "NGL raw mix" or further separated through a process known as fractionation into their individual components (ethane, propane, butanes and natural gasoline) and then sold as components. We fractionate NGL raw mix at our 12 owned and operated processing facilities and at two third-party operated fractionators located on the Gulf Coast in which we hold an equity interest.

     We sell NGLs to a variety of customers ranging from large, multi-national petrochemical and refining companies to small regional retail propane distributors. Substantially all of our NGL sales are made at market-based prices, including approximately 40% of our NGL production that is committed to Phillips under an existing 15-year contract. We market approximately 370,000 barrels per day of our NGLs processed at our owned and operated facilities and approximately 40,000 barrels per day of NGLs processed at third-party operated facilities and trade approximately 75,000 barrels per day of NGLs at market centers.

     The residue gas that results from our processing is sold at market-based prices to marketers or end-users, including large industrial customers and natural gas and electric utilities serving individual consumers. We market residue gas through our wholly owned gas marketing company. We also store residue gas at our 8.5 billion cubic foot natural gas storage facility.


     On March 31, 2000, we obtained by transfer from Duke Energy the general partner of TEPPCO Partners, L.P., a publicly traded limited partnership which owns and operates a network of pipelines for refined products and crude oil. The general partner is responsible for the management and operations of TEPPCO. We believe that our ownership of the general partner of TEPPCO improves our business position in the transportation sector of the midstream natural gas industry and provides additional flexibility in pursuing our disciplined acquisition strategy by providing an alternative acquisition vehicle. It also provides us with an opportunity to sell appropriate assets currently held by our company to TEPPCO. Through our ownership of the general partner of TEPPCO we have the right to receive from TEPPCO incentive cash distributions in addition to a 2% share of distributions based on our general partner interest. At TEPPCO's 1999 per unit distribution level, the general partner:



     - receives approximately 14% of the cash distributed by TEPPCO to its partners, which consists of 12% from the incentive cash distribution and 2% from the general partner interest; and



     - under the incentive cash distribution provisions, receives 50% of any increase in TEPPCO's per unit cash distributions.



     TEPPCO has agreed to acquire Atlantic Richfield Company's 50% ownership interest in Seaway Pipeline Company for $355 million. Seaway Pipeline Company owns a 500-mile crude oil pipeline that extends from a marine terminal at Freeport, Texas to Cushing, Oklahoma having a capacity of 350,000 barrels per day, a 550-mile refined products pipeline that extends from Pasadena, Texas to Cushing having a capacity of 85,000 barrels per day and a crude oil terminal facility in the Houston area. TEPPCO will assume ARCO's role as operator of Seaway. The transaction is contingent upon satisfaction of regulatory requirements.


                             OUR BUSINESS STRATEGY


     We are the largest gatherer of raw natural gas and the largest producer and one of the largest marketers of NGLs in North America. We have significant midstream natural gas operations in five of the largest natural gas producing regions in North America. Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada, the marketing of NGLs in Mexico and the transportation, marketing and storage of other petroleum products, unless otherwise approved by our Board of Directors and Duke Energy (so long as it owns a majority of our outstanding common stock). To take advantage of the anticipated growth in natural gas demand in North America, we are pursuing the following strategies:


     - Capitalize on the size and focus of our existing operations. We intend to use the size, scope and concentration of our assets in our regions of operation to take advantage of growth opportunities and to acquire additional supplies of raw natural gas. Our significant market presence and asset base generally provide us a competitive advantage in capturing new supplies of raw natural gas because of our resulting lower costs of connection to new wells and of processing additional raw natural gas. In addition, we believe our size and geographic diversity allow us to benefit from the growth of natural gas production in multiple regions while mitigating the adverse effects from a downturn in any one region.


     - Increase our presence in each aspect of the midstream business. We are active in each significant aspect of the midstream natural gas value chain, including raw natural gas gathering, processing and transportation, NGL fractionation and NGL and residue gas transportation and marketing. Each link in the value chain provides us with an opportunity to earn incremental income from the raw natural gas that we gather and from the NGLs and residue gas that we produce. We intend to grow our significant NGL market presence by investing in additional NGL infrastructure, including pipelines, fractionators and terminals.


     - Increase our presence in high growth production areas. According to the Energy Information Administration's report "Annual Energy Outlook 2000" (the "EIA Report") production from areas such as Western Canada, Onshore Gulf of Mexico, Rocky Mountains and Offshore Gulf of Mexico is expected to increase significantly to meet anticipated increases in demand for natural gas in North America. We intend to use our strategic asset base in these growth areas and our leading position in the midstream natural gas industry as a platform for future growth in these areas. We plan to increase our operations in these areas by following a disciplined acquisition strategy, expanding existing infrastructure and constructing new gathering lines and processing facilities.


     - Capitalize on proven acquisition skills in a consolidating industry. In addition to pursuing internal growth by attracting new raw natural gas supplies, we intend to use our substantial acquisition and integration skills to continue to participate selectively in the consolidation of the midstream natural gas industry. We have pursued a disciplined acquisition strategy focused on acquiring complementary assets during periods of relatively low commodity prices and integrating the acquired assets into our operations. Since 1996, we have completed over 20 acquisitions, increasing our raw natural gas processing capacity by over 275%. These acquisitions demonstrate our ability to successfully identify, acquire and integrate attractive midstream natural gas operations.

     - Further streamline our low-cost structure. Our economies of scale, operating efficiency and resulting low cost structure enhance our ability to attract new raw natural gas supplies and generate current income. The low-cost provider in any region can more readily attract new raw natural gas volumes by offering more competitive terms to producers. We believe the Combination provides us with a complementary base of assets from which to further extract operating efficiencies and cost reductions, while continuing to provide superior customer service.

                             ---------------------

     We were incorporated in the State of Delaware on December 8, 1999. Our principal executive offices are located at 370 17th Street, Suite 900, Denver, Colorado 80202, and our telephone number is (303) 595-3331.

                                 THE OFFERINGS


     The following information does not include approximately 958,000 shares of common stock issuable upon the exercise of employee stock options expected to be granted concurrently with the offerings but does include approximately 110,500 shares of our common stock issued under restricted stock awards expected to be granted to our officers and employees concurrently with the offerings.


Common stock offered:

  U.S. offering............            shares

  International offering...            shares


          Total............  26,300,000 shares



Common stock to be
outstanding after the
  offerings................  140,752,211 shares



Over-allotment option......  3,945,000 shares. Unless the context otherwise requires, the information in this prospectus assumes that the underwriters do not exercise the over-allotment option.



Use of proceeds............  We expect the net proceeds to us from this sale of common stock to be approximately $521 million. We intend to use the net proceeds from the offerings to repay a portion of the indebtedness incurred in connection with the Combination.



Dividend policy............  We intend to declare and pay quarterly cash dividends of $.06 per share, depending on our financial results and action of our Board of Directors. We expect the first dividend to be payable with respect to the third quarter of 2000.


Proposed NYSE symbol.......  "DEF"

                                  RISK FACTORS

     You should carefully read and consider all of the information included in this prospectus. In particular, you should evaluate the specific factors detailed under "Risk Factors" and "Cautionary Statement About Forward-Looking Statements" before purchasing shares of our common stock.

              PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

     Duke Energy Field Services Corporation is a new company which holds the combined North American midstream natural gas businesses of Duke Energy and Phillips.


     Because our operations have only recently been combined and these operations have grown significantly through acquisitions, our historical and pro forma financial information and operating data may not provide an accurate indication of:



     - what our actual results would have been if the transactions presented on a pro forma basis had actually been completed as of the dates presented; or



     - what our future results of operations are likely to be.


HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

     From a financial reporting perspective, we are the successor to Duke Energy's North American midstream natural gas business. The subsidiaries of Duke Energy that conducted this business were contributed to Duke Energy Field Services Corporation in December 1999 in contemplation of the Combination. Duke Energy Field Services Corporation and these former subsidiaries of Duke Energy collectively are referred to in this prospectus as the "Predecessor Company." The historical financial statements and related financial and other data included in this prospectus reflect the business of the Predecessor Company. This historical financial information and other data should be viewed in light of the following:


     - the Combination is reflected as a March 31, 2000 acquisition of the midstream natural gas business contributed to our company by Phillips in the Combination;


     - the Predecessor Company's acquisition of Union Pacific Fuels is reflected as a March 31, 1999 acquisition by the Predecessor Company; and

     - the historical financial statements of the Predecessor Company do not include the results of the general partner of TEPPCO.


     For your additional information, we have also included the audited financial statements of:



     - the midstream natural gas business of Phillips that was transferred to us in the Combination and



     - Union Pacific Fuels.


PRO FORMA FINANCIAL AND OTHER INFORMATION


     In addition to the historical financial information and other data, this prospectus includes:



     - unaudited pro forma financial statements of our company for 1999 and the three months ended March 31, 2000, each reflecting:



          - the Combination and the sale of our common stock in the offerings;



          - the Predecessor Company's acquisition of Union Pacific Fuels;



          - the transfer to us of additional midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination; and



          - the transfer to us of the general partner of TEPPCO,


      in each case as if the transactions had occurred on January 1, 1999 for income statement purposes; and


     - combined financial and other data giving effect to the Union Pacific Fuels acquisition and the Combination, as if each had occurred on January 1, 1995.

                   SUMMARY HISTORICAL AND PRO FORMA COMBINED
                            FINANCIAL AND OTHER DATA


     The following table sets forth summary historical financial and other data for the Predecessor Company. The historical income statement data and cash flow data for each of the three years ended December 31, 1999 and the historical balance sheet data as of December 31 in each of those three years have been derived from the Predecessor Company's audited historical financial statements. The historical financial data for the three months ended March 31, 2000 has been derived from unaudited financial statements. The historical data set forth below relates only to the Predecessor Company and does not reflect the results of operations or financial condition of the Phillips businesses transferred to us in the Combination. In addition, the following table sets forth selected pro forma financial and operating data, which reflect the historical results of operations of the Predecessor Company, adjusted for:



     - the acquisition of the midstream natural gas business of Phillips in the Combination;



     - the acquisition of Union Pacific Fuels;



     - incurrence of indebtedness to fund the cash distributions to Duke Energy and Phillips in connection with the Combination as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"



     - the offerings and the expected application of the estimated proceeds;



     - the transfer to our company of additional midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination; and



     - the transfer to our company of the general partner of TEPPCO;



as if all had occurred as of January 1, 1999 for income statement purposes and March 31, 2000 for balance sheet purposes. The data should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus. The pro forma data set forth below are not necessarily indicative of results that may occur in the future.



                                                                                  HISTORICAL     PRO FORMA
                                                                                 ------------   ------------
                                                                                 THREE MONTHS   THREE MONTHS
                                PREDECESSOR COMPANY HISTORICAL      PRO FORMA       ENDED          ENDED
                             ------------------------------------   ----------    MARCH 31,      MARCH 31,
                                1997         1998      1999(1)(2)    1999(1)       2000(3)        2000(3)
                             ----------   ----------   ----------    -------     ------------   ------------
                                                  (IN THOUSANDS, EXCEPT PER UNIT DATA)
INCOME STATEMENT DATA:
  Total operating
    revenues...............  $1,801,832   $1,584,320   $3,458,310   $5,574,580    $1,451,211     $2,050,798
  Total cost and
    expenses...............   1,675,885    1,538,445    3,353,539    5,312,987     1,399,289      1,908,789
  Earnings before interest
    and tax................     135,731       57,720      127,273      288,931        58,681        151,977
  Interest expense.........      51,113       52,403       52,915      171,613        14,477         42,904
  Net income...............      51,238        2,028       43,329       63,502        26,852         64,938

OTHER DATA:
  EBITDA(4)................  $  203,432   $  133,293   $  258,061   $  556,328    $   96,580     $  220,247
  Gas transported and/or
    processed (TBtu/d).....         3.4          3.6          5.1          7.3           6.0            7.9
  NGL production (MBbl/d)..         108          110          192          400           231            415

MARKET DATA:
  Average NGL price (per
    gallon)(5).............        $.35         $.26         $.34         $.33          $.50           $.50
  Average natural gas price
    (per MMBtu)(6).........       $2.59        $2.11        $2.27        $2.27         $2.52          $2.52

BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets.............  $1,639,806   $1,770,838   $3,471,835                 $6,312,292     $6,089,567
  Long-term debt...........  $  101,600   $  101,600   $  101,600                 $       --(7)  $       --(7)


---------------

(1) Includes $34.0 million of losses from risk management activities recorded in total operating revenues. Duke Energy commenced risk management activities for its midstream natural gas business at the end of 1998. Activity for periods prior to 1999 was not significant.


(2) Includes the results of operations of Union Pacific Fuels for the nine months ended December 31, 1999. Union Pacific Fuels was acquired by the Predecessor Company on March 31, 1999.


(3) Includes $46.7 million of losses from risk management activities recorded in total operating revenues.



(4) EBITDA consists of income from continuing operations before interest expense, income tax expense, and depreciation and amortization expense, less interest income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(5) Based on index prices from the Mont Belvieu, Texas and Conway, Kansas market hubs that are weighted by our component and location mix for the periods indicated.



(6) Based on the NYMEX Henry Hub prices for the periods indicated.



(7) We expect to have $2.1 billion of short-term indebtedness outstanding after the offerings and expect to convert a significant portion of this short-term debt to long-term debt as market conditions permit. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

                      ADDITIONAL FINANCIAL AND OTHER DATA



     The following table sets forth additional financial and other data of our company. The additional financial and other data set forth below give effect to the Combination and the transfer to our company of additional midstream natural gas assets acquired by Duke Energy or Phillips immediately prior to consummation of the Combination, which were completed on March 31, 2000 and to the acquisition of Union Pacific Fuels, which occurred on March 31, 1999, as if each occurred on January 1, 1995.



     The additional financial and other data set forth below should not be considered to be indicative of:



     - actual results that would have been realized had the Combination and the acquisition of Union Pacific Fuels actually occurred on January 1, 1995; or



     - results of our future operations.



The data should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus.



                                                                                               THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                               MARCH 31,
                          --------------------------------------------------------------   --------------------------
                             1995         1996         1997         1998       1999(1)       1999(2)        2000(2)
                          ----------   ----------   ----------   ----------   ----------   ------------   -----------
                                                     (IN THOUSANDS, EXCEPT PER UNIT DATA)
INCOME STATEMENT DATA:
Total operating
  revenues..............  $2,413,871   $3,998,273   $4,769,072   $4,302,697   $5,574,580     $959,000     $2,050,798
Costs of natural gas and
  petroleum products....   1,729,278    2,976,059    3,798,465    3,527,533    4,554,776      762,000      1,703,092
                          ----------   ----------   ----------   ----------   ----------     --------     ----------
Gross margin............  $  684,593   $1,022,214   $  970,607   $  775,164   $1,019,804     $197,000     $  347,706
                          ==========   ==========   ==========   ==========   ==========     ========     ==========
OTHER DATA:
Gas transported and/or
  processed (TBtu/d)....         5.4          6.5          7.5          7.3          7.3          7.0            7.9
NGLs
  production(MBbl/d)....         277          313          358          373          400          382            415
MARKET DATA:
Average NGL price (per
  gallon)(3)............        $.28         $.38         $.34         $.25         $.33         $.22           $.50
Average natural gas
  (price per
  MMBtu)(4).............       $1.64        $2.59        $2.59        $2.11        $2.27        $1.75          $2.52


---------------


(1) Includes $34.0 million of losses from risk management activities recorded in total operating revenues. Duke Energy commenced risk management activities for its midstream natural gas business at the end of 1998. Activity for periods prior to 1999 was not significant.



(2) Includes $4.0 million of hedging gain and $46.7 million of hedging loss for the three months ended March 31, 1999 and 2000, respectively.



(3) Based on index prices from the Mont Belvieu and Conway market hubs that are weighted by our component and location mix for the periods indicated.



(4) Based on the NYMEX Henry Hub prices for the periods indicated.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in our company. As a stockholder, you will be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may increase or decrease and you could suffer a loss. You should carefully consider the risks described below as well as the other information contained in this prospectus. Additional risks currently not known to us or that we currently deem immaterial may also impair our business operations.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

     OUR BUSINESS IS DEPENDENT UPON PRICES AND MARKET DEMAND FOR OIL, NATURAL GAS AND NGLS, WHICH ARE BEYOND OUR CONTROL AND HAVE BEEN EXTREMELY VOLATILE.


     We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of NGLs that we own as a result of our processing activities. For example, based upon our portfolio of supply contracts in 1999, and excluding the effects of our commodities risk management program, a decrease of $.01 per gallon in the price of NGLs and of $.10 per million Btus in the average price of natural gas throughout 1999 would have resulted in changes in pre-tax net income of approximately ($24) million and $1 million, respectively. In the past, the prices of residue gas and NGLs have been extremely volatile and we expect this volatility to continue.



     The markets and prices for residue gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:


     - the impact of weather on the demand for oil and natural gas;

     - the level of domestic oil and natural gas production;

     - the availability of imported oil and natural gas;

     - the availability of local, intrastate and interstate transportation systems;

     - the availability and marketing of competitive fuels;

     - the impact of energy conservation efforts; and

     - the extent of governmental regulation and taxation.


     WE MUST CONTINUALLY COMPETE FOR RAW NATURAL GAS SUPPLY, AND OUR SUCCESS DEPENDS UPON THE AVAILABLE SUPPLY OF RAW NATURAL GAS.


     In order to maintain or increase throughput levels in our raw natural gas gathering systems and asset utilization rates at our processing plants, we must continually contract for new raw natural gas supplies to offset natural declines in connected supplies of raw natural gas. Our future growth will depend, in part, upon whether we can contract for additional supplies at a greater rate than the rate of natural decline in our currently connected supplies. The primary factors affecting our ability to connect new wells to our gathering facilities include our success in contracting for existing producing raw natural gas supplies that are not committed to other systems and the level of drilling activity near our gathering systems. Drilling activity generally increases (or decreases) as oil and natural gas prices increase (or decrease). Our industry is highly competitive, and we cannot assure you that we will be able to obtain additional contracts for raw natural gas supplies.

     Our results are materially affected by the volume of raw natural gas processed at our facilities and asset utilization rates. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. A material decrease in natural gas production for a prolonged period in the areas where our gathering facilities are located, as a result of depressed commodity prices or otherwise, likely would have a material adverse effect on our results of operations and financial position.

     BECAUSE WE ARE A NEWLY COMBINED COMPANY WITH NO COMBINED OPERATING HISTORY, NEITHER OUR HISTORICAL NOR OUR PRO FORMA FINANCIAL AND OPERATING DATA MAY BE REPRESENTATIVE OF OUR FUTURE RESULTS.

     We are a newly combined company with no combined operating history. Our lack of a combined operating history may make it difficult to forecast our future operating results. Our historical financial statements included in this prospectus reflect the historical results of operations, financial position and cash flows of the midstream natural gas businesses of Duke Energy prior to the Combination. The unaudited pro forma financial information included in this prospectus are based on the two separate midstream businesses of Duke Energy and Phillips prior to the Combination, each of which were managed separately prior to the Combination. As a result, the historical and pro forma information may not give you an accurate indication of what our actual results would have been if the Combination had been completed at the beginning of the periods presented or of what our future results of operations are likely to be. In addition, our future results will depend on our ability to integrate our operations, efficiently manage our combined facilities and execute our business strategy.

     A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY IS ACQUISITIONS, AND WE MAY NOT BE ABLE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY.

     Our business strategy has emphasized growth through strategic acquisitions, but we cannot assure you that we will be able to continue to identify attractive or willing acquisition candidates or that we will be able to acquire these candidates on economically acceptable terms. Competition for acquisition opportunities in our industry exists and may increase. Any increase in the level of competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

     Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals, including those under federal and state antitrust laws. Our ability to grow through acquisitions and manage such growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could have a material adverse effect on our financial condition, results of operations and business. Pursuit of our acquisition strategy may cause our financial position and results of operations to fluctuate significantly from period to period.

     GROWING OUR BUSINESS BY CONSTRUCTING NEW PIPELINES AND PROCESSING FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT RAW NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE FACILITIES.

     One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new processing facilities. The construction of gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited raw natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough raw natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

     WE OPERATE IN HIGHLY COMPETITIVE MARKETS IN COMPETITION WITH A NUMBER OF DIFFERENT COMPANIES.

     We face strong competition in our geographic areas of operations. Our competitors include major integrated oil companies, interstate and intrastate pipelines and raw natural gas gatherers and processors. Some of our competitors offer more services or have greater financial resources and access to larger raw natural gas supplies than we do. We compete with integrated companies that have greater access to raw natural gas supply and are less susceptible to fluctuations in price or volume, and some of our competitors that have greater financial resources may have an advantage in competing for acquisitions or other new business opportunities.

     FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

     While the Federal Energy Regulatory Commission, or FERC, does not directly regulate the major portions of our operations, federal regulation, directly or indirectly, influences certain aspects of our business and the market for our products. As a raw natural gas gatherer and not an operator of interstate transmission pipelines, we generally are exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect rights of access to natural gas transportation capacity.


     While state public utility commissions do not regulate our business, state and local regulations do affect our business. We are subject to ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes also have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of raw natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of raw natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Oklahoma, Kansas and Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, and the "rural gathering exemption" under that statute that our gathering facilities currently enjoy may be restricted in the future. The "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center. See "Business -- Regulation."


     OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.


     Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the clean up of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.


     There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us.

     Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

     OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

     Our operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of raw natural gas and NGLs and storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition. See
"Business -- Insurance."


     OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS HAS IN THE PAST AND COULD IN THE FUTURE RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.


     We use futures and option contracts traded on the New York Mercantile Exchange and over-the-counter options and price and basis swaps with other natural gas merchants and financial institutions. Use of these instruments is intended to reduce our exposure to short-term volatility in commodity prices. We could, however, incur financial losses or fail to recognize the full value of a market opportunity as a result of volatility in the market values of the underlying commodities or if one of our counterparties fails to perform under a contract.


     Duke Energy has conducted our commodity risk management activities since late 1998. Prior to that time, we did not engage in significant commodity risk management activities. In the past, Duke Energy used crude oil price swaps to hedge a portion of our exposure to decreasing NGL prices and generally increased the level of hedging as prices increased. This strategy resulted in a $34.0 million hedging loss in 1999 and a $46.7 million hedging loss in the first quarter of 2000 due to crude oil prices rising above the level at which they were hedged. Effective with the Combination, we began conducting our commodity risk management activities independent of Duke Energy. We anticipate that we will generally hedge a lower percentage of our cash flows compared to the historical hedging levels undertaken by Duke Energy on our behalf.


     For additional information about our risk management activities, including our use of derivative financial instruments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Qualitative and Quantitative Disclosure about Market Risk."

     OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.


     We depend on the continued employment and performance of Jim W. Mogg, Michael J. Panatier, Mark A. Borer, Michael J. Bradley, David D. Frederick, Robert F. Martinovich, William W. Slaughter and Martha B. Wyrsch. We have entered into an employment agreement with Mr. Panatier and a consulting agreement with Mr. Slaughter. See "Management -- Employment and Consulting Agreements." If our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any officers. See "Management."


RISKS RELATED TO OUR RELATIONSHIP WITH DUKE ENERGY AND PHILLIPS

     DUKE ENERGY AND PHILLIPS WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTING AND MAY EXERCISE THEIR VOTING POWER IN A MANNER ADVERSE TO YOU.


     After the offerings, Duke Energy and Phillips will together hold approximately 81.24% of the outstanding common stock in our company. The exact allocation of these shares between Duke Energy and Phillips will be determined based on the average of the closing prices of our common stock on the New York Stock Exchange Composite Tape on its first five trading days. Assuming that the five-day average is the same as the assumed initial public offering price, after the offerings Duke Energy will indirectly own approximately 58.65% (57.05% if the underwriters fully exercise their over-allotment option) and Phillips will indirectly own approximately 22.59% (21.97% if the underwriters fully exercise their over-allotment option) of our outstanding common stock. Although the exact allocation between Duke Energy and Phillips may vary, upon completion of the offerings, Duke Energy will, in any event, control our company through its share ownership and representation on our Board of Directors.


     Accordingly, Duke Energy and Phillips are in a position to control the outcome of matters requiring a stockholder vote, including the election of directors, adoption of an amendment to our certificate of incorporation or bylaws or approving transactions involving a change of control. In addition, our certificate of incorporation grants each of Duke Energy and Phillips the right to purchase shares of common stock in our future public offerings in an amount sufficient to maintain its percentage ownership in our company so long as each owns at least 20% of our common stock.

     Duke Energy and Phillips have agreed to vote their shares of common stock in a manner that ensures that seven designees of Duke Energy (two of whom are required to be independent directors) and four designees of Phillips (one of whom is required to be an independent director) are elected to our Board of Directors. Our bylaws require the approval of at least eight of our 11 directors for authorization of a variety of corporate actions, including significant acquisitions, dispositions, capital expenditures and borrowings. As a result, Duke Energy and Phillips have the ability to control our policies, management and affairs, including decisions regarding the acquisition or disposition of assets, business combinations, issuances of common stock and the declaration of dividends. For example, Duke Energy and Phillips could prevent transactions that would dilute their respective ownership interests in our company, including prospective acquisitions that we would finance by issuing shares of our common stock. The interests of Duke Energy and Phillips may differ from yours, and they may vote their common stock in a manner that may adversely affect you.

     SEVERAL OF OUR DIRECTORS AND OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OR OFFICERS OF DUKE ENERGY, PHILLIPS OR THE GENERAL PARTNER OF TEPPCO.


     After completion of the offerings, five of our directors also will be past or current directors or officers of Duke Energy, four of the directors will be past or current directors or officers of Phillips and four of our directors or officers will be directors of the general partner of TEPPCO, a situation that may create conflicts of interest. These directors and officers have dual responsibilities. Directors and officers of Duke Energy and Phillips have fiduciary duties to manage Duke Energy and Phillips, including their investments in subsidiaries and affiliates such as us, in a manner beneficial to Duke Energy and Phillips and their stockholders. Directors and officers of the general partner of TEPPCO have fiduciary duties to manage the business of TEPPCO in a manner beneficial to TEPPCO and its unitholders, including its public unitholders. As directors and officers of our company, they also have fiduciary duties to manage us in a manner beneficial to us and our stockholders. Their duties as directors or officers of Duke Energy, Phillips or the general partner of TEPPCO may conflict with their duties as directors of our company with respect to corporate opportunities, business dealings among Duke Energy, Phillips, TEPPCO and us and other corporate matters. For example, Duke Energy, Phillips, TEPPCO and our company are engaged in related lines of business, and we may have similar acquisition strategies. As a result, conflicts may arise because acquisition opportunities that may be beneficial to more than one company may be presented to our officers or directors who are also officers or directors of Duke Energy, Phillips or the general partner of TEPPCO. Other conflicts of interest may arise in the future as a result of the extensive relationships among our company, Duke Energy, Phillips and TEPPCO. The resolution of these conflicts may not always be in our or our stockholders' best interest.


     OUR BUSINESS OPPORTUNITIES COULD BE LIMITED BECAUSE DUKE ENERGY, PHILLIPS AND THEIR RESPECTIVE AFFILIATES MAY COMPETE WITH US IN MIDSTREAM NATURAL GAS ACTIVITIES, AND WE MAY ONLY ENGAGE IN THE LIMITED ACTIVITIES DESCRIBED IN THIS PROSPECTUS.

     Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada and the marketing of NGLs in Mexico and does not permit us to pursue other potentially profitable activities. Duke Energy and its affiliates are permitted to engage in the midstream natural gas industry and related businesses, even if it has a negative competitive effect on us. We cannot amend these provisions of our certificate of incorporation without Duke Energy's prior consent, which Duke Energy may withhold at its sole discretion. Phillips also has retained midstream natural gas assets in its exploration and production organization and is permitted to engage in the midstream natural gas industry and related businesses, even if it has a negative competitive effect on our company.

     DUKE ENERGY'S OWNERSHIP INTEREST AND PROVISIONS CONTAINED IN OUR CERTIFICATE OF INCORPORATION COULD DISCOURAGE A TAKEOVER ATTEMPT, WHICH MAY REDUCE OR ELIMINATE THE LIKELIHOOD OF A CHANGE OF CONTROL TRANSACTION AND, THEREFORE, YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM.

     In addition to Duke Energy's controlling position, provisions contained in our certificate of incorporation, such as limitations on stockholder proposals at meetings of stockholders and the inability of stockholders to call special meetings, could make it more difficult for a third party to acquire control of our Company, even if some of our stockholders considered such a change of control to be beneficial. Our certificate of incorporation also authorizes our Board of Directors to issue preferred stock without stockholder approval. If our Board of Directors elects to issue preferred stock, it could make it even more difficult for a third party to acquire us, which may reduce or eliminate your ability to sell your shares of common stock at a premium. See "Description of Capital Stock."

     OUR COSTS RELATED TO CORPORATE SERVICES COULD INCREASE AS OUR RELATIONSHIP WITH DUKE ENERGY OR PHILLIPS CHANGES IN THE FUTURE.

     We have entered into agreements with Duke Energy and Phillips under which Duke Energy and Phillips provide corporate support services to us. Our agreements with Duke Energy and Phillips expire, unless extended, on December 31, 2000. Replacing such services, either internally or through third-party providers, may cause disruptions in our operations or result in costs in excess of our historical costs for similar services.

     PHILLIPS HAS NOT YET COMPLETELY TRANSFERRED TO US RECORD TITLE TO ALL OF ITS MIDSTREAM ASSETS THAT WERE TRANSFERRED TO US IN THE COMBINATION. IN THE EVENT OF A BANKRUPTCY OF PHILLIPS, WE MAY NOT BE ABLE TO OBTAIN RECORD TITLE TO THESE ASSETS.

     Although Phillips has transferred to us the midstream natural gas assets it contributed in the Combination, Phillips and its affiliates continue to hold record title to some of the real property for our benefit. Although Phillips is in the process of transferring record title to us, the process may not be completed for some time. In the event of a Phillips bankruptcy before record title has been conveyed to us, we may have difficulty or be unable to obtain record title to these properties. The failure to complete this planned record title transfer could have a material adverse effect on our business, operations and financial results.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK


     YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



     The initial public offering price is substantially higher than the pre-offering net tangible book value per share of our common stock. Purchasers of our common stock in the offerings will experience immediate and substantial dilution. The dilution to new investors will be approximately $7.53 per share in net tangible book value. See "Dilution."


     THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND THE PRICE OF OUR STOCK MAY BE SUBJECT TO FLUCTUATIONS.

     No market for our common stock existed prior to this offering, and although we have applied to have our shares of common stock listed on the New York Stock Exchange, we cannot assure you that a viable trading market for our common stock will develop or be sustained.

     The initial public offering price was determined by negotiations among us, Duke Energy and the underwriters based on numerous factors. The market price of our common stock after this offering may vary from the initial public offering price, and you may not be able to resell your shares at or above the initial public offering price. The market price of our common stock is likely to be volatile and could be subject to fluctuations in response to factors such as the following, most of which are beyond our control:

     - operating results that vary from the expectations of securities analysts and investors;

     - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     - the operations, regulatory, market and other risks discussed in this section;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - announcements by third parties of significant claims or proceedings against us; and

     - future sales of our common stock.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

     FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS COULD DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock after the offerings could adversely affect the market price of our common stock by introducing a significant increase in the supply of common stock to the market. This increased supply could cause the market price of our common stock to decline significantly.


     After the offerings, we will have outstanding 140,752,211 shares of common stock, and we will have reserved 4,000,000 shares of common stock for issuance under our 2000 Long-Term Incentive Plan. All the shares of common stock sold in the offerings will be freely tradable without restriction or further registration under the federal securities laws unless purchased by one of our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining shares of outstanding common stock, including shares held by Duke Energy, Phillips and their affiliates, will be "restricted securities" under the Securities Act and will be subject to restrictions on the timing, manner and volume of sales of restricted shares.



     In connection with the offerings, we and our officers and directors, as well as Duke Energy and Phillips, have agreed not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. The lock-up to which we are a party does not apply to our securities issued under our existing benefit plans, including our 2000 Long-Term Incentive Plan. The lock-up to which Duke Energy, Phillips and our officers and directors are a party does not apply to our securities acquired by them in open market transactions after completion of the offerings. Morgan Stanley & Co. Incorporated has sole discretion to waive any of the provisions of any of these lock-up agreements. Upon expiration of the lock-up period, the shares outstanding and owned by Duke Energy, Phillips and their affiliates may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act. Under a registration rights agreement between Duke Energy, Phillips and our company, Duke Energy, Phillips and their affiliates have the right to require us to register their shares of our common stock following the lock-up period. The possibility that Duke Energy, Phillips or any of their or our affiliates may dispose of shares of our common stock, or the announcement or completion of any such transaction, could have an adverse effect on the market price of our common stock. See "Shares Eligible for Future Sale."



             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS


     This prospectus contains statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast" and other similar words.

     All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.


     The forward-looking statements in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited to, those listed in the "Risk Factors" section and elsewhere in this prospectus.


     In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this prospectus might not occur or might occur to a different extent or at a different time than described in this prospectus. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


     We expect the net proceeds to us from the offerings to be approximately $521 million ($600 million if the underwriters fully exercise their over-allotment option).



     We intend to use the net proceeds that we receive from the offerings to repay outstanding commercial paper. The proceeds of the commercial paper were used to make one-time cash distributions of approximately $1.5 billion to Duke Energy and approximately $1.2 billion to Phillips and for working capital requirements. At April 30, 2000, our outstanding commercial paper had maturity dates ranging from one day to 70 days, with annual interest rates ranging from 6.20% to 6.45%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Combination" and "-- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     Following consummation of the offerings, we currently anticipate paying quarterly cash dividends on our common stock. Subject to attaining earnings sufficient to pay such dividends and meet our other cash needs, our Board of Directors currently intends to declare and pay an initial quarterly dividend of $.06 per share of common stock payable October 16, 2000 to holders of record on September 29, 2000. We expect cash flow from operations to be sufficient to fund this dividend. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The declaration, amount and payment of dividends are at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, cash requirements for our business, future prospects and other factors determined to be relevant by our Board of Directors, as well as the effect of any restrictive covenants in our credit agreements and debt instruments. We cannot assure you that dividends will be paid in the future nor can we assure you as to the amount of any dividends.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after the offerings. Considering the exchange of Phillips' member interest in Field Services LLC for our common stock in connection with the offerings, all book value determinations reflect minority interest prior to the offerings as stockholders' equity. We calculate net book value per share by dividing the net assets (total assets less liabilities) by the number of shares outstanding before the offerings. We calculate net tangible book value per share by dividing the net tangible assets (total assets less liabilities and net intangible assets) by the number of shares of common stock outstanding before the offerings.



     Our net book value and net tangible book value as of March 31, 2000 were approximately $16.06 and $10.82 per share, respectively. Without taking into account any changes in net book value or net tangible book value after March 31, 2000, other than to give effect to the offerings (at an assumed initial public offering price per share of $21.00), the application of the estimated net proceeds from the offerings and deferred tax adjustments to intangibles, the pro forma net book value of the common stock as of March 31, 2000 would have been approximately $2,357.4 million, or $16.76 per share, and the pro forma net tangible book value of the common stock as of such date would have been approximately $1,894.8 million, or $13.47 per share. Assuming the offerings had occurred at March 31, 2000, an immediate increase in net book value of $.70 per share to the existing stockholders and an immediate pro forma dilution of $4.24 per share to new investors would have occurred. The following table shows the effect of the offerings as if the offerings had occurred at March 31, 2000 and illustrates the immediate increase in pro forma net tangible book value of $2.65 per share to the existing stockholders and an immediate pro forma dilution of $7.53 per share to new investors:



Assumed initial public offering price per share...........             $21.00
  Net tangible book value per share as of March 31,
     2000.................................................  $10.82
  Increase in net tangible book value per share
     attributable to the offerings........................    2.65
                                                            ------
Pro forma net tangible book value per share as of March
  31, 2000 after giving effect to the offerings...........              13.47
                                                                       ------
Pro forma dilution per share to new investors.............             $ 7.53
                                                                       ======



     The foregoing table assumes the underwriters do not exercise their overallotment option, and it does not reflect restricted stock awards for approximately 110,500 shares of common stock expected to be issued concurrently with the offerings. Assuming all the restricted stock awards are granted, pro forma net tangible book value per share would decrease $.01 per share to $13.46 per share.



     The following table shows, on a pro forma as adjusted basis at March 31, 2000, the number of shares of common stock owned and the average price paid per share by the existing stockholders (based on net book value) and by new investors purchasing common stock from us in the offerings:



                                        SHARES PURCHASED         TOTAL CONSIDERATION
                                     -----------------------   -----------------------   AVERAGE PRICE
                                        NUMBER       PERCENT      AMOUNT       PERCENT     PER SHARE
                                     -------------   -------   -------------   -------   -------------
                                     (IN MILLIONS)             (IN MILLIONS)
Existing stockholders (including
  anticipated restricted stock
  awards)..........................      114.5         81.3%     $1,836.9       76.9%       $16.05
New investors......................       26.3         18.7         552.3       23.1         21.00
                                         -----        -----      --------       ----        ------
     Total.........................      140.8        100.0%     $2,389.2        100%       $16.97
                                         =====        =====      ========       ====        ======

                                 CAPITALIZATION


     The following table sets forth the total capitalization of our company as of March 31, 2000:


     - on a historical basis; and


     - on a pro forma basis giving effect to:



        - the financing of the Combination;



        - the merger of the subsidiary of Phillips that indirectly holds Phillips' minority interest into our company concurrently with the offerings and the resulting issuance of shares of our common stock to Phillips; and



        - the sale of 26,300,000 shares of our common stock in the offerings and the application of the estimated net proceeds from the offerings.


You should read the information below in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.


                                                                        AS OF
                                                                   MARCH 31, 2000
                                                              -------------------------
                                                              HISTORICAL     PRO FORMA
                                                              ----------     ----------
                                                                   (IN THOUSANDS)
Short term debt.............................................  $2,744,319(1)  $2,138,400(2)
                                                              ==========     ==========
Minority interest...........................................  $  521,705     $       --
Stockholders' equity:
  Common stock, $1.00 par value per share, 1,000 shares
     authorized, 1,000 shares issued and outstanding
     historical, $.01 par value per share, 500,000,000
     shares authorized, 140,752,211 shares issued and
     outstanding as adjusted................................           1            408
  Paid-in capital...........................................   1,115,241      2,156,020
  Retained earnings.........................................     199,943        199,943
                                                              ----------     ----------
     Total stockholders' equity.............................   1,315,185      2,357,371
                                                              ----------     ----------
     Total capitalization...................................  $1,836,890     $2,357,371
                                                              ==========     ==========


---------------


(1) Represents distributions payable to Duke Energy and Phillips in connection with the Combination.



(2) Represents outstanding commercial paper issued on April 3, 2000 to pay the distributions payable to Duke Energy and Phillips, net of reductions resulting from the use of proceeds of the offerings.

                       SELECTED HISTORICAL AND PRO FORMA
                       COMBINED FINANCIAL AND OTHER DATA


     The following table sets forth selected historical financial and other data for the Predecessor Company. The historical income statement data and cash flow data for each of the three years ended December 31, 1999 and the historical balance sheet data as of December 31 in each of those three years have been derived from the Predecessor Company's audited historical financial statements. The historical financial information for 1995 and 1996 and the three months ended March 31, 1999 and 2000 is derived from unaudited financial statements. The historical data set forth below relates only to the Predecessor Company and does not reflect the results of operations or financial condition of the Phillips businesses transferred to us in the Combination. In addition, the following table sets forth selected pro forma financial and other data, which reflect the historical results of operations of the Predecessor Company, adjusted for:



     - the acquisition of the midstream natural gas business of Phillips in the Combination;



     - the acquisition of Union Pacific Fuels;



     - incurrence of indebtedness to fund the cash distributions to Duke Energy and Phillips in connection with the Combination as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"



     - the offerings and the expected application of the estimated proceeds;



     - the transfer to our company of additional midstream natural gas assets acquired by Duke Energy prior to consummation of the Combination; and



     - the transfer to our company of the general partner of TEPPCO;



as if all had occurred as of January 1, 1999 for income statement purposes and March 31, 2000 for balance sheet purposes. The data should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus. The pro forma data set forth below are not necessarily indicative of results that may occur in the future.



                                                     PREDECESSOR COMPANY HISTORICAL                   PRO FORMA
                                      -------------------------------------------------------------   ----------
                                        1995        1996         1997         1998      1999(1)(2)     1999(1)
                                      --------   ----------   ----------   ----------   -----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
ANNUAL INCOME STATEMENT DATA:
Operating revenues:
  Sales of natural gas and petroleum
    products........................  $752,880   $1,321,111   $1,700,029   $1,469,133   $ 3,310,260   $5,268,927
  Transportation, storage and
    processing......................    52,308       70,577      101,803      115,187       148,050      305,653
                                      --------   ----------   ----------   ----------   -----------   ----------
         Total operating revenues...   805,188    1,391,688    1,801,832    1,584,320     3,458,310    5,574,580
Costs and expenses:
  Natural gas and petroleum
    products........................   601,533    1,070,805    1,468,089    1,338,129     2,965,297    4,554,776
  Operating and maintenance.........    65,458       93,838      104,308      113,556       181,392      393,134
  Depreciation and amortization.....    37,281       55,500       67,701       75,573       130,788      267,397
  General and administrative........    20,576       43,871       36,023       44,946        73,685       96,210
  Net (gain) loss on sale of
    assets..........................    (9,029)      (2,350)        (236)     (33,759)        2,377        1,470
                                      --------   ----------   ----------   ----------   -----------   ----------
         Total costs and expenses...   715,819    1,261,664    1,675,885    1,538,445     3,353,539    5,312,987
Operating income....................    89,369      130,024      125,947       45,875       104,771      261,593
Equity in earnings of unconsolidated
  affiliates........................     1,660        2,997        9,784       11,845        22,502       27,338
                                      --------   ----------   ----------   ----------   -----------   ----------
Earnings before interest and tax....    91,029      133,021      135,731       57,720       127,273      288,931
Interest expense....................    20,115       12,747       51,113       52,403        52,915      171,613
                                      --------   ----------   ----------   ----------   -----------   ----------
Earnings before income tax..........    70,914      120,274       84,618        5,317        74,358      117,318
Income tax..........................    37,299       35,665       33,380        3,289        31,029       53,816
                                      --------   ----------   ----------   ----------   -----------   ----------
Net income..........................  $ 33,615   $   84,609   $   51,238   $    2,028   $    43,329   $   63,502
                                      ========   ==========   ==========   ==========   ===========   ==========
Earnings per share(3)...............                                                                  $      .45
                                                                                                      ==========

                                                     PREDECESSOR COMPANY HISTORICAL                   PRO FORMA
                                      -------------------------------------------------------------   ----------
                                        1995        1996         1997         1998      1999(1)(2)     1999(1)
                                      --------   ----------   ----------   ----------   -----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
OTHER DATA:
Cash flow data:
  Cash flow from operations.........                          $  173,357   $   40,409   $   173,136
  Cash flow from investing
    activities......................                            (138,021)    (203,625)   (1,571,446)
  Cash flow from financing
    activities......................                             (35,061)     162,514     1,398,934
Acquisitions and other capital
  expenditures......................  $183,531   $  524,730   $  121,978   $  185,479   $ 1,570,083   $  429,847
EBITDA(4)...........................  $128,310   $  188,521   $  203,432   $  133,293   $   258,061   $  556,328
Gas transported and/or processed
  (TBtu/d)..........................       1.9          2.9          3.4          3.6           5.1          7.3
NGLs production(MBbl/d).............        55           79          108          110           192          400

MARKET DATA:
Average NGLs price per gallon(5)....      $.29         $.39         $.35         $.26          $.34         $.33
Average natural gas price per
  MMBtu(6)..........................     $1.64        $2.59        $2.59        $2.11         $2.27        $2.27
BALANCE SHEET DATA (END OF PERIOD):
Total assets........................  $917,831   $1,459,416   $1,649,213   $1,770,838   $ 3,471,835
Long-term debt......................  $101,600   $  101,600   $  101,600   $  101,600   $   101,600



                                                                 THREE MONTHS ENDED MARCH 31,
                                                      ---------------------------------------------------
                                                      PREDECESSOR COMPANY HISTORICAL           PRO FORMA
                                                      -------------------------------          ----------
                                                        1999(8)             2000(8)             2000(8)
                                                      -----------          ----------          ----------
                                                             (IN THOUSANDS, EXCEPT PER UNIT DATA)
QUARTERLY INCOME STATEMENT DATA:
Operating revenues:
  Sales of natural gas and petroleum products.......  $   305,152          $1,415,465          $2,005,449
  Transportation, storage and processing............       29,845              35,746              45,349
                                                      -----------          ----------          ----------
         Total operating revenues...................      334,997           1,451,211           2,050,798
Costs and expenses:
  Natural gas and petroleum products................      272,530           1,278,511           1,703,092
  Operating and maintenance.........................       29,096              49,039              99,424
  Depreciation and amortization.....................       20,029              37,899              68,270
  General and administrative........................       16,112              29,701              33,952
  Net (gain) loss on sale of assets.................          (42)              4,139               4,051
                                                      -----------          ----------          ----------
         Total costs and expenses...................      337,725           1,399,289           1,908,789
                                                      -----------          ----------          ----------
Operating income....................................       (2,728)             51,922             142,009
Equity in earnings of unconsolidated affiliates.....        3,286               6,759               9,968
                                                      -----------          ----------          ----------
Earnings before interest and tax....................          558              58,681             151,977
Interest expense....................................      (12,445)            (14,477)            (42,904)
                                                      -----------          ----------          ----------
Earnings before income tax..........................      (11,887)             44,204             109,073
Income tax..........................................       (3,366)             17,352              44,135
                                                      -----------          ----------          ----------
Net income (loss)...................................  $    (8,521)         $   26,852          $   64,938
                                                      ===========          ==========          ==========
Earnings per share(3)...............................                                           $      .46
                                                                                               ==========
OTHER DATA:
EBITDA(4)...........................................  $    20,587          $   96,580          $  220,247
Gas transported and/or processed (TBtu/d)...........          3.4                 6.0                 7.9
NGLs production(MBbl/d).............................          108                 231                 415

MARKET DATA:
Average NGLs price per gallon(5)....................  $       .23          $      .50          $      .50
Average natural gas price per MMBtu(6)..............  $      1.75          $     2.52          $     2.52
BALANCE SHEET DATA (END OF PERIOD):
Total assets........................................                       $6,312,292          $6,089,567
Long-term debt......................................                       $       --(7)       $       --(7)

                                                                                      THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                 MARCH 31,
                                             ------------------------------------   -----------------------
                                                1997         1998      1999(1)(2)    1999(8)      2000(8)
                                             ----------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
HISTORICAL SEGMENT INFORMATION:
Operating revenues:
  Natural gas..............................  $1,683,483   $1,497,901   $2,483,197   $  308,326   $  899,214
  NGLs.....................................     423,680      309,380    1,365,577       72,582      798,816
  Intersegment.............................    (305,331)    (222,961)    (390,464)     (45,911)    (246,819)
                                             ----------   ----------   ----------   ----------   ----------
         Total operating revenues..........  $1,801,832   $1,584,320   $3,458,310   $  334,997   $1,451,211
                                             ==========   ==========   ==========   ==========   ==========
Margin:
  Natural gas..............................  $  334,129   $  243,787   $  459,843   $   61,711   $  147,856
  NGLs.....................................        (386)       2,404       33,170          756       24,844
                                             ----------   ----------   ----------   ----------   ----------
         Total margin......................  $  333,743   $  246,191   $  493,013   $   62,467   $  172,700
                                             ==========   ==========   ==========   ==========   ==========
EBITDA(4):
  Natural gas..............................  $  239,841   $  175,835   $  298,698   $   35,957   $  101,741
  NGLs.....................................        (386)       2,404       33,048          742       24,540
  Corporate................................     (36,023)     (44,946)     (73,685)     (16,112)     (29,701)
                                             ----------   ----------   ----------   ----------   ----------
         Total EBITDA......................  $  203,432   $  133,293   $  258,061   $   20,587   $   96,580
                                             ==========   ==========   ==========   ==========   ==========
EBIT(4):
  Natural gas..............................  $  174,248   $  102,365   $  179,273   $   16,501   $   67,711
  NGLs.....................................        (386)       2,404       23,975          742       21,513
  Corporate................................     (38,131)     (47,049)     (75,975)     (16,685)     (30,543)
                                             ----------   ----------   ----------   ----------   ----------
         Total EBIT........................  $  135,731   $   57,720   $  127,273   $      558   $   58,681
                                             ==========   ==========   ==========   ==========   ==========
Total assets:
  Natural gas..............................               $1,505,111   $2,754,447                $5,329,520
  NGLs.....................................                    5,137      225,702                   191,337
  Corporate................................                  260,590      491,686                   791,435
                                                          ----------   ----------                ----------
         Total assets......................               $1,770,838   $3,471,835                $6,312,292
                                                          ==========   ==========                ==========


---------------


(1) Includes $34.0 million of hedging losses recorded in total operating revenues. Duke Energy commenced risk management activities associated with its midstream natural gas business at the end of 1998. Activity for periods prior to 1999 was not significant.


(2) Includes the results of operations of Union Pacific Fuels for the nine months ended December 31, 1999. Union Pacific Fuels was acquired by the Predecessor Company on March 31, 1999.

(3) Earnings per share is not presented for historical periods since the Predecessor Company was an indirect wholly owned subsidiary of Duke Energy. Pro forma earnings per share reflects outstanding shares after the Combination and the anticipated issuance of common stock from the offerings.


(4) EBITDA consists of income from continuing operations before interest expense, income tax expense, and depreciation and amortization expense, less interest income. EBIT consists of income from continuing operations before interest expense and income tax expense, less interest income. Neither EBITDA nor EBIT is a measurement presented in accordance with generally accepted accounting principles. You should not consider either measure in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(5) Based on index prices from the Mont Belvieu and Conway market hubs that are weighted by our component and location mix for the periods indicated.



(6) Based on the NYMEX Henry Hub prices for the periods indicated.



(7) We expect to have $2.1 billion of short-term indebtedness outstanding after the offerings and expect to convert a significant portion of this short-term debt to long-term debt as market conditions permit. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."



(8) Includes $4.0 million of hedging gain and $46.7 million of hedging loss for the three months ended March 31, 1999 and 2000, respectively.

                      ADDITIONAL FINANCIAL AND OTHER DATA



     The following table sets forth additional financial and other data of our company. The additional financial and other data set forth in the table below give effect to the Combination and the transfer to our company of additional midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination, which were completed on March 31, 2000 and to the acquisition of Union Pacific Fuels, which occurred on March 31, 1999, as if each occurred on January 1, 1995.



     The additional financial and other data set forth in the table below should not be considered to be indicative of:



     - actual results that would have been realized had the Combination and the acquisition of Union Pacific Fuels actually occurred on January 1, 1995; or



     - results of our future operations.


The data should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus.


                                                                                               THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                             MARCH 31,
                             --------------------------------------------------------------   ---------------------
                                1995         1996         1997         1998       1999(1)     1999(2)     2000(2)
                             ----------   ----------   ----------   ----------   ----------   --------   ----------
                                                      (IN THOUSANDS, EXCEPT PER UNIT DATA)
INCOME STATEMENT DATA:
Total operating revenues...  $2,413,871   $3,998,273   $4,769,072   $4,302,697   $5,574,580   $959,028   $2,050,798
Costs of natural gas and
  petroleum products.......   1,729,278    2,976,059    3,798,465    3,527,533    4,554,776    761,753    1,703,092
                             ----------   ----------   ----------   ----------   ----------   --------   ----------
Gross margin...............  $  684,593   $1,022,214   $  970,607   $  775,164   $1,019,804   $197,275   $  347,706
                             ==========   ==========   ==========   ==========   ==========   ========   ==========
OTHER DATA:
Gas transported and/or
  processed (TBtu/d).......         5.4          6.5          7.5          7.3          7.3        7.0          7.9
NGLs production(MBbl/d)....         277          313          358          373          400        382          415
MARKET DATA:
Average NGLs (price per
  gallon)(3)...............        $.28         $.38         $.34         $.25         $.33       $.22         $.50
Average natural gas (price
  per MMBtu)(4)............       $1.64        $2.59        $2.59        $2.11        $2.27      $1.75        $2.52


---------------


(1) Includes $34.0 million of losses from risk management activities recorded in total operating revenues. Duke Energy commenced risk management activities for its midstream natural gas business at the end of 1998. Activity for periods prior to 1999 was not significant.



(2) Includes $4.0 million of hedging gain and $46.7 million of hedging loss for the three months ended March 31, 1999 and 2000, respectively.



(3) Based on index prices from the Mont Belvieu and Conway market hubs that are weighted by our component mix and location mix for the periods indicated.



(4) Based on the NYMEX Henry Hub prices for the periods indicated.

     The following table presents certain summary historical financial data of the Predecessor Company, the midstream natural gas business of Phillips' transfer to our company in connection with the Combination and Union Pacific Fuels acquired by the Predecessor Company on March 31, 1999.



                                                                YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------
                                                 1995         1996        1997        1998        1999
                                               ---------   ----------   ---------   ---------   ---------
                                                                     (IN THOUSANDS)
PREDECESSOR COMPANY
Gross Margin.................................  $ 203,655   $  320,883   $ 333,743   $ 246,191   $ 493,013
Operating, maintenance and general and
  administrative.............................     86,034      137,709     140,331     158,502     255,077
Other income.................................     10,689        5,347      10,020      45,604      20,125
                                               ---------   ----------   ---------   ---------   ---------
EBITDA(1)....................................  $ 128,310   $  188,521   $ 203,432   $ 133,293   $ 258,061
                                               =========   ==========   =========   =========   =========
PHILLIPS GAS COMPANY
Gross Margin.................................  $ 340,751   $  486,534   $ 444,727   $ 355,479   $ 440,547
Operating, maintenance and general and
  administrative.............................    254,973      186,499     205,375     199,862     192,424
Other income.................................      1,443        4,527       2,858      10,665       1,955
                                               ---------   ----------   ---------   ---------   ---------
EBITDA(1)....................................  $  87,221   $  304,562   $ 242,210   $ 166,282   $ 250,078
                                               =========   ==========   =========   =========   =========
UNION PACIFIC FUELS
Gross Margin.................................  $ 140,187   $  214,797   $ 192,137   $ 173,494   $  45,044
Operating, maintenance and general and
  administrative.............................     54,655       65,538      77,621     102,626      28,943
Other income.................................     15,507       24,207      19,535      17,785       4,821
                                               ---------   ----------   ---------   ---------   ---------
EBITDA(1)....................................  $ 101,039   $  173,466   $ 134,051   $  88,653   $  20,922
                                               =========   ==========   =========   =========   =========


---------------


(1) EBITDA consists of income from continuing operations before interest expense, income tax expense, and depreciation and amortization expense, less interest income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding an ability to service debt and to fund capital expenditures.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion details the material factors that affected our historical and pro forma financial condition and results of operations in 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000. This discussion should be read in conjunction with "Selected Historical and Pro Forma Combined Financial and Operating Data," "Combined Financial and Other Data" and the historical and pro forma financial statements, and, in each case, the notes related thereto, included elsewhere in this prospectus.


     Unless the context otherwise requires, the discussion of our business contained in this section relates to the Predecessor Company on an historical basis without giving effect to the Combination, the transfer to our company of additional midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination or the transfer to our Company of the general partner of TEPPCO from Duke Energy.

OVERVIEW

     We operate in the two principal business segments of the midstream natural gas industry:

     - natural gas gathering, processing, transportation and storage, from which we generate revenues primarily by providing services such as compression, treating and gathering, processing, local fractionation, transportation of residue gas, storage and marketing. In 1999, approximately 72% of the Predecessor Company's operating revenues and approximately 93% of the Predecessor Company's gross margin were derived from this segment.

     - NGLs fractionation, transportation, marketing and trading, from which we generate revenues from transportation fees, market center fractionation and the marketing and trading of NGLs. In 1999, approximately 28% of the Predecessor Company's operating revenues and approximately 7% of the Predecessor Company's gross margin were from this segment.


     Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada, the marketing of NGLs in Mexico and the transportation, marketing and storage of other petroleum products, unless otherwise approved by our Board of Directors and Duke Energy (so long as it owns a majority of our outstanding common stock). This limitation in scope is not currently expected to materially impact the results of our operations.


     EFFECTS OF COMMODITY PRICES


     In 1999, approximately 59% of the Predecessor Company's gross margin was generated by arrangements that are commodity price sensitive and 41% of the Predecessor Company's gross margin was generated by fee-based arrangements. Because the gross margin of Phillips' midstream gas business is more heavily weighted towards arrangements that are commodity price sensitive, as a result of the Combination the portion of our gross margin generated by fee-based arrangements has decreased. For example, in January, 2000, after giving effect to the Combination, approximately 28% of our gross margin was generated by fee-based arrangements.


     The midstream natural gas industry has been cyclical, with the operating results of companies in the industry significantly affected by the prevailing price of NGLs, which in turn generally is correlated to the price of crude oil. Although the prevailing price of natural gas has less short-term significance to our operating results than the price of NGLs, in the long term the growth of our business depends on natural gas prices being at levels sufficient to provide incentives and capital for producers to increase natural gas exploration and production. In the past, the prices of NGLs and natural gas have been extremely volatile.

     The following table sets forth financial data for the Predecessor Company and the weighted average price of NGLs for each of the five years ended December 31, 1999 and demonstrates the relationship of our EBITDA to NGL prices. The table below should not be viewed as indicating that the level of NGL prices is the only factor affecting our results of operations. In addition to NGL prices, our results of operations reflected in the table below were primarily affected by:



     - fluctuations in raw natural gas volumes processed, including increases resulting from our acquisitions and additions;



     - the Predecessor Company's historical risk management activities; and



     - gain/(loss) on the sale of assets.


             [GRAPH]

     Note: The weighted average NGL prices set forth in the table above are based on index prices from the Mont Belvieu and Conway market hubs that are weighted by our component and location mix for the years indicated.

     The gas gathering and processing price environment deteriorated between 1996 and 1997 as prices for NGLs decreased and prices for natural gas increased from 1996 levels. Increases in worldwide crude oil supply and production in 1998 drove a steep decline in crude oil prices. NGL prices also declined sharply in 1998 as a result of the correlation between crude oil and NGL pricing. Natural gas prices also declined during 1998 principally due to mild weather.

     The lower NGL and natural gas price environment experienced in 1998 prevailed during the first quarter of 1999. However, during the last three quarters of 1999, NGL prices increased sharply as major crude oil exporting countries agreed to maintain crude oil production at predetermined levels and world demand for crude oil and NGLs increased. The lower crude oil and natural gas prices in 1998 and early 1999 caused a significant reduction in the exploration activities of U.S. producers, which in turn had a significant negative effect on natural gas volumes gathered and processed in 1999.


     During the first quarter of 2000, the weighted average NGL price (based on index prices from the Mont Belvieu and Conway market hubs that are weighted by our component and location mix) was approximately $.50 per gallon. In the near-term, we expect NGL prices to follow changes in crude oil prices generally, which we believe will in large part be determined by the level of production from major crude oil exporting countries and the demand generated by growth in the world economy. In contrast, we believe that future natural gas prices will be influenced by supply deliverability, the severity of winter weather and the level of U.S. economic growth. We believe that weather will be the strongest determinant of near-term natural gas prices. The price increases in crude oil, NGLs and natural gas have spurred increased natural gas drilling activity. For example, the number of actively drilling rigs in North America has increased by approximately 65% from approximately

760 in February 1999 to more than 1,270 in February 2000. This drilling activity increase is expected to have a positive effect on natural gas volumes gathered and processed in the near term.

     EFFECTS OF OUR RAW NATURAL GAS SUPPLY ARRANGEMENTS

     Our results are affected by the types of arrangements we use to purchase raw natural gas. We obtain access to raw natural gas and provide our midstream natural gas services principally under three types of contracts:

     - Percentage-of-Proceeds Contracts -- Under these contracts (which also include percentage-of-index contracts), we receive as our fee a negotiated percentage of the residue natural gas and NGLs value derived from our gathering and processing activities, with the producer retaining the remainder of the value. These type of contracts permit us and the producers to share proportionately in price changes. Under these contracts, we share in both the increases and decreases in natural gas prices and NGL prices. In December 1999, after giving effect to the Combination approximately 57% of our gross margin was generated from percentage-of-proceeds or percentage-of-index contracts.

     - Fee-Based Contracts -- Under these contracts we receive a set fee for gathering, processing and/or treating raw natural gas. Our revenue stream from these contracts is correlated with our level of gathering and processing activity and is not directly dependent on commodity prices. In December 1999, after giving effect to the Combination, approximately 25% of our gross margin was generated from fee-based contracts.


     - Keep-Whole Contracts -- Under these contracts we gather raw natural gas from the producer for processing. After we process the raw natural gas, we are obligated to return to the producer residue gas with a Btu content equivalent to the Btu content of the raw natural gas gathered. As a result of our processing, NGLs are extracted from the raw natural gas resulting in a shrinkage in the Btu content of the natural gas. We market the NGLs and purchase natural gas at market prices in order to return to the producer residue gas with a Btu content equivalent to the Btu content of the raw natural gas gathered. Accordingly, under these contracts, we are exposed to increases in the price of natural gas and decreases in the price of NGLs. In December 1999, after giving effect to the Combination, approximately 15% of our gross margin was generated from keep-whole contracts.


     Our current mix of percentage-of-proceeds and percentage-of-index contracts (where we are exposed to decreases in natural gas prices) and keep-whole contracts (where we are exposed to increases in natural gas prices) significantly mitigates our exposure to increases in natural gas prices, while retaining our exposure to changes in NGL prices.

     We prefer to enter into percentage-of-proceeds type supply contracts (including percentage-of-index contracts). We believe this type of contract provides the best alignment with our producers and represents the best risk/reward profile for the capital we employ. Notwithstanding this preference, we also recognize from a competitive viewpoint that we will need to offer keep-whole contracts to attract certain supply to our systems. We also employ a fee-type contract, particularly where there is treating and/or transportation involved. Our contract mix and, accordingly, our exposure to natural gas and NGL prices may change as a result of changes in producer preferences, our expansion in regions where some types of contracts are more common and other market factors.


     Based upon the combined company's portfolio of supply contracts in 1999, and excluding the effect of our commodities risk management program, an increase of $.01 per gallon in the price of NGLs and $.10 per million Btus in the average price of natural gas throughout such period would have resulted in changes in pre-tax net income of approximately $24 million and ($1) million, respectively. See "-- Quantitative and Qualitative Disclosure About Market Risks."

     OTHER FACTORS THAT HAVE SIGNIFICANTLY AFFECTED OUR RESULTS

     Our results of operations also are correlated with increases and decreases in the volume of raw natural gas that we put through our system, which we refer to as throughput volume, and the percentage of capacity at which our processing facilities operate, which we refer to as our asset utilization rate. Throughput volumes and asset utilization rates generally are driven by production on a regional basis and more broadly by demand for residue natural gas and NGLs.


     Risk management, which has been directed by Duke Energy's centralized program for controlling, managing and coordinating its management of risks, also has affected our results of operations, particularly in 1999 and the first quarter of 2000. Our 1999 and first quarter 2000 results of operations include hedging losses of $34.0 million and $46.7 million, respectively. After the Combination, we will direct our risk management activities independently of Duke Energy, with goals, policies and procedures that are different from those of Duke Energy. See " -- Quantitative and Qualitative Disclosure about Market Risk."


     In addition to market factors and production, our results have been affected by our acquisition strategy, including the timing of acquisitions and our ability to integrate acquired operations and achieve operating synergies.

THE COMBINATION


     On March 31, 2000, we combined the gas gathering, processing, marketing and NGLs businesses of Duke Energy and Phillips. In connection with the Combination, Phillips transferred all of its interest in its subsidiaries that conducted its midstream natural gas business to Field Services LLC, our subsidiary formed in December of 1999 to hold all of Duke Energy's gas gathering and processing business. In connection with the Combination, Duke Energy and Phillips also transferred to Field Services LLC additional midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination, including the Mid-Continent gathering and processing assets of Conoco and Mitchell Energy. In addition, concurrently with the Combination, we obtained by transfer from Duke Energy the general partner of TEPPCO. In exchange for the asset contribution, Phillips received 30.3% of the member interests in Field Services LLC, with Duke Energy indirectly, through us, holding the remaining 69.7% of the outstanding member interests. In connection with the closing of the Combination, Field Services LLC borrowed approximately $2.8 billion in the commercial paper market and made one-time cash distributions (including reimbursements for acquisitions) of approximately $1.5 billion to Duke Energy and approximately $1.2 billion to Phillips. See "-- Liquidity and Capital Resources." The Combination is accounted for as a purchase of the Phillips midstream natural gas business.



     Concurrently with the consummation of the offerings of common stock, the subsidiary of Phillips that indirectly holds Phillips' interest in Field Services LLC will be merged into our company, and we will issue shares of our common stock to Phillips. After the merger and completion of the offerings of common stock, Duke Energy and Phillips together will own 81.24% of our outstanding common stock. The exact allocation between Duke Energy and Phillips of shares of our common stock will be determined by the average of the closing prices of our common stock on its first five trading days on the New York Stock Exchange Composite Tape. Assuming that the five-day average price is the same as the assumed initial public offering price, following the offerings, Duke Energy will own approximately 58.65% and Phillips will own approximately 22.59% of our outstanding common stock. Although the exact allocation may vary, Duke Energy will, in all events, continue to control our company through its share ownership and representation on our Board of Directors.



     The Combination was accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion (APB) "No. 16, Accounting for Business Combinations". The Predecessor Company was the acquiror of Phillips' midstream natural gas business in the Combination. The purchase price allocation associated with the Phillips assets is preliminary. Currently there are no pre-acquisition contingent liabilities reflected in the purchase price allocation. The final purchase price allocation is subject to adjustment pending gathering of additional information regarding certain pre-acquisition contingent liabilities and obtaining appraisals. The effect of any pre-acquisition contingencies is not expected to have a material effect on our operating results, liquidity or financial condition.



COMBINED RESULTS OF OPERATIONS



     The following is a discussion of the combined operating revenues, and cost of sales of our company giving effect to the Combination, the transfer to our company of the midstream natural gas businesses acquired by Duke Energy and Phillips prior to the consummation of the Combination and the acquisition of Union Pacific Fuels as if each transaction occurred on January 1, 1995.



     This discussion should be read in conjunction with the historical and pro forma financial statements and related notes and other financial information appearing elsewhere in this prospectus. The data on which this discussion is based should not be considered indicative of:



     - the actual results that would have been realized had the Combination and the acquisition of Union Pacific Fuels actually occurred on January 1, 1995; or



     - the results of our future operations.



     THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999



     Operating Revenues. Operating revenues increased $1,091.8 million, or 114%, from $959.0 million to $2,050.8 million. Of this increase, approximately $1,000 million was due to increases in commodity prices, as weighted average NGL prices, based on our component product mix, were approximately $.28 per gallon higher and natural gas prices were approximately $.77 per million Btus higher. Acquisitions and plant expansions contributed approximately $90 million to the revenue increase. NGL production during the first quarter increased 33,000 barrels per day, or 9%, from 382,000 barrels per day to 415,000 barrels per day, and natural gas transported and/or processed increased 0.9 trillion Btus per day, or 13%, from 7.0 trillion Btus per day to 7.9 trillion Btus per day. Included in first quarter 2000 operating revenues is a $46.7 million loss on hedging activity compared to a $4.0 million gain in first quarter 1999.



     Cost of Sales. Costs of natural gas and petroleum products increased $941.3 million, or 124%, from $761.8 million to $1,703.1 million. This increase was primarily due to the interaction of our gas and NGL purchase contracts with higher commodity prices. Higher natural gas and NGLs throughput associated with our acquisitions and plant expansions also increased product purchase costs.



     Gross Margin. Gross margin increased $150.4 million, or 76%, from $197.3 million to $347.7 million. This increase was principally the result of higher average NGL prices and increased throughput volumes offset slightly by higher natural gas prices. Also contributing to this increase was an approximately $16 million margin increase associated with NGL marketing and trading. These increases were partially offset by a $46.7 million loss from our hedging activity.


     1999 COMPARED WITH 1998


     Operating Revenues. Operating revenues increased $1,271.9 million, or 30%, from $4,302.7 million to $5,574.6 million. Of this increase, approximately $1,100 million was due to increases in commodity prices, as weighted average NGL prices, based on our component product mix, were approximately $.08 per gallon higher and natural gas prices were approximately $.16 per million Btus higher. Our acquisitions and plant expansions also contributed to this increase. NGLs production during 1999 increased 27,000 barrels per day, or 7%, from 373,000 barrels per day to 400,000 barrels per day, and natural gas transported and/or processed remained essentially unchanged at 7.3 trillion Btus per day. The recovery of commodity prices during the last three quarters of 1999 encouraged exploration and production activity, which positively affected existing throughput volumes. Included in 1999 operating revenues is approximately $34.0 million of loss on hedging activity. There were no significant hedging activities in 1998. See "-- Quantitative and Qualitative Disclosure About Market Risks."

     Cost of Sales. Costs of natural gas and petroleum products increased $1,027.3 million, or 29%, from $3,527.5 million to $4,554.8 million. This increase primarily was due to the interaction of our gas and NGL purchase contracts with higher commodity prices.



     Gross Margin. Gross margin increased $244.6 million, or 32%, from $775.2 million to $1,019.8 million. This increase was largely the result of higher average NGL prices minimally offset by higher natural gas prices. The increase was partially offset by a $34.0 million loss from our hedging activity.


     1998 COMPARED WITH 1997


     Operating Revenues. Operating revenues decreased $466.4 million, or 10%, from $4,769.1 million to $4,302.7 million. Lower commodity prices resulted in an approximately $800 million reduction of operating revenues, as weighted average NGL prices, based on our component product mix, were approximately $.09 per gallon lower and natural gas prices were unchanged. Partially offsetting this decrease was approximately $22 million additional revenues attributable to our fourth quarter 1997 acquisition of Highlands Gas Partners and approximately $300 million additional revenues attributable to our increased NGL trading and marketing activities. Natural gas transported and/or processed decreased .2 trillion Btus per day, or 3%, from 7.5 trillion Btus per day to 7.3 trillion Btus per day. This decrease was primarily the result of reduced exploration and production activity caused by depressed commodity prices. This decrease was offset by an increase in NGLs production of 15,000 barrels per day, or 4%, from 358,000 barrels per day to 373,000 barrels per day. NGLs production growth primarily was the result of the Highlands Gas Partners acquisition and the restart of a processing facility in the fourth quarter of 1997.



     Cost of Sales. Cost of natural gas and petroleum products decreased $271.0 million, or 7%, from $3,798.5 million to $3,527.5 million. This decrease primarily was due to declining NGL prices. Increased NGL trading and marketing activity partially offset this decrease.



     Gross Margin. Gross margin decreased $195.4 million, or 20%, from $970.6 million to $775.2 million. This decrease largely was the result of substantially lower commodity prices.



     QUARTERLY COMBINED RESULTS



     The following table sets forth unaudited combined financial and operating data for our company on a quarterly basis for each of 1998, 1999 and the three months ended March 31, 2000.



                                                                  COMBINED
                           ---------------------------------------------------------------------------------------
                                           1998                                    1999                     2000
                           -------------------------------------   -------------------------------------   -------
                            FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH     FIRST
                           QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                           -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                (IN MILLIONS, EXCEPT PER UNIT DATA)
Total operating
revenues.................  $1,113    $1,143    $1,095     $952      $959     $1,158    $1,597    $1,861    $2,051
Costs of natural gas and
  petroleum products.....     902       951       900      775       762        923     1,313     1,557     1,703
Gross margin.............     211       192       195      177       197        235       284       304       348
Average NGL price (per
  gallon)(1).............     .28       .26       .20      .22       .22        .30       .39       .41       .50


---------------


(1) Based on index prices from the Mont Belvieu and Conway market hubs that are weighed by our component and location mix for the periods indicated.


HISTORICAL RESULTS OF OPERATIONS

     The following is a discussion of the historical results of operations of the Predecessor Company.

  THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999



     Operating Revenues. Operating revenues increased $1,116.2 million, or 333%, from $335.0 million to $1,451.2 million. Operating revenues from the sale of natural gas and petroleum products accounted for $1,415.5 million of the total and $1,110.3 million of the increase. Of this increase, approximately $425 million is related to the March 31, 1999 acquisition of Union Pacific Fuels. Increased NGL trading and marketing activity also contributed to the increase. NGL production during the first quarter increased 123,600 barrels per day, or 115%, from 107,600 barrels per day to 231,200 barrels per day, and natural gas transported and/or processed increased 2.6 trillion Btus per day, or 76%, from
3.4 trillion Btus per day to 6.0 trillion Btus per day. Of the 123,600 barrels per day increase, the Union Pacific Fuels acquisition contributed 100,600 barrels per day, with the combination of our Wilcox plant expansion, completion of our Mobile Bay Plant and the acquisition of Koch's South Texas assets accounting for the remainder of the increase. Of the 2.6 trillion Btus per day increase, the Union Pacific Fuels acquisition contributed 2.0 trillion Btus per day, with the combination of other acquisitions, plant expansions and completions accounting for the balance of the increase.



     Commodity prices also contributed to higher revenues. Weighted average NGL prices, based on our component product mix, were approximately $.27 per gallon higher and natural gas prices were approximately $.77 per million Btus higher for the first quarter. These price increases yielded average prices of $.50 per gallon and $2.52 per million Btus, respectively, as compared with $.23 per gallon and $1.75 per million Btus for the first quarter of 1999. Revenues associated with gathering, transportation, storage, processing fees and other increased $5.9 million, or 20%, from $29.8 million to $35.7 million, mainly as a result of the Union Pacific Fuels acquisition. A $46.7 million hedging loss in the first quarter of 2000 offset total operating revenue increases. See
"-- Quantitative and Qualitative Disclosure About Market Risks."



     Costs and Expenses. Costs of natural gas and petroleum products increased $1,006 million, or 369%, from $272.5 million to $1,278.5 million. This increase was due to the Union Pacific Fuels acquisition (approximately $340 million), the interaction of our natural gas and NGL purchase contracts with higher commodity prices and increased trading and marketing activity.



     Operating and maintenance expenses increased $19.9 million, or 68%, from $29.1 million to $49.0 million. Of this increase, approximately $13 million was due to the Union Pacific Fuels acquisition. General and administrative expenses increased $13.6 million, or 84%, from $16.1 million to $29.7 million. Of this increase, $5.1 million was due to increased allocated corporate overhead from our parent, Duke Energy. The remainder was associated with increased activity resulting from the Union Pacific Fuels acquisition and increased fiscal year 2000 incentive compensation accruals.



     Depreciation and amortization increased $17.9 million, or 90%, from $20 million to $37.9 million. Of this increase, $15.2 million was due to the Union Pacific Fuels acquisition. The remainder was due to ongoing capital expenditures for well connections, facility maintenance/enhancements and acquisitions.



     Sale of Assets. Net (gain) loss on sales of assets decreased $4.1 million from zero activity to a loss of $4.1 million. The loss was primarily the result of the sale of the Westana joint venture investment.



     Equity Earnings. Equity earnings of unconsolidated affiliates increased $3.5 million, or 106%, from $3.3 million to $6.8 million. This increase was largely due to interests in joint ventures and partnerships acquired from Union Pacific Fuels.



     Interest. Interest expense increased $2.1 million, or 17%, from $12.4 million to $14.5 million. This increase is primarily related to interest on notes due to Duke Energy.



     Net Income. Net income increased $35.4 million from a loss of $8.5 million to $26.9 million. This increase was largely the result of the acquisition of Union Pacific Fuels and higher average NGL prices. The benefit of higher NGL prices was partially offset by higher natural gas prices. A $46.7 million pre-tax loss from hedging activities experienced during the first quarter of 2000 partially offset the increase.



     EBITDA. EBITDA for the natural gas gathering, processing, transportation and storage segment increased $65.7 million from $36.0 million to $101.7 million. Of this increase, approximately $56 million was due to the acquisition of Union Pacific Fuels and approximately $60 million was due to a $.27 per gallon increase in average NGL prices. Additional increases were attributable to the combination of our Wilcox plant expansion, completion of our Mobile Bay plant and the acquisition of Koch's South Texas assets. These benefits were offset by a $50.7 million decrease from hedging activities ($46.7 million loss in 2000 compared to a $4.0 million gain in 1999) and approximately $6 million due to a $.77 per million Btu increase in natural gas prices.



     EBITDA for the NGLs fractionation, transportation, marketing and trading segment increased $23.8 million from $.7 million to $24.5 million due primarily to NGL trading and marketing activity and the acquisition of Union Pacific Fuels.


     1999 COMPARED WITH 1998

     Operating Revenues. Operating revenues increased $1,874.0 million, or 118%, from $1,584.3 million to $3,458.3 million. Operating revenues from the sale of natural gas and petroleum products accounted for $3,310.3 million of the total and $1,841.2 million of the increase. Of this increase, approximately $1.0 billion was attributable to the March 31, 1999 acquisition of Union Pacific Fuels. Increased NGL trading and marketing activity associated with the Union Pacific Fuels acquisition also contributed to the increase. NGL production during 1999 increased 82,000 barrels per day, or 75%, from 110,000 barrels per day to 192,000 barrels per day. Of the 82,000 barrels per day increase, the Union Pacific Fuels acquisition contributed 71,000 barrels per day, with the combination of our Wilcox plant expansion, completion of our Mobile Bay Plant and the acquisition of Koch's South Texas assets accounting for the remainder of the increase. Raw natural gas transported and/or processed increased 1.5 trillion Btus per day, or 42%, from 3.6 trillion Btus per day to 5.1 trillion Btus per day. The Union Pacific Fuels acquisition accounted for 1.4 trillion Btus per day of the natural gas increase.

     Commodity prices also contributed to higher revenues. Weighted average NGL prices, based on our component product mix, were approximately $.08 per gallon higher and natural gas prices were approximately $.16 per million Btus higher for 1999, yielding prices of $.34 and $2.27, respectively, as compared with $.26 and $2.11 in 1998. Revenues associated with gathering, transportation, storage, processing fees and other increased $32.8 million, or 28%, from $115.2 million to $148.0 million principally as a result of the Union Pacific Fuels acquisition. Total operating revenue increases were offset by a $34.0 million hedging loss in 1999. See "-- Quantitative and Qualitative Disclosure About Market Risks."

     Costs and Expenses. Costs of natural gas and petroleum products increased $1,627.2 million, or 122%, from $1,338.1 million to $2,965.3 million. This increase was due primarily to the Union Pacific Fuels acquisition ($800 million), increased NGL trading and marketing activity and the interaction of our natural gas and NGL purchase contracts with higher commodity prices.

     Operating and maintenance expenses increased $67.8 million, or 60%, from $113.6 million to $181.4 million. Of this increase, approximately $65.0 million was due to the Union Pacific Fuels acquisition. General and administrative expenses increased $28.7 million, or 64%, from $45.0 million to $73.7 million. This increase was due to a $7.0 million increase in allocated corporate overhead from our parent, Duke Energy, and increases resulting from the Union Pacific Fuels acquisition.

     Depreciation and amortization increased $55.2 million, or 73%, from $75.6 million to $130.8 million. Of this increase, $45.2 million was due to the Union Pacific Fuels acquisition and the remainder was due to ongoing capital expenditures for well connections, facility maintenance/enhancements and acquisitions.

     Sale of Assets. Net (gain) loss on sales of assets decreased $36.2 million, from a $33.8 million gain to a $2.4 million loss from 1998 to 1999. This decrease was primarily the result of a $38.0 million gain recognized in 1998 on the sale of two fractionators in Weld County, Colorado.

     Equity Earnings. Equity earnings of unconsolidated affiliates increased $10.7 million, or 91%, from $11.8 million to $22.5 million. This increase was largely due to interests in joint ventures and partnerships acquired from Union Pacific Fuels in 1999.

     Interest. Interest expense of $52.9 million for 1999 remained almost unchanged from 1998 and was principally related to interest on notes due to Duke Energy.

     Net Income. Net income increased $41.3 million from $2.0 million to $43.3 million. This increase was largely the result of the acquisition of Union Pacific Fuels and higher average NGL prices experienced during 1999. The benefit of higher NGL prices was partially offset by higher natural gas prices. The increase in net income was largely offset by a pre-tax gain of approximately $38.0 million recognized on the sale of our Weld County fractionators in 1998 and a $34.0 million loss on hedging activity in 1999.


     EBITDA. EBITDA for the natural gas gathering, processing, transportation and storage segment increased $122.9 million from $175.8 million to $298.7 million. Of the increase, approximately $110 million was due to the acquisition of Union Pacific Fuels and $80.0 million was due to $.08 per gallon higher NGL prices. Additional increases were recognized with the combination of our Wilcox plant expansion, completion of our Mobile Bay Plant and the acquisition of Koch's South Texas assets. These increases were offset by a $38.0 million gain recognized in 1998 on the sale of the Weld County fractionators, hedging losses in 1999 of $34.0 million, an approximately $5 million decrease due to $.16 per million BTU increase in gas prices and a $7.0 million increase in allocated corporate overhead from our parent, Duke Energy.



     EBITDA for the NGLs fractionation, transportation, marketing and trading segment increased $30.6 million from $2.4 million to $33.0 million due primarily to the acquisition of Union Pacific Fuels.


     1998 COMPARED WITH 1997


     Operating Revenues. Operating revenues decreased $217.5 million, or 12%, from $1,801.8 million to $1,584.3 million. Operating revenues from the sale of natural gas and petroleum products decreased $230.9 million, or 14%, from $1,700.0 million to $1,469.1 million. This decrease was largely due to commodity prices, as weighted average NGLs prices, based on our component product mix, were approximately $.09 per gallon lower and natural gas prices were approximately $.48 per MMBtu lower for 1998, yielding prices of $.26 and $2.11, respectively, as compared with $.35 and $2.59 in 1997. This NGL price decline was partially offset by an increase in NGL production during 1998 of 2,000 barrels per day, or 2%, from 108,000 barrels per day to 110,000 barrels per day, and by an increase in natural gas gathered, transported and/or processed of .2 trillion Btus per day, or 6%, from 3.4 trillion Btus per day to 3.6 trillion Btus per day, due to increased production on existing facilities. Revenues associated with gathering, transportation, storage, processing fees and other increased $13.4 million, or 13%, from $101.8 million to $115.2 million. This increase was principally the result of increased volumes.


     Costs and Expenses. Costs of natural gas and petroleum products decreased $130.0 million, or 9%, from $1,468.1 million to $1,338.1 million. This decrease was primarily due to declining NGL prices. The NGL price decline was partially offset by increases in system throughput volumes.

     Operating and maintenance expenses increased $9.3 million, or 9%, from $104.3 million to $113.6 million. This increase was primarily due to higher property tax accruals associated with property additions and other inflationary factors. General and administrative expenses increased $8.9 million, or 25%, from $36.0 million to $44.9 million. This increase was due primarily to an increase in the incentive bonus accrual and internal growth.

     Depreciation and amortization increased $7.9 million, or 12%, from $67.7 million to $75.6 million. This increase was primarily due to ongoing capital expenditures for well connections, facility maintenance/enhancements and acquisitions.

     Sales of Assets. Net (gain) loss on sales of assets increased $33.6 million, from a $.2 million gain to a $33.8 million gain from 1997 to 1998. This increase was primarily due to a $38.0 million gain recognized in March 1998 on the sale of the Weld County fractionators.

     Equity Earnings. Equity earnings of unconsolidated affiliates increased $2.0 million, or 20%, from $9.8 million to $11.8 million. This increase was largely due to increased earnings from Dauphin Island Gathering and Main Pass Oil in the offshore region.

     Interest. Interest expense increased $1.3 million, or 3%, from $51.1 million to $52.4 million. Interest expense reflects interest on notes due to affiliated companies.

     Net Income. Net income decreased $49.2 million, or 96%, from $51.2 million to $2.0 million. This decrease was largely the result of substantially lower commodity prices. A pre-tax gain of approximately $38.0 million recognized on the sale of our Weld County fractionators in March 1998 partially offset the impact of the sharp NGL price decline.


     EBITDA. EBITDA for the natural gas gathering, processing, transportation and storage segment decreased $64.0 million from $239.8 million to $175.8 million. Of the decrease, approximately $80 million was due to $.09 per gallon lower NGL prices and approximately $18 million was due to increased operating and general and administrative expenses resulting from higher property tax accruals associated with property additions, an increase in the incentive bonus accrual and internal growth. These decreases were partially offset by a $38.0 million gain recognized in March 1998 on the sale of the Weld County fractionators.



     EBITDA for the NGLs fractionation, transportation, marketing and trading segment increased $2.8 million from $(.4) million to $2.4 million due to increased trading and marketing activity.



ENVIRONMENTAL CONSIDERATIONS



     Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Historically these expenditures have been between $5 million and $15 million annually except for those environmental liabilities identified with the acquisition of Union Pacific Fuels of approximately $63 million. The Union Pacific Fuels environmental liabilities associated with soil and groundwater contamination were transferred to a third party at a cost of approximately $48 million.



     The outlook for environmental spending, both capitalized and expensed, is not expected to change materially from historical levels of $5 to $15 million annually.


LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY PRIOR TO THE COMBINATION

     The Predecessor Company's capital investments and acquisitions have been financed by cash flow from operations and non-interest bearing advances from Duke Energy or its subsidiaries under various arrangements. Under Duke Energy's centralized cash management system, Duke Energy deposited sufficient funds in our bank accounts for us to meet our daily obligations and withdrew excess funds from those accounts. Advances were offset by cash provided by operations to yield net advances from Duke Energy which were included in the historical consolidated balance sheets and statements of cash flows of the Predecessor Company. In 1999, the Predecessor Company had notes to and advances from Duke Energy which were terminated in connection with the Combination.

     FINANCING TRANSACTIONS IN CONNECTION WITH THE COMBINATION


     In connection with the Combination, all advances from Duke Energy were capitalized to equity and all advances from Phillips were capitalized.



     On March 31, 2000, Field Services LLC entered into a $2.8 billion credit facility with several financial institutions. The credit facility will be used as the liquidity backstop to support a commercial paper program. On April 3, 2000 Field Services LLC borrowed approximately $2.8 billion in the commercial paper market to fund the one-time cash distributions (including reimbursements for acquisitions) of approximately $1.5 billion to Duke Energy and approximately $1.2 billion to Phillips and to cover working capital requirements. At April 30, 2000 our outstanding commercial paper had maturities ranging from one day to 70 days and had annual interest rates between 6.20% and 6.45%. At no time will the amount of our outstanding commercial paper exceed the available amount under the credit facility. The credit facility matures on March 30, 2001 and borrowings bear interest at a rate equal to, at our option, either (1) LIBOR plus .50% per year for the first 90 days following the closing of the credit facility and LIBOR plus .625% per year thereafter or (2) the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50% per year. Upon completion of the offerings, Duke Energy Field Services Corporation will assume Field Services LLC's obligations under the facility.


     Effective April 4, 2000, Field Services LLC entered into a $100 million revolving credit agreement with Duke Capital Corporation, an indirect, wholly-owned subsidiary of Duke Energy. The revolving credit agreement will be used for short-term financing requirements. At April 30, 2000, there were no amounts outstanding under this facility. The agreement terminates on May 31, 2000, and bears interest at the Bank of America prime rate.



     Proceeds of the offerings will be used to repay a portion of our outstanding commercial paper, and the credit facility will be permanently reduced by the amount of such proceeds. The amount available under the credit facility and corresponding commercial paper program will be further reduced by the amount, if any, of long-term debt we may issue, but in no event will the credit facility be reduced to below $1.0 billion. Upon completion of the offerings and application of the net proceeds, we expect to have outstanding $2.1 billion of indebtedness. The debt levels reflected in the pro forma combined financial statements are based upon the indebtedness we anticipate having outstanding upon consummation of the financing transactions described above and the offerings. In the future, our debt levels will vary depending on our liquidity needs, capital expenditures and cash flow.



     Based on current and anticipated levels of operations, we believe that our cash on hand and cash flow from operations, combined with borrowings available under the commercial paper program and credit facilities, will be sufficient to enable us to meet our current and anticipated cash operating requirements and working capital needs for the next year. Actual capital requirements, however, may change, particularly as a result of any acquisitions that we may make. Our ability to meet current and anticipated operating requirements will depend on our future performance.


     CAPITAL EXPENDITURES


     Our capital expenditures consist of expenditures for acquisitions and construction of additional gathering systems, processing plants, fractionators and other facilities and infrastructure in addition to well connections and repairs and maintenance of our existing facilities. Our capital expenditure budget for well connections and repair and maintenance of our existing facilities in 2000 is approximately $175 million, of which approximately $25 million was spent in the three months ended March 31, 2000.



     On March 31, 2000, Field Services LLC acquired gathering and processing assets located in central Oklahoma from Conoco, Inc. and Mitchell Energy and Development Corp. Field Services LLC paid cash of $99.5 million, and exchanged its interest in certain gathering and marketing joint ventures located in southeast Texas having a total net book value of approximately $42 million as consideration for these assets.


     Our level of capital expenditures for acquisitions and construction depends on many factors, including industry conditions, the availability of attractive acquisition candidates and construction projects, the level of commodity prices and competition. We expect to finance our capital expenditures with our cash on hand, cash flow from operations and borrowings available under our commercial paper program, our credit facility or other available sources of financing.

     CASH FLOWS


     Net cash provided by operating activities for the Predecessor Company for the three months ended March 31, 2000 improved to $186.2 million from $24.4 million for the same period in 1999, primarily due to higher commodity prices and acquisitions. Net cash used in investing activities by the Predecessor Company was $111.4 million for the three months ended March 31, 2000 compared to $1,458.2 million for the same period in 1999. Acquisitions of the Conoco/Mitchell assets in 2000 and the Union Pacific Fuels assets in 1999 were the primary uses of the invested cash. The net cash used in investing activities was financed through operating activities, advances from Duke Energy and proceeds from the issuance of short-term debt.

     Net cash provided by operating activities for the Predecessor Company in 1999 improved to $173.1 million from $40.4 million in 1998, primarily due to higher commodity prices and acquisitions. Net cash used in investing activities by the Predecessor Company was $1,571.4 million for 1999 compared to $203.6 million for 1998, of which $1,456.5 million was used for acquisitions and the remainder was used principally for capital expenditures. The net cash used in investing activities was financed through operating activities, advances from Duke Energy and proceeds from the issuance of short-term debt.


     Net cash provided by operating activities for the Predecessor Company was $40.4 million for 1998 compared to $173.4 million for 1997. This decrease was primarily due to the reduction of trade accounts payable to producers for the purchase of raw natural gas at purchase prices lower than those in 1997. Net cash used in investing activities by the Predecessor Company in 1998 increased to $203.6 million from $138.0 million in 1997. In 1998, $185.5 million was used for capital expenditures and $84.9 million was used for investments in affiliates. The net cash used in investing activities was provided by operating activities and advances from Duke Energy.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     COMMODITY PRICE RISK


     We are subject to significant risks due to fluctuations in commodity prices, primarily with respect to the prices of NGLs that we own as a result of our processing activities. Based upon the Predecessor Company's portfolio of supply contracts in 1999, without giving effect to hedging activities that would reduce the impact of commodity price decreases, a decrease of $.01 per gallon in the price of NGLs and $.10 per million Btus in the average price of natural gas throughout 1999 would have resulted in changes in pre-tax net income of approximately $(15) million and $5 million, respectively. Based upon the combined company's portfolio of supply contracts in 1999, and excluding the effects of our commodities risk management program, similar commodities price changes in 1999 would have resulted in changes in pre-tax net income of approximately $(24) million and $1 million, respectively.


     Commodity derivatives such as futures and swaps are available to reduce such exposure to fluctuations in commodity prices. Gains and losses related to commodity derivatives are recognized in income when the underlying hedged physical transaction closes, and such gains and losses are included in sales of natural gas and petroleum products in our statement of income.

     Natural gas and crude oil futures, which are used to hedge NGLs prices, involve the buying and selling of natural gas and crude oil for future delivery at a fixed price. Over-the-counter swap agreements require us to receive or make payments on the difference between a specified price and the actual price of natural gas or crude oil.

     Historically, the Predecessor Company's commodity price risk was managed by Duke Energy's centralized program for controlling, managing and coordinating its risk management activities. Under this program, the Predecessor Company used futures and swaps to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas and NGLs. Historically, futures and swaps conducted through Duke Energy were handled through Duke Energy Trading and Marketing, LLC, a partnership in which Duke Energy owns a 60% interest. Under this arrangement, the Predecessor Company did not experience margin requirements.

     At December 31, 1998 and 1999 the Predecessor Company (through Duke Energy) had outstanding futures and swaps for an absolute notional contract quantity of
10.92 and 7.8 Bcf of natural gas and an absolute notional contract quantity of 59,000 and 32,764,000 barrels of crude oil, respectively, both of which were intended to offset the risk of price fluctuations under fixed-price commitments for delivering and purchasing natural gas and NGLs, respectively. The gains, losses and costs related to those financial instruments that qualify as a hedge are not recognized until the underlying physical transaction occurs. At December 31, 1998 and 1999, the Predecessor Company had current unrecognized net gains (losses) of $1.8 million and $(63.5) million, respectively, related to commodity instruments. All unrecognized gains and losses at

March 31, 2000, the date of the Combination, remain with Duke Energy and will not have an impact on our company's future earnings.



     Losses relating to hedging with commodity derivatives included in the Predecessor Company's statement of income equaled $34.0 million for 1999. There were no corresponding losses in 1997 or 1998. For the three months ended March 31, 1999 and 2000, the Predecessor Company recorded a hedging gain of $4.0 million and a hedging loss of $46.7 million, respectively.



     After the Combination, we began directing our risk management activities independently of Duke Energy.


     We intend to use commodity-based derivative contracts to reduce the risk in our overall earnings and cash flow with the primary goals of:

     - maintaining minimum cash flow to fund debt service, dividends, and maintenance type capital projects;

     - avoiding disruption of our growth capital and value creation process; and

     - retaining a high percentage of the potential upside relating to commodity price increases.

     We implemented a risk management policy that provides guidelines for entering into contractual arrangements to manage our commodity price exposure. Our risk management committee has ongoing responsibility for the content of this policy and has principal oversight responsibility for compliance with the policy framework by ensuring proper procedures and controls are in place.

     In general, we will look to provide downside protection to our business activities while retaining most of the upside potential by using floors and other similar hedging structures. These structures will typically require the payment of a premium to protect the downside while retaining exposure to the upside. Historically, NGLs and related commodity products have shown a mean reverting tendency to long term average prices, which implies that supply and demand for products balance over cycles. Therefore, we may choose to forego price upside in favor of a known, hedged cash flow position as prices rise significantly above historical levels and depending upon existing market drivers.

     An active forward market for hedging of NGL products is not normally available for hedging a significant amount of our NGL production beyond a one to three month time horizon. With an anticipated hedging horizon of up to 12 months, crude oil derivatives, which historically have had a high correlation with NGL prices, will typically be the mechanism used for longer-term price risk management.


     As of March 31, 2000, the existing commodity positions under the Duke Energy centralized program were transferred to Duke Energy. In establishing its initial independent commodity risk management position on April 1, 2000, the Company acquired a portion of Duke Energy's existing commodity derivatives held for non-trading purposes. The absolute notional contract quantity of the positions acquired was 4,607,000 barrels of crude oil. Such positions were acquired at market value.



     INTEREST RATE RISK



     Prior to the Combination, our subsidiaries had no material interest rate risk associated with debt used to finance our operations due to limited third party borrowings. After completion of the offerings, we expect to have approximately $2.1 billion outstanding under a commercial paper program. As a result, we are exposed to market risks related to changes in interest rates. In the future, we intend to manage our interest rate exposure using a mix of fixed and floating interest rate debt. Following the application of the net proceeds of the offerings, and assuming none of our outstanding commercial paper is refinanced with long-term fixed rate debt, an increase of .5% in interest rates would result in an increase in annual interest expense of approximately $10.5 million.



     FOREIGN CURRENCY RISK



     Currently we have no material foreign currency exposure.


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

ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:



     - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;



     - a hedge of the exposure to variable cash flows of a forecasted transaction; or



     - a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.


     The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. We are required to adopt SFAS 133 on January 1, 2001. We have not completed the process of evaluating the impact that will result from adopting SFAS 133.

YEAR 2000

     We did not experience any disruption to our operations resulting from the transition to the year 2000. We completed our year 2000 readiness program in November 1999. Our systems will continue to be monitored throughout the year. The total cost of the program, including costs such as consulting and contract costs, was approximately $2.2 million. These costs exclude replacement systems that, in addition to being year 2000 ready, provided significantly enhanced capabilities that benefit operations in future periods.

                                    BUSINESS

OUR BUSINESS

     The midstream natural gas industry is the link between exploration and production of raw natural gas and the delivery of its components to end-use markets. We operate in the two principal segments of the midstream natural gas industry:

     - natural gas gathering, processing, transportation, marketing and storage; and

     - NGL fractionation, transportation, marketing and trading.

     We are the largest gatherer of raw natural gas, based on wellhead volume, and the largest producer of NGLs in North America. We are also one of the largest marketers of NGLs in North America. In 1999:

     - we gathered and/or transported an average of approximately 7.3 billion cubic feet per day of raw natural gas;

     - we produced an average of approximately 400,000 barrels per day of NGLs; and

     - we marketed and traded an average of approximately 486,000 barrels per day of NGLs.

     During 1999, our natural gas gathering, processing, transportation, marketing and storage segment produced $981.5 million of gross margin and $583.1 million of EBITDA, excluding general and administrative expenses, and our NGL fractionation, transportation, marketing and trading segment produced $38.3 million of gross margin and $38.1 million of EBITDA, excluding general and administrative expenses.

     We gather raw natural gas through gathering systems located in seven major natural gas producing regions: Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, Onshore Gulf of Mexico, Rocky Mountains, Offshore Gulf of Mexico and Western Canada. Our gathering systems consist of approximately 57,000 miles of gathering pipe, with approximately 38,000 active connections to producing wells.

     Our natural gas processing operations involve the separation of raw natural gas gathered both by our gathering systems and by third-party systems into NGLs and residue gas. We process the raw natural gas at our 70 owned and operated plants and at 13 third-party operated facilities in which we hold an equity interest.

     The NGLs separated from the raw natural gas by our processing operations are either sold and transported as NGL raw mix or further separated through a process known as fractionation into their individual components (ethane, propane, butanes and natural gasoline) and then sold as components. We fractionate NGL raw mix at our 12 owned and operated processing facilities and at two third-party operated fractionators located on the Gulf Coast in which we hold an equity interest.

     We sell NGLs to a variety of customers ranging from large, multi-national petrochemical and refining companies to small regional retail propane distributors. Substantially all of our NGL sales are made at market-based prices, including approximately 40% of our NGL production that is committed to Phillips under an existing 15-year contract. We market approximately 370,000 barrels per day of NGLs processed at our owned and operated plants and 40,000 barrels per day of NGLs processed at third-party operated facilities and trade approximately 75,000 barrels per day of NGLs at market centers.

     The residue gas that results from our processing is sold at market-based prices to marketers or end-users, including large industrial customers and natural gas and electric utilities serving individual consumers. We market residue gas through our wholly owned gas marketing company. We also store residue gas at our 8.5 billion cubic foot natural gas storage facility.

     On March 31, 2000, we obtained by transfer from Duke Energy the general partner of TEPPCO. The general partner is responsible for the management and operations of TEPPCO. We believe that our ownership of the general partner of TEPPCO improves our business position in the transportation sector of the midstream natural gas industry and provides additional flexibility in pursuing our disciplined acquisition strategy by providing an alternative acquisition vehicle. It also provides us with an opportunity to sell appropriate assets currently held by our company to TEPPCO. Through our ownership of the general partner of TEPPCO we have the right to receive from TEPPCO incentive cash distributions in addition to a 2% share of distributions based on our general partner interest. At TEPPCO's 1999 per unit distribution level, the general partner:



          - receives approximately 14% of the cash distributed by TEPPCO to its partners, which consists of 12% from the incentive cash distribution and 2% from the general partner interest; and



          - under the incentive cash distribution provisions, receives 50% of any increase in TEPPCO's per unit cash distributions.



     TEPPCO has agreed to acquire Atlantic Richfield Company's 50% ownership interest in Seaway Pipeline Company for $355 million. Seaway Pipeline Company owns a 500-mile crude oil pipeline that extends from a marine terminal at Freeport, Texas to Cushing, Oklahoma having a capacity of 350,000 barrels per day, a 550-mile refined products pipeline that extends from Pasadena, Texas to Cushing having a capacity of 85,000 barrels per day and a crude oil terminal facility in the Houston area. TEPPCO will assume ARCO's role as operator of Seaway. The transaction is contingent upon satisfaction of regulatory requirements.


INDUSTRY OVERVIEW


     The midstream natural gas industry in North America is comprised of approximately 150 companies that process approximately 45 billion cubic feet per day of raw natural gas and produce approximately 1.9 million barrels per day of NGLs. The industry generally is characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.



     Demand for natural gas in North America has grown significantly in recent years. We believe that demand will continue to increase and will be driven primarily by the growth of natural gas-fired electric generation. According to the EIA Report, U.S. demand for natural gas is expected to increase from 22 trillion cubic feet in 1999 to 32 trillion cubic feet in 2020. We believe that oil and natural gas producers in North America will respond to increased demand by focusing their exploration and drilling efforts on basins where pipeline and processing capacity has been, or is being, built and where there is sufficient capacity to meet the needs of high demand markets. We have a strong presence and significant capacity in several of these areas (including Onshore Gulf of Mexico and Rocky Mountains, where we are among the three largest midstream natural gas companies based on volumes of natural gas gathered and processed) that, according to the EIA Report, are forecasted to have significant growth in production between now and 2020. This growth in production, which is expected to be 2.31 trillion cubic feet in Rocky Mountain region and 1.71 trillion cubic feet in Onshore Gulf of Mexico region by 2020, should provide us with opportunities to increase our throughput volumes and asset utilization.


     The midstream natural gas industry has experienced significant consolidation since the mid-1990s. We believe the following factors have contributed to this consolidation:

     - significant economies of scale resulting from improved operating efficiencies, throughput volumes and asset utilization rates that can be achieved by strategically growing operations;

     - decisions by transmission pipelines and by exploration and production companies to divest their gathering, processing and marketing activities and concentrate their businesses on gas transmission and on exploration and production; and

     - technological improvements.

OUR BUSINESS STRATEGY


     We are the largest gatherer of raw natural gas and the largest producer and one of the largest marketers of NGLs in North America. Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada, the marketing of NGLs in Mexico, and the transportation, marketing and storage of other petroleum products, unless otherwise approved by our Board of

Directors and Duke Energy (so long as it owns at least 50% of our outstanding common stock). We have significant midstream natural gas operations in five of the largest natural gas producing regions in North America. To take advantage of the anticipated growth in natural gas demand in North America, we are pursuing the following strategies:



     - Capitalize on the size and focus of our existing operations. We intend to use the size, scope and concentration of our assets in our regions of operation to take advantage of growth opportunities and to acquire additional supplies of raw natural gas. Our significant market presence and asset base generally provide us with a competitive advantage in capturing new supplies of raw natural gas because of our resulting lower costs of connection to new wells and of processing additional raw natural gas. In addition, we believe our size and geographic diversity allow us to benefit from the growth of natural gas production in multiple regions while mitigating the adverse effects from a downturn in any one region.


     - Increase our presence in each aspect of the midstream business. We are active in each significant aspect of the midstream natural gas value chain, including raw natural gas gathering, processing, and transportation, NGL fractionation and NGL and residue gas transportation and marketing. Each link in the value chain provides us with an opportunity to earn incremental income from the raw natural gas that we gather and from the NGLs and residue gas that we produce. We intend to grow our significant NGL market presence by investing in additional NGL infrastructure, including pipelines, fractionators and terminals.


     - Increase our presence in high growth production areas. According to the EIA Report, production from areas such as Western Canada, Onshore Gulf of Mexico, Rocky Mountains and Offshore Gulf of Mexico is expected to increase significantly to meet anticipated increases in demand for natural gas in North America. We intend to use our strategic asset base in these growth areas and our leading position in the midstream natural gas industry as a platform for future growth in these areas. We plan to increase our operations in these areas by following a disciplined acquisition strategy, and by expanding existing infrastructure and constructing new gathering lines and processing facilities.


     - Capitalize on proven acquisition skills in a consolidating industry. In addition to pursuing internal growth by attracting new raw natural gas supplies, we intend to use our substantial acquisition and integration skills to continue to participate selectively in the consolidation of the midstream natural gas industry. We have pursued a disciplined acquisition strategy focused on acquiring complementary assets during periods of relatively low commodity prices and integrating the acquired assets into our operations. Since 1996, we have completed over 20 acquisitions, increasing our raw natural gas processing capacity by over 275%. These acquisitions demonstrate our ability to successfully identify, acquire and integrate attractive midstream natural gas operations.

     - Further streamline our low-cost structure. Our economies of scale, operating efficiency and resulting low cost structure enhance our ability to attract new raw natural gas supplies and generate current income. The low-cost provider in any region can more readily attract new raw natural gas volumes by offering more competitive terms to producers. We believe the Combination provides us with a complementary base of assets from which to further extract operating efficiencies and cost reductions, while continuing to provide superior customer service.

NATURAL GAS GATHERING, PROCESSING, TRANSPORTATION, MARKETING AND STORAGE

     OVERVIEW

     Our raw natural gas gathering and processing operations consist of:

     - approximately 57,000 miles of gathering pipe, with connections to approximately 38,000 active producing wells; and

     - 70 owned and operated processing plants and ownership interests in 13 additional third-party operated plants, with a combined processing capacity of approximately 7.9 billion cubic feet per day.

     We currently gather, process and/or transport approximately 7.3 billion cubic feet per day of raw natural gas. During 1999, our natural gas gathering, processing, transportation, marketing and storage activities produced $981.5 million of gross margin and $583.1 million of EBITDA.


     Our raw natural gas gathering and processing operations are located in 11 contiguous states in the United States and two provinces in Western Canada. We provide services in the following key North American natural gas and oil producing regions; Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, Onshore Gulf of Mexico, Rocky Mountains, Offshore Gulf of Mexico and Western Canada. We have a significant presence in the first five of these producing regions where we are among the three largest midstream natural gas companies based on volumes of natural gas gathered and processed.



     Raw Natural Gas Supply Arrangements. Typically, we take ownership of raw natural gas at the wellhead. Each producer generally dedicates to us the raw natural gas produced from designated oil and natural gas leases for a specific term. The term will typically extend for three to seven years. We currently have more than 15,000 active contracts with over 5,000 producers. We obtain access to raw natural gas and provide our midstream natural gas service principally under three types of contracts: percentage-of-proceeds contracts, fee-based contracts and keep-whole contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Effects of Our Raw Natural Gas Supply Arrangements" for a description of these types of contracts.



     Raw Natural Gas Gathering. As of December 31, 1999, we had approximately 17 trillion cubic feet of raw natural gas supplies attached to our systems. We receive raw natural gas from a diverse group of producers under contracts with varying durations to provide a stable supply of raw natural gas through our processing plants. A significant portion of the raw natural gas that is processed by us is produced by large producers, including ExxonMobil, Union Pacific Resources, BP Amoco and Phillips, which together account for approximately 20% of our processed raw natural gas.


     We continually seek new supplies of raw natural gas, both to offset natural declines in production from connected wells and to increase throughput volume. Historically, we have been successful in connecting additional supplies to more than offset natural declines in production.

     We obtain new well connections in our operating areas by contracting for production from new wells or by obtaining raw natural gas that has been released from other gathering systems. Producers may switch raw natural gas from one gathering system to another to obtain better commercial terms, conditions and service levels.


     We believe our significant asset base and scope of our operations provides us with significant opportunities to add released raw natural gas to our systems. In addition, we have significant processing capacity in the Onshore Gulf of Mexico, Offshore Gulf of Mexico and Rocky Mountain regions, which the Energy Information Administration's report "U.S. Crude Oil, Natural Gas and Natural Gas Liquids Reserves, 1998 Annual Report" indicates contain significant quantities of proved natural gas reserves. We also have a presence in other potential high-growth areas such as the Western Canadian Sedimentary Basin. As a result of new connections resulting from both increased drilling and released raw natural gas, we connected approximately 1,300 additional wells in 1998 and 1,500 additional wells in 1999.



     Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells. On gathering systems where it is economically feasible, we operate at a relatively low pressure, which can allow us to offer a significant benefit to raw natural gas producers. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to gathering systems and continue to produce for longer periods of time. As the pressure of a well declines, it becomes increasingly more difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Field compression is typically used to lower the pressure of a gathering system. If field compression is not installed, then the remaining production in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering production that otherwise would not be produced. Our field compression systems provide the flexibility of connecting a high pressure well to the downstream side of the compressor even though the well is producing at a pressure greater than the upstream side. As the well ages and the pressure naturally declines, the well can be reconnected to the upstream, low pressure side of the compressor and continue to produce. By maintaining low pressure systems with field compression units, we believe that the wells connected to our systems are able to produce longer and at higher volumes before disconnection is required.

     Raw Natural Gas Processing. Most of our natural gas gathering systems feed into our natural gas processing plants. Our processing plants produced an average of approximately 4.7 billion cubic feet per day of residue gas and an average of approximately 400,000 barrels per day of NGLs during 1999.

     Our natural gas processing operations involve the extraction of NGLs from raw natural gas, and, at certain facilities, the fractionation of NGLs into their individual components (ethane, propane, butanes and natural gasoline). We sell NGLs produced by our processing operations to a variety of customers ranging from large, multi-national petrochemical and refining companies, including Phillips, to small, regional retail propane distributors.

     At three plants, we also extract helium from the residue gas stream. Helium is used for medical diagnostics, in arc welding and other metallurgical and chemical processes, in the space exploration program and other scientific applications, for diluting oxygen for breathing (by patients with respiratory ailments and by deep-sea divers) and for inflating lighter-than-air aircraft and balloons. These plants are among the few helium extraction facilities in the United States. We extracted approximately 1.3 billion cubic feet of helium during 1999, producing revenues of approximately $33 million.

     Hydrogen sulfide also is separated in the treating and processing cycle. During 1999, we produced and sold approximately 93,000 long tons of sulfur, producing revenues of approximately $1.1 million.

     We also remove off-quality crude oil, nitrogen, carbon dioxide and brine from the raw natural gas stream. The nitrogen and carbon dioxide are released into the atmosphere, and the crude oil and brine are accumulated and stored temporarily at field compressors or the various plants. The brine is transported to licensed disposal wells owned either by us or by third parties. The crude oil is sold in the off-quality crude oil market.

     Residue Gas Marketing. In addition to our gathering and processing activities discussed above, we are involved in the purchase and sale of residue gas, directly or through our wholly owned gas marketing company. Our gas marketing efforts primarily involve supplying the residue gas demands of end-user customers that are physically attached to our pipeline systems and supplying the gas processing requirements associated with our keep-whole processing agreements.

     We are focused on extracting the highest possible value for the residue gas that results from our processing and transportation operations. Of the residue gas that we market, we currently sell approximately 25% to various on-system users and approximately 75% to industrial end-users, national wholesale gas marketing companies (including Duke Energy Trading and Marketing, a subsidiary of Duke Energy and one of the largest gas marketers in the United States) and electric utilities.

     Our Spindletop storage facility plays an important role in our ability to act as a full-service natural gas marketer. We lease approximately two-thirds of the facility's capacity to our customers, and we use the balance to manage relatively constant natural gas supply volumes with uneven demand levels and provide "backup" service to our customers.

     The natural gas marketing industry is a highly competitive commodity business with a significant degree of price transparency. We provide a full range of natural gas marketing services in conjunction with the gathering, processing, and transportation services we offer on our facilities, which allows us to use our asset infrastructure to enhance our revenues across each aspect of the natural gas value chain.


     Financial Services. We provide mezzanine financing to producers seeking capital for production enhancement in our core physical and marketing asset areas. We provide financing to operators as part of our efforts to increase utilization of our existing assets, gain access to incremental supplies and generate opportunities for us to expand existing infrastructure and/or construct new gathering lines and processing facilities. The majority of the financing plans we offer are asset-based and we require that our producers satisfy risk/reward tolerances. This program has created significant gathering and processing opportunities for us. At December 31, 1999, we had $21.9 million in financing outstanding under this program.


     REGIONS OF OPERATIONS

     Our operations cover substantially all of the major natural gas producing regions in the United States, as well as portions of Western Canada. In addition, our geographic diversity reduces the impact of regional price fluctuations and regional changes in drilling activity.

     Our raw natural gas gathering and processing assets are managed in line with the seven geographic regions in which we operate. The following table provides information concerning the raw natural gas gathering systems and processing plants currently owned or operated by us.

                                       COMPANY     PLANTS
                       GAS GATHERING   OPERATED   OPERATED       NET PLANT
REGION                 SYSTEM(MILES)    PLANTS    BY OTHERS   CAPACITY(MMCF/D)
------                 -------------   --------   ---------   ----------------
Permian Basin........     12,890          19          2            1,417
Mid-Continent........     30,820          19          2            2,273
East Texas-Austin
  Chalk-North
  Louisiana..........      5,869          10          1            1,555
Onshore Gulf of
  Mexico.............      3,008           7          1            1,083
Rocky Mountains......      3,765          10          1              600
Offshore Gulf of
  Mexico.............        490           2          6              909
Western Canada.......        144           3          0              109
                          ------          --         --            -----
Total................     56,986          70         13            7,946
                          ======          ==         ==            =====

                                         1999 OPERATING DATA
                       --------------------------------------------------------
                        PLANT INLET        RESIDUE GAS              NGLS
REGION                 VOLUME(MMCF/D)   PRODUCTION(MMCF/D)   PRODUCTION(BBLS/D)
------                 --------------   ------------------   ------------------
Permian Basin........      1,123                816               124,507
Mid-Continent........      1,459              1,223               120,551
East Texas-Austin
  Chalk-North
  Louisiana..........      1,033                937                69,420
Onshore Gulf of
  Mexico.............        757                675                37,944
Rocky Mountains......        387                319                24,708
Offshore Gulf of
  Mexico.............        736                691                15,148
Western Canada.......         76                 72                   278
                           -----              -----               -------
Total................      5,571              4,733               392,556(1)
                           =====              =====               =======

---------------

(1) Excludes approximately 7,500 barrels per day processed at third party plants on our behalf.

     Our key suppliers of raw natural gas in these seven regions include major integrated oil companies, independent oil and gas producers, intrastate pipeline companies and natural gas marketing companies. Our principal competitors in this segment of our business consist of major integrated oil companies, independent oil and gas gathers, and interstate and intrastate pipeline companies.

     Regional Growth Strategies. Growth of our gas gathering and processing operations is key to our success. Increased raw natural gas supply enables us to increase throughput volumes and asset utilization throughout our entire midstream natural gas value chain. As we develop our regional growth strategies, we evaluate the nature of the opportunity that a particular region presents. The attributes that we evaluate include the nature of the gas reserves and production profile, existing midstream infrastructure including capacity and capabilities, the regulatory environment, the characteristics of the competition, and the competitive position of our assets and capabilities. In a general sense, we employ one or more of the strategies described below:

     - Growth -- in regions where production is expected to grow significantly and/or there is a need for additional gathering and processing infrastructure, we plan to expand our gathering and processing assets by following a disciplined acquisition strategy, by expanding existing infrastructure, and by constructing new gathering lines and processing facilities.

     - Consolidation -- in regions that include mature producing basins with flat to declining production or that have excess gathering and processing capacity, we seek opportunities to efficiently consolidate the existing asset base in order to increase utilization and operating efficiencies and realize economies of scale.


     - Opportunistic -- in regions where production growth is not primarily generated by new exploration drilling activity we intend to optimize our existing assets and selectively expand certain facilities or construct new facilities to seize opportunities to increase our throughput. These regions are generally experiencing stable to increasing production through the application of new drilling technologies like 3-D seismic, horizontal drilling and improved well completion techniques. The application of new technologies is causing the drilling of additional wells in areas of existing production and recompletions of existing wells which create additional opportunities to add new gas supplies.


     In each region, we plan to apply both our broad overall business strategy and the strategy uniquely suited to each region. We believe this plan will yield balanced growth initiatives, including new construction in certain high growth areas, expansion of existing systems and complementary acquisitions, combined with efficiency improvements and/or asset consolidation. We also plan to rationalize assets and redeploy capital to higher value opportunities.

     A description of our operations, key suppliers and principal competitors in each region is set forth below:


     Permian Basin. Our facilities in this region are located in West Texas and Southeast New Mexico. We own majority interests in and are the operator of 19 natural gas processing plants in this region. In addition, we own minority interest in two other natural gas processing plants that are operated by others. Our natural gas processing plants are strategically located to access production of the Permian Basin. Our plants have processing capacity net to our interest of
1.4 billion cubic feet of raw natural gas per day. Operations in this region are primarily focused on gathering and processing, but we also are positioned for marketing residue gas and NGLs. We offer low, intermediate, and high pressure gathering and processing and both high and low NGLs content treating. Three of our processing facilities provide fractionation services. Residue gas sales are enhanced by access to the Waha Hub where multiple pipeline interconnects source gas for virtually every market in the United States. Our older facilities have been modernized to improve product recoveries, and most of our plants offer sulfur removal. During 1999, these plants operated at an overall 79% capacity utilization rate. On average, the raw natural gas from West Texas contains approximately 5.2 gallons of NGLs per thousand cubic feet, while raw natural gas from New Mexico contains approximately 4.6 gallons of NGLs per thousand cubic feet.


     As we generally pursue a consolidation strategy in this region, our assets will allow us to compete for new gas supplies in most major fields and benefit from the expected increase in drilling and production from technological advances. In addition, our ability to redirect gas between several processing plants allows us to maximize utilization of our processing capacity in this region.

     Our key suppliers in this region include ExxonMobil, Union Pacific Resources and Yates Petroleum. Our principal competitors in this region include Dynegy, Koch and Texaco.


     Mid-Continent. Our facilities in this region are located in Oklahoma, Kansas and the Texas Panhandle. In this region, we own and are the operator of 19 natural gas processing plants, 18 of which we own a 100% interest and one of which we own a 50% interest. We also own minority interests in two other natural gas processing plants that are operated by others. We gather and process raw natural gas primarily from the Arkoma, Ardmore, and Anadarko basins, including the prolific Hugoton and Panhandle fields. Our plants have processing capacity net to our interest of 2.3 billion cubic feet of raw natural gas per day. During 1999, our plants operated at an overall 65% capacity utilization rate. On average, the raw natural gas from this region contains from 3 to 5 gallons of NGLs per thousand cubic feet.


     We also produce approximately 28% of the United States domestic supply of helium from our Mid-Continent facilities. Annual growth in demand for helium over the past 15 years has been approximately 8.5% per year. Because of its unique characteristics and use as an industrial gas, we expect demand for helium to grow well into the future.

     Existing production in the Mid-Continent region is typically from mature fields with shallow decline profiles that will provide our plants with a dependable source of raw natural gas over a long term. With the development of improved exploration and production techniques such as 3-D seismic and horizontal drilling over the past several years, additional reserves have become economically producible in this region. We hold large acreage dedication positions with various producers who have developed programs to add substantially to their reserve base. The infrastructure of our plants and gathering facilities are uniquely positioned to pursue our consolidation strategy.

     Our key suppliers in this region include Phillips, OXY USA and Anadarko Petroleum. Our principal competitors in this region include Coastal Field Services, Oneok Field Services and Enogex Inc.


     East Texas-Austin Chalk-North Louisiana. Our facilities in this region are located in East Texas, North Louisiana and the Austin Chalk formation of East Central Texas and Central Louisiana. We own majority interests in and are the operator of 10 natural gas processing plants in this region. In addition, we own a minority interest in one natural gas processing plant that is operated by another entity. Our plants have processing capacity net to our interest of 1.6 billion cubic feet of raw natural gas per day. During 1999, these plants operated at an overall 66% capacity utilization rate. In this region we also own three intrastate gathering systems, which, in the aggregate, can gather and transport approximately 480 million cubic feet of raw natural gas per day.


     Our East Texas operations are centered around our East Texas Complex, located near Carthage, Texas. This plant complex is the second largest raw natural gas processing facility in the continental United States, based on liquids recovery, and currently produces approximately 40,000 barrels per day of NGLs. Our 165-mile gathering network aggregates production to the East Texas Complex, which currently gathers approximately 130 million cubic feet of raw natural gas per day. In addition, the plant is connected to and processes raw natural gas from several other gathering systems, including those owned by Koch, Union Pacific Resources and American Central. Substantially all of the raw natural gas processed at the complex is contracted under percent-of-proceeds agreements with an average remaining term of approximately six years. This plant is adjacent to our Carthage Hub, which delivers residue gas to interconnects with 14 interstate and intrastate pipelines. The Carthage Hub, with an aggregate delivery capacity of two billion cubic feet per day, acts as a key exchange point for the purchase and sale of residue gas. We also operate Panola pipeline, with throughput capacity of up to 40,000 barrels per day, which carries NGLs from our East Texas Complex to markets in Mont Belvieu, Texas. In this region, we also own and operate the Fuels Cotton Valley Gathering System, which consists of 76 miles of pipeline and which gathers approximately 30 million cubic feet of raw natural gas per day.

     As we pursue a combination of opportunistic and consolidation strategies in this diverse region, we intend to leverage our modern processing capacity, intrastate gas pipeline and NGL assets.

     Our key suppliers in this region include Union Pacific Resources, Devon and Phillips. Our principal competitors in this region include Koch, El Paso Field Services and Southwest Pipeline Corporation.


     Onshore Gulf of Mexico. Our facilities in this region are located in South Texas and the Southeastern portions of the Texas Gulf Coast. We own a 100% interest in and are the operator of seven natural gas processing plants and the Spindletop gas storage facility in this region. In addition, we own a minority interest in one natural gas processing plant that is operated by another entity. Our plants have processing capacity net to our interest of 1.1 billion cubic feet of raw natural gas per day. During 1999, the plants in this region ran at an overall 70% capacity utilization rate.


     Our Spindletop natural gas storage facility is located near Beaumont, Texas and has current working natural gas capacity of 8.5 billion cubic feet, plus expansion potential of up to an additional 10 billion cubic feet. We currently have approximately 5.6 billion cubic feet of the available storage capacity under lease with expiration terms out to July 2004. This high deliverability storage facility is positioned to meet the needs of the natural gas-fired electric generation marketplace, currently the fastest growing demand segment of the natural gas industry. The facility interconnects with 12 interstate and intrastate pipelines and is designed to handle the hourly demand needs of power generators.

     To achieve growth in our Onshore Gulf of Mexico region, we intend to fully integrate our recently acquired assets and use the diversity of our current asset base to provide value-added services to our broad customer base. We will also seek additional opportunities to participate in the anticipated growth in supply from this region.

     Our key suppliers in this region include Collins & Ware, United Oil and Minerals and TransTexas. Our principal competitors in this region include PG&E Texas Transmission, Tejas Gas Corp. and Houston Pipe Line Company.


     Rocky Mountains. Our facilities in this region are located in the DJ Basin of Northern Colorado, the Ladder Creek area of Southeast Colorado and the Greater Green River Basin and Overthrust Belt areas of Southwest Wyoming and Northeast Utah. We own a 100% interest in and are the operator of 10 natural gas processing plants in this region. In addition, we own a minority interest in one natural gas processing plant that is operated by another entity. Our plants have processing capacity net to our interest of 600 million cubic feet of raw natural gas per day. During 1999, our plants in this region operated at an overall 65% capacity utilization rate. These assets provide for the gathering and processing of raw natural gas, the transportation and fractionation of NGLs, nitrogen rejection, and helium extraction and liquification services.


     The Rocky Mountains region has well placed assets with strong competitive positions in areas that are expected to benefit from increased drilling activity, providing us with a platform for growth. In this region, we expect to achieve growth through our existing assets, strategic acquisitions and development of new facilities. In addition, we intend to pursue an opportunistic strategy in areas where new technologies and recovery methods are being employed.

     Our key suppliers in the region include Patina Oil & Gas, HS Resources and Union Pacific Resources. Our principal competitors in this region include HS Resources, Williams Field Services and Western Gas Resources.


     Offshore Gulf of Mexico. Our facilities in this region are located along the Gulf Coast areas of Louisiana, Mississippi and Alabama. We own minority interests in and are the operator of two natural gas processing plants in this region. In addition, we own a 50% interest in one natural gas processing plant and minority interests in five other natural gas processing plants, all of which are operated by other entities. The plants have processing capacity net to our interest of 909 million cubic feet of raw natural gas per day. During 1999, our plants in this region operated at an overall 81% capacity utilization rate. Each of these plants straddle offshore pipeline systems delivering a relatively lower NGLs content gas stream than that of our onshore gathering systems, as approximately 50% of the produced NGLs content consists of ethane. As a result, the offshore region's revenues are concentrated in fee-based business arrangements and are less dependent on fluctuating commodity prices.


     In addition, we own a 37% interest in the Dauphin Island Gathering Partnership, an offshore gathering and transmission system. Dauphin Island has attractive market outlets, including deliveries to Texas Eastern Transmission Corporation, Transco, Koch, Gateway and Florida Gas Transmission for re-delivery to the Southeast, Mid-Atlantic, Northeast and New England natural gas markets. Dauphin Island's leased capacity on Texas Eastern Transmission Corporation's pipeline provides us with a means to cross the Mississippi River to deliver or receive production from the Venice, Louisiana natural gas hub area. Further, the Main Pass Oil Gathering Company system, in which we own a 33% interest, also has access to a variety of markets through existing shallow-water and deep-water interconnections and dual market outlets into Shell's Delta terminal as well as Chevron's Cypress terminal.

     We believe that the Offshore Gulf of Mexico production area will be one of the most active regions for new drilling in the United States. Our strategic growth plan for this region is to add new facilities to our existing base so that we can capture new offshore development opportunities. Our existing assets in the eastern Gulf of Mexico are positioned to access new and ongoing production developments. Based on our broad range of assets in the region, we intend to capture incremental margins along the natural gas value chain.

     Our key suppliers in the Offshore Gulf of Mexico region include Coastal, ExxonMobil and CNG Producing Company. Our principal competitors in this region include El Paso Energy, Coral Energy and Williams.


     Western Canada. We own a majority interest in and are the operator of three natural gas processing plants in Western Canada that are strategically located in the Peace River Arch area of Northwestern Alberta. Our facilities in this region have processing capacity net to our interest of 109 million cubic feet of raw natural gas per day. Our 144-mile gathering system located in this region supports these processing facilities. During 1999, our processing plants in this area operated at an overall 70% capacity utilization rate. Our processing facilities in this area are new, with the majority having been constructed since 1995. Our processing arrangements are primarily fee-based, providing an income stream that is not subject to fluctuations in commodity prices.

     The Peace River Arch area continues to be an active drilling area with land widely held among several large and small producers. Multiple residue gas market outlets can be accessed from our facilities through connections to TransCanada's NOVA system, the Westcoast system into British Columbia and the Alliance Pipeline, scheduled to be operational in October 2000.


     According to the EIA Report, less than 20% of the gathering and processing assets in the area are owned by midstream gathering and processing companies. As a result, we believe that significant growth opportunities exist in this region. We anticipate that producers in this area may follow the lead of U.S. producers and divest their midstream assets over the next few years. We are positioned to capitalize on this fundamental shift in the Canadian natural gas processing industry and plan to expand our position in Alberta and British Columbia through additional acquisitions and greenfield projects.


     Our key suppliers in this region include Star Oil & Gas Ltd., Talisman Energy Inc. and Anderson Exploration Ltd. Our principal competitors in the area include TransCanada Midstream, Talisman Energy Inc. and Westcoast Energy, Inc.

NATURAL GAS LIQUIDS TRANSPORTATION, FRACTIONATION AND MARKETING

     OVERVIEW

     We market our NGLs and provide marketing services to third party NGL producers and sales customers in significant NGL production and market centers in the United States. During 1999, our NGL transportation, fractionation and marketing activities produced $38.3 million of gross margin and $38.1 million of EBITDA. In 1999, we marketed and traded approximately 486,000 barrels of NGLs per day, of which approximately 85% was production for our own account, ranking us as one of the largest NGLs marketers in the country.

     Our NGL services include plant tailgate purchases, transportation, fractionation, flexible pricing options, price risk management and product-in-kind agreements. Our primary NGL operations are located in close proximity to our gathering and processing assets in each of the regions in which we operate, other than Western Canada. We own interests in two NGLs fractionators at the Mont Belvieu, Texas market center, the Mont Belvieu I fractionation facility and the Enterprise Products fractionation facility. In addition, we own interests in two major NGLs pipelines serving the Mont Belvieu facilities, the wholly owned Panola Pipeline in East Texas and an interest in the Black Lake Pipeline in Louisiana and East Texas. We also own several regional fractionation plants and NGLs pipelines.

     We possess a large asset base of NGL fractionators and pipelines that are used to provide value-added services to our refining, chemical, industrial, retail and wholesale propane-marketing customers. We intend to capture premium value in local markets while maintaining a low cost structure by maximizing facility utilization at our 12 regional fractionators and 12 pipeline systems.

     STRATEGY

     Our strategy is to exploit the size, scope and reliability of supply from our raw natural gas processing operations and apply our knowledge of NGL market dynamics to make additional investments in NGL infrastructure. Our interconnected natural gas processing operations provide us with an opportunity to capture fee-based investment opportunities in certain NGL assets, including pipelines, fractionators and terminals. In conjunction with this investment strategy and as an enhancement to the margin generation from our NGL assets, we also intend to focus on the following areas: producer services, local sales and fractionation, market hub fractionation, transportation and market center trading and storage, each of which briefly is discussed below.

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     Producer Services. We plan to expand our services to producers principally in the areas of price risk management and handling the marketing of their products. Over the last several years, we have expanded our supply base significantly beyond our own equity production by providing a long-term market for third-party NGLs at competitive prices.

     Local Sales and Fractionation. We will seek opportunities to maximize value of our product by expanding local sales. We have fractionation capabilities at 14 of our raw natural gas processing plants. Our ability to fractionate NGLs at regional processing plants provides us with direct access to local NGLs markets.

     Market Hub Fractionation. We will focus on optimizing our product slate from our two Gulf Coast fractionators, the Mont Belvieu I and Enterprise Products fractionators, where we have a combined owned capacity of 57,000 barrels per day. The control of products from these fractionators complements our market center trading activity.

     Transportation. We will seek additional opportunities to invest in NGL pipelines and secure favorable third party transportation arrangements. We use company-owned NGL pipelines to transport approximately 94,500 barrels per day of our total NGL pipeline volumes, providing transportation to market center fractionation hubs or to end use markets. We also are a significant shipper on third party pipelines in the Rocky Mountains, Mid-Continent and Permian Basin producing regions and, as a result, receive the benefit of incentive rates on many of our NGLs shipments.

     Market Center Trading and Storage. We use trading and storage at the Mont Belvieu, Texas and Conway, Kansas NGL market centers to manage our price risk and provide additional services to our customers. We undertake these activities through the use of fixed forward sales, basis and spread trades, storage opportunities, put/call options, term contracts and spot market trading. We believe there are additional opportunities to grow our price risk management services with our industrial customer base.

     KEY SUPPLIERS AND COMPETITION


     The marketing of NGLs is a highly competitive business that involves integrated oil and natural gas companies, mid-stream gathering and processing companies, trading houses, international liquid propane gas producers and refining and chemical companies. There is competition to source NGLs from plant operators for movement through pipeline networks and fractionation facilities as well as to supply large consumers such as multi-state propane, refining and chemical companies with their NGLs needs. Our three largest suppliers are our own plants, Union Pacific Resources and Pacific Gas & Electric. Our largest sales customers are Phillips, Dow Chemical and ExxonMobil, which accounted for 12%, 2% and 1%, respectively, of our total revenues in 1999. Our three principal competitors in the marketing of NGLs are Dynegy, Koch and Enterprise. In 1999, we marketed and traded an average of approximately 486,000 barrels per day, or approximately 19% of the available domestic supply, which includes gas plant production, refinery plant production and imports.


     TEPPCO

     On March 31, 2000, we obtained by transfer from Duke Energy, the general partner of TEPPCO, a publicly traded master limited partnership. TEPPCO operates in two principal areas:

     - refined products and liquefied petroleum gases transportation; and

     - crude oil and NGLs transportation and marketing.

     TEPPCO is one of the largest pipeline common carriers of refined petroleum products and liquefied petroleum gases in the United States. Its operations in this line of business consist of:

     - interstate transportation, storage and terminaling of petroleum products;

     - short-haul shuttle transportation of liquefied petroleum gas at the Mont Belvieu, Texas complex;

     - sale of product inventory;

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     - fractionation of NGLs; and

     - ancillary services.

TEPPCO's refined products and liquefied petroleum gas pipeline system includes approximately 4,300 miles of pipeline which extend from southeast Texas through the central and midwestern United States to the northeastern United States. TEPPCO's refined products and liquefied petroleum gas pipeline system has storage capacity of 13 million barrels of refined petroleum products and 38 million barrels of liquefied petroleum gas.

     Through its crude oil and NGLs transportation and marketing business, TEPPCO gathers, stores, transports and markets crude oil, NGLs, lube oil and specialty chemicals, principally in Oklahoma, Texas and the Rocky Mountain region. TEPPCO's crude oil and NGLs assets include approximately 1,950 miles of crude oil pipeline and 1.7 million barrels of crude oil storage and approximately 425 miles of NGL pipeline with an aggregate capacity of 25,000 barrels per day.


     We believe that our ownership of the general partnership interest of TEPPCO improves our business position in the transportation sector of the midstream natural gas industry and provides us additional flexibility in pursuing our disciplined acquisition strategy by providing an alternative acquisition vehicle. It also provides us with an opportunity to sell appropriate assets currently held by our company to TEPPCO.



     The general partner of TEPPCO manages and directs TEPPCO under the TEPPCO partnership agreement and the partnership agreements of its operating partnerships. Under the partnership agreements, the general partner of TEPPCO is reimbursed for all direct and indirect expenses it incurs or payments it makes on behalf of TEPPCO.


     TEPPCO makes quarterly cash distributions of its available cash, which consists generally of all cash receipts less disbursements and cash reserves necessary for working capital, anticipated capital expenditures and contingencies, the amounts of which are determined by the general partner of TEPPCO.

     The partnership agreements provide for incentive distributions payable to the general partner of TEPPCO out of TEPPCO's available cash in the event quarterly distributions to its unitholders exceed certain specified targets. In general, subject to certain limitations, if a quarterly distribution exceeds a target of $.275 per limited partner unit, the general partner of TEPPCO will receive incentive distributions equal to:

     - 15% of that portion of the distribution per limited partner unit which exceeds the minimum quarterly distribution amount of $.275 but is not more than $.325, plus

     - 25% of that portion of the quarterly distribution per limited partner unit which exceeds $.325 but is not more than $.45, plus

     - 50% of that portion of the quarterly distribution per limited partner unit which exceeds $.45.


     At TEPPCO's 1999 per unit distribution level, the general partner:



     - receives approximately 14% of the cash distributed by TEPPCO to its partners, which consists of 12% from the incentive cash distribution and 2% from the general partner interest; and



     - under the incentive cash distribution provisions, receives 50% of any increase in TEPPCO's per unit cash distributions.



     During 1999, total cash distributions to the general partner of TEPPCO were $8.3 million.



     TEPPCO has agreed to acquire Atlantic Richfield Company's 50% ownership interest in Seaway Pipeline Company for $355 million. Seaway Pipeline Company owns a 500-mile crude oil pipeline that extends from a marine terminal at Freeport, Texas to Cushing, Oklahoma having a capacity of 350,000 barrels per day, a 550-mile refined products pipeline that extends from Pasadena, Texas to Cushing having a capacity of 85,000 barrels per day and a crude oil terminal facility in the Houston area. TEPPCO will assume ARCO's role as operator of Seaway. The transaction is contingent upon satisfaction of regulatory requirements.


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NATURAL GAS SUPPLIERS

     We purchase substantially all of our raw natural gas from producers under varying term contracts. Typically, we take ownership of raw natural gas at the wellhead, settling payments with producers on terms set forth in the applicable contracts. These producers range in size from small independent owners and operators to large integrated oil companies, such as Phillips, our largest single supplier. No single producer accounted for more than 10% of our natural gas throughput in 1999. Each producer generally dedicates to us the raw natural gas produced from designated oil and natural gas leases for a specific term. The term will typically extend for three to seven years and in some cases for the life of the lease. We currently have over 15,000 active contracts with over 5,000 producers. We consider our relations with our producers to be good. For a description of the types of contracts we have entered into with our suppliers, please see "Natural Gas Gathering, Processing, Transportation, Marketing and Storage--Raw Natural Gas Supply Arrangements."

COMPETITION

     We face strong competition in acquiring raw natural gas supplies. Our competitors in obtaining additional gas supplies and in gathering and processing raw natural gas include:

     - major integrated oil companies;

     - major interstate and intrastate pipelines or their affiliates;

     - other large raw natural gas gatherers that gather, process and market natural gas and/or NGLs; and

     - a relatively large number of smaller raw natural gas gatherers of varying financial resources and experience.

     Competition for raw natural gas supplies is concentrated in geographic regions based upon the location of gathering systems and natural gas processing plants. Although we are one of the largest gatherers and processors in most of the geographic regions in which we operate, most producers in these areas have alternate gathering and processing facilities available to them. In addition, producers have other alternatives, such as building their own gathering facilities or in some cases selling their raw natural gas supplies without processing. Competition for raw natural gas supplies in these regions is primarily based on:

     - the reputation, efficiency and reliability of the gatherer/processor, including the operating pressure of the gathering system;

     - the availability of gathering and transportation;

     - the pricing arrangement offered by the gatherer/processor; and

     - the ability of the gatherer/processor to obtain a satisfactory price for the producers' residue gas and extracted NGLs.

     In addition to competition in raw natural gas gathering and processing, there is vigorous competition in the marketing of residue gas. Competition for customers is based primarily upon the price of the delivered gas, the services offered by the seller, and the reliability of the seller in making deliveries. Residue gas also competes on a price basis with alternative fuels such as oil and coal, especially for customers that have the capability of using these alternative fuels and on the basis of local environmental considerations. Also, to foster competition in the natural gas industry, certain regulatory actions of FERC and some states have allowed buying and selling to occur at more points along transmission and distribution systems.

     Competition in the NGLs marketing area comes from other midstream NGLs marketing companies, international producers/traders, chemical companies and other asset owners. Along with numerous marketing competitors, we offer price risk management and other services. We believe it is important that we tailor our services to the end-use customer to remain competitive.

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REGULATION


     Transportation. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the regulations promulgated thereunder by FERC. In the past, the federal government regulated the prices at which natural gas could be sold. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas. Congress could, however, reenact field natural gas price controls in the future, though we know of no current initiative to do so.


     As a gatherer, processor and marketer of raw natural gas, we depend on the natural gas transportation and storage services offered by various interstate and intrastate pipeline companies to enable the delivery and sale of our residue gas supplies. In accordance with methods required by FERC for allocating the system capacity of "open access" interstate pipelines, at times other system users can preempt the availability of interstate natural gas transportation and storage service necessary to enable us to make deliveries and sales of residue gas. Moreover, shippers and pipelines may negotiate the rates charged by pipelines for such services within certain allowed parameters. These rates will also periodically vary depending upon individual system usage and other factors. An inability to obtain transportation and storage services at competitive rates can hinder our processing and marketing operations and affect our sales margins.

     The intrastate pipelines that we own are subject to state regulation and, to the extent they provide interstate services under Section 311 of the Natural Gas Policy Act of 1978, also are subject to FERC regulation. We also own an interest in a natural gas gathering system and interstate transmission system located in offshore waters south of Louisiana and Alabama. The offshore gathering system is not a jurisdictional entity under the Natural Gas Act; the interstate offshore transmission system is regulated by FERC.

     Commencing in April 1992, FERC issued Order No. 636 and a series of related orders that require interstate pipelines to provide open-access transportation on a basis that is equal for all marketers of natural gas. FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Order No. 636 applies to our activities in Dauphin Island Gathering Partners and how we conduct gathering, processing and marketing activities in the market place serviced by Dauphin Island Gathering Partners. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although certain appeals remain pending and FERC continues to review and modify its regulations. For example, the FERC recently issued Order No. 637 which, among other things:

     - lifts the cost-based cap on pipeline transportation rates in the capacity release market until September 30, 2002 for short-term releases of pipeline capacity of less than one year;

     - permits pipelines to charge different maximum cost-based rates for peak and off-peak periods;

     - encourages, but does not mandate, auctions for pipeline capacity;

     - requires pipelines to implement imbalance management services;

     - restricts the ability of pipelines to impose penalties for imbalances, overruns and non-compliance with operational flow orders; and

     - implements a number of new pipeline reporting requirements.

Order No. 637 also requires the FERC to analyze whether the FERC should implement additional fundamental policy changes, including, among other things, whether to pursue performance-based ratemaking or other non-cost based ratemaking techniques and whether the FERC should mandate greater standardization in terms and conditions of service across the interstate pipeline grid. In addition, the FERC recently implemented new regulations governing the procedure for obtaining authorization to construct new pipeline facilities and has issued a policy statement, which it largely affirmed in a recent order on rehearing, establishing a presumption in favor of requiring owners of new pipeline facilities to charge rates based solely on
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

the costs associated with such new pipeline facilities. We cannot predict what further action FERC will take on these matters. However, we do not believe that we will be affected by any action taken previously or in the future on these matters materially differently than other natural gas gatherers, processors and marketers with which we compete.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. The natural gas industry historically has been heavily regulated; therefore, there is no assurance that the less stringent and pro-competition regulatory approach recently pursued by FERC and Congress will continue.

     Gathering. The Natural Gas Act exempts natural gas gathering facilities from the jurisdiction of FERC. Interstate natural gas transmission facilities, on the other hand, remain subject to FERC jurisdiction. FERC has historically distinguished between these two types of facilities on a fact-specific basis. We believe that our gathering facilities and operations meet the current tests that FERC uses to grant non-jurisdictional gathering facility status. However, there is no assurance that FERC will not modify such tests or that all of our facilities will remain classified as natural gas gathering facilities.

     Some states in which we own gathering facilities have adopted laws and regulations that require gatherers either to purchase without undue discrimination as to source or supplier or to take ratably without undue discrimination natural gas production that may be tendered to the gatherer for handling. For example, the states of Oklahoma and Kansas also have adopted complaint-based statutes that allow the Oklahoma Corporation Commission and the Kansas Corporation Commission, respectively, to remedy discriminatory rates for providing gathering service where the parties are unable to agree. In a similar way, the Railroad Commission of Texas sponsors a complaint procedure for resolving grievances about natural gas gathering access and rate discrimination.


     The FERC recently issued Order No. 639, requiring that virtually all non-proprietary pipeline transporters of natural gas on the outer-continental shelf report information on their affiliations, rates and conditions of service. Among FERC's purposes in issuing these rules was the desire to provide shippers on the outer-continental shelf with greater assurance of open-access services on pipelines located on the outer-continental shelf and non-discriminatory rates and conditions of service on these pipelines. The FERC exempted Natural Gas Act-regulated pipelines, like Dauphin Island Gathering Partners, from the new reporting requirements, reasoning that the information that these pipelines were already reporting was sufficient to monitor conformity with existing non-discrimination mandates. However, pipelines not regulated under the Natural Gas Act, like our gathering lines located on the outer-continental shelf, must comply with the new rules. Order No. 639 creates additional significant reporting requirements for us. The new reporting requirements could place us at a competitive disadvantage relative to other offshore gatherers that are owned by producers of natural gas because these other gatherers will have access to our Order No. 639 reporting information but will have no reciprocal reporting obligation. Additionally, the new rules provide that rates and conditions of service acceptable under the Natural Gas Act for jurisdictional outer-continental shelf pipelines may, nonetheless, be considered unlawful under currently vague and undeveloped standards of discrimination under the Outer Continental Shelf Lands Act. Order No. 639 may be altered on rehearing or on appeal, and it is not known at this time what effect these new rules, as they may be altered, will have on our business.


     Processing. The primary function of our natural gas processing plants is the extraction of NGLs and the conditioning of natural gas for marketing. FERC has traditionally maintained that a processing plant that primarily extracts NGLs is not a facility for transportation or sale of natural gas for resale in interstate commerce and therefore is not subject to its jurisdiction under the Natural Gas Act. We believe that our natural gas processing plants are primarily involved in removing NGLs and, therefore, are exempt from the jurisdiction of FERC.

     Transportation and Sales of Natural Gas Liquids. We have non-operating interests in two pipelines that transport NGLs in interstate commerce. The rates, terms and conditions of service on these pipelines are subject to regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that petroleum products (including
NGLs) pipeline rates be just and reasonable

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

and non-discriminatory. The FERC allows petroleum pipeline rates to be set on at least three bases, including historic cost, historic cost plus an index or market factors.

     Sales of Natural Gas Liquids. Our sales of NGLs are not currently regulated and are made at market prices. In a number of instances, however, the ability to transport and sell such NGLs are dependent on liquids pipelines whose rates, terms and conditions or service are subject to the Interstate Commerce Act. Although certain regulations implemented by the FERC in recent years could result in an increase in the cost of transporting NGLs on certain petroleum products pipelines, we do not believe that these regulations affect us any differently than other marketers of NGLs with whom we compete.

     U.S. Department of Transportation. Some of our pipelines are subject to regulation by the U.S. Department of Transportation with respect to their design, installation, testing, construction, operation, replacement and management. Comparable regulations exist in some states where we do business. These regulations provide for safe pipeline operations and include potential fines and penalties for violations.

     Safety and Health. Certain federal statutes impose significant liability upon the owner or operator of natural gas pipeline facilities for failure to meet certain safety standards. The most significant of these is the Natural Gas Pipeline Safety Act, which regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities. In addition, we are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act and comparable state statutes, whose purpose is to maintain the safety of workers, both generally and within the pipeline industry. We have an internal program of inspection designed to monitor and enforce compliance with pipeline and worker safety requirements. We believe we are in substantial compliance with the requirements of these laws, including general industry standards, recordkeeping requirements, and monitoring of occupational exposure to hazardous substances.

     Canadian Regulation. Our Canadian assets in the province of Alberta are regulated by the Alberta Energy and Utilities Board. Our West Doe natural gas gathering pipeline, which crosses the Alberta/British Columbia border, falls under the jurisdiction of the National Energy Board.

ENVIRONMENTAL MATTERS

     The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state, and local levels. These laws and regulations can restrict or prohibit our business activities that affect the environment in many ways, such as:

     - restricting the way we can release materials or waste products into the air, water, or soils;

     - limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

     - requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

     - imposing substantial liabilities on us for pollution resulting from our operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

     In most instances, the environmental laws and regulations affecting our operations relate to the potential release of substances or waste products into the air, water or soils, and include measures to control or prevent the release of substances or waste products to the environment. Costs of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulation and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions and federally authorized citizen

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suits. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products to the environment. The following is a discussion of certain environmental and safety concerns that relate to the midstream natural gas and NGLs industry. It is not intended to constitute a complete discussion of all applicable federal, state and local laws and regulations, or specific matters, to which we may be subject.

     Our operations are regulated by the Clean Air Act, as amended, and comparable state laws and regulations. These laws and regulations govern emissions into the air from our activities, for example in relation to our processing plants and our compressor stations, and also impose procedural requirements on how we conduct our operations. Due to the nature or our business, we have numerous permits related to air emissions issued by state governments or the United States Environmental Protection Agency ("EPA"). For example, we have a large number of federal Operating Permits, known as Title V permits, for our facilities that can impart specific emissions limitations as well as specific operational practices with which we must comply. There are also other state and federal requirements that might relate to our operations, including the federal Prevention of Significant Deterioration permitting requirements for major sources of emissions, and specific New Source Performance Standards or Maximum Achievable Control Technology ("MACT") Standards issued by the EPA that apply specifically to our industry or activities. Our failure to comply with these requirements exposes us to civil enforcement actions from the state agencies and perhaps the EPA, including monetary penalties, injunctions, conditions or restrictions on operations, and, potentially, criminal enforcement actions or federally authorized citizen suits.

     On June 17, 1999, the EPA published in the Federal Register a final MACT standard under Section 112 of the Clean Air Act to limit emissions of Hazardous Air Pollutants ("HAPs") from oil and natural gas production as well as from natural gas transmission and storage facilities. The MACT standard requires that affected facilities reduce their emissions of HAPs by 95%, and this will affect our various large dehydration units and potentially some of our storage vessels. This new standard will require that we achieve this reduction by either process modifications or installing new emissions control technology. The MACT standard will affect us and our competitors in a like manner. The rule allows most affected sources until at least June 2002 to comply with the requirements. While additional capital costs are likely to result from this rule or other potential air regulations, we believe that these changes will not have a material adverse effect on our business, financial position or results of operations.

     Our operations generate wastes, including some hazardous wastes, that are subject to the Resource Conservation and Recovery Act ("RCRA"), as amended and comparable state laws. However, RCRA currently exempts many natural gas gathering and processing plant wastes from being subject to hazardous waste requirements. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy. Unrecovered petroleum product wastes, however, may still be regulated under RCRA as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Natural gas and NGLs transported in pipelines may also generate some hazardous wastes. Although we believe it is unlikely that the RCRA exemption will be repealed in the near future, repeal would increase costs for waste disposal and environmental remediation at our facilities. Past operations are identified from time to time as having used polychlorinated biphenyls ("PCBs"), for example, in plant air compressor systems, and when identified we are required to address or remediate such a system that might contain PCBs in compliance with the Toxic Substances Control Act, including any contamination that might be associated with a release from that system.

     Our operations could incur liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), also known as "Superfund," and comparable state laws or other federal laws regardless of our fault, in connection with the disposal or other release of hazardous substances or wastes, including those arising out of historical operations conducted by our predecessors. If we were to incur liability under CERCLA, we could be subject to joint and several liability for the costs of cleaning up hazardous substances, for damages to natural resources and for the costs of certain health studies.

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     We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although we used operating and disposal practices that were standard in the industry at the time, hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes (including waste disposed of or released by prior owners or operators) or property contamination (including groundwater contamination, whether from prior owners or operators or other historic activities or spills) or to perform remedial plugging or pit closure operations to prevent future contamination, in some instances regardless of fault or the amount of waste we sent to the site.


     EPA Region VIII issued a RCRA administrative cleanup order in 1995 with respect to the operation of the Weld County Waste Disposal, Inc. site near Fort Lupton Colorado, and in 1997 one of our predecessors was identified along with other entities as a potentially responsible party for this site. We are not aware of administrative activity at this site in the last two years. We have various ongoing remedial matters related to historical operations similar to others in the industry, for the reasons generally described above. These are typically managed in conjunction with the relevant state or federal agencies to address specific conditions, and in some cases are the responsibility of other entities based upon contractual obligations related to the assets. In April 1999, we acquired the midstream natural gas gathering and processing assets of Union Pacific Resources located in several states, which include 18 natural gas plants and 365 gathering facility sites. We have entered into an agreement to transfer liability for pre-April 1999 soil and ground water conditions identified as part of this transaction to a third party environmental/insurance partnership for a one-time premium payment subject to certain deductibles. With respect to these identified environmental conditions, the environmental partner has assumed liability and management responsibility for environmental remediation, and the insurance partner is providing financial management, program oversight, remediation cost cap insurance coverage for a 30 year term, and pollution legal liability coverage for a 20 year term. This innovative approach promotes pro-active site cleanup and closure, reduces internal resource needs for managing remediation, and may improve the marketability of assets based on transferability of this insurance coverage. In August 1996, we acquired certain gas gathering and processing assets in three states from Mobil Corporation. Under the terms of the asset purchase agreement, Mobil has retained the liabilities and costs related to various pre-August 1996 environmental conditions that were identified with respect to those assets. Mobil has formulated or is in the process of developing plans to address certain of these conditions, which we will review and monitor as clean-up activities proceed.


     Our operations can result in discharges of pollutants to waters. The Federal Water Pollution Control Act of 1972, as amended ("FWPCA"), also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including NGLs or unpermitted wastes, into state waters or waters of the United States. The unpermitted discharge of pollutants such as from spill or leak incidents are prohibited. The FWPCA and regulations implemented thereunder also prohibit discharges of fill material and certain other activities in wetlands unless authorized by an appropriately issued permit. Any unexpected release of NGLs or condensates from our systems or facilities could result in significant remedial obligations as well as FWPCA-related fines or penalties.

     We make expenditures in connection with environmental matters as part of our normal operations and capital expenses. For each of 2000 and 2001, we estimate that our expensed and capital-related costs will be approximately $13 million. It should be noted, however, that stricter laws and regulations, new interpretations of existing laws and regulations, or new information or developments could significantly increase our compliance costs and remediation

     We are subject to inherent environmental and safety risks related to our handling of natural gas and NGL products and historical industry waste disposal practices. We cannot assure you that we will not incur material environmental costs and liabilities. We believe, based on our current knowledge, that we are generally in substantial compliance with all of our necessary and material permits, and that we are in substantial
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compliance with applicable material environmental and safety regulations. We also use contractual measures, such as the environmental/insurance partnership discussed above, where appropriate to mitigate environmental claims or losses but, in the event of a default, we could be exposed to these claims. Based on current information and taking into account protective mechanisms mentioned here, we do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, process, and transport natural gas and NGLs. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs.

     Our natural gas gathering pipelines and processing plants in Alberta, Canada operate under permits from and are regulated by Alberta Environment. Our West Doe natural gas gathering pipeline, which crosses the Alberta/British Columbia border, is regulated by the National Energy Board in consultation with the Canadian Environmental Assessment Agency.

LEGAL PROCEEDINGS

     In November 1997, Chevron U.S.A. sued GPM Gas Corporation, one of our subsidiaries, in the United States District Court for the Western District of Texas, Midland Division, for alleged breach by GPM Gas Corporation of favored nations clauses in several 1961 gas supply contracts. The case was tried in October 1998, and in September 1999, the trial court issued an opinion and final judgment against GPM for $13.8 million through July 1998, plus attorneys' fees and interest for the period after July 1998. GPM Gas Corporation has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit.

     In recent years, the midstream natural gas industry has seen an increase in the number of class actions in suits involving royalty disputes, mismeasurement and mispayment. Although the industry has seen these types of cases before, they were previously typically brought by a single plaintiff or small group of plaintiffs. Many of these cases are now being brought as class actions or under the Civil False Claims Act. We are currently named defendants in a number of these types of cases. Although we believe we have meritorious defenses to these cases and will continue to vigorously defend against them, these class actions are expected to be costly and time consuming to defend.

     In addition to the foregoing, from time to time, we are named as parties in legal proceedings arising in the ordinary course of our business. We believe we have meritorious defenses to all of these lawsuits and legal proceedings and will vigorously defend against them. Based on our evaluation of pending matters and after consideration of reserves established, we believe that the resolution of these proceedings will not have a material adverse effect on our business, financial position or results of operations.

EMPLOYEES

     As of February 29, 2000, we had approximately 2,700 employees. We are a party to two collective bargaining agreements which cover an aggregate of approximately 180 of our employees and are bound to negotiate in good faith toward collective bargaining agreements with two other collective bargaining units which cover an aggregate of approximately 80 employees. We believe our relations with our employees are good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table provides information regarding our executive officers, directors and nominees for director:



NAME                                    AGE                  POSITION
----                                    ---                  --------
Jim W. Mogg(1)........................  51    Director and Chairman of the Board,
                                                President and Chief Executive
                                                Officer
Michael J. Panatier(2)................  51    Nominee for Director and Vice Chairman
                                                of the Board
Mark A. Borer.........................  45    Senior Vice President, Southern Region
Michael J. Bradley....................  45    Senior Vice President, Northern Region
David D. Frederick....................  40    Senior Vice President and Chief
                                              Financial Officer
Robert F. Martinovich.................  42    Senior Vice President, Western Region
William W. Slaughter..................  52    Executive Vice President
Martha B. Wyrsch......................  42    Senior Vice President, General Counsel
                                              and Secretary
Fred J. Fowler(1).....................  54    Director
Richard B. Priory(1)..................  53    Director
Milton Carroll(1).....................  50    Nominee for Director
William H. Grigg(1)...................  67    Nominee for Director
John E. Lowe(2).......................  41    Nominee for Director
J.J. Mulva(2).........................  53    Nominee for Director
Wayne W. Murdy(1).....................  55    Nominee for Director
Ruth G. Shaw(1).......................  52    Nominee for Director
C.J. Silas(2).........................  68    Nominee for Director


---------------


 (1) Duke Energy designee



 (2) Phillips designee



     Jim W. Mogg is Chairman of the Board, President and Chief Executive Officer of our company. Mr. Mogg also serves as Senior Vice President--Field Services for Duke Energy. Mr. Mogg was President and Chief Executive Officer of the Predecessor Company from 1994 until the Combination. Mr. Mogg is also a director of the general partner of TEPPCO. Mr. Mogg has been in the energy industry since 1973.


     Michael J. Panatier is a nominee for Director and Vice Chairman of Duke Energy Field Services Corporation. Mr. Panatier served as Senior Vice President of Gas Processing and Marketing for Phillips from 1998 until the Combination. From 1994 until the Combination, he also served as President and Chief Executive Officer of GPM Gas Corporation, a subsidiary of Phillips. Mr. Panatier has been in the energy industry since 1975.


     Mark A. Borer is Senior Vice President, Southern Region of our company. Mr. Borer held the same position with the Predecessor Company from 1999 until the Combination. From 1992 until 1999, Mr. Borer served as Vice President of Natural Gas Marketing for Union Pacific Fuels, Inc. Mr. Borer is also a director of the general partner of TEPPCO. Mr. Borer has been in the energy industry since 1978.



     Michael J. Bradley is Senior Vice President, Northern Region of our company. Mr. Bradley held the same position with the Predecessor Company from 1994 until the Combination. Mr. Bradley has been in the energy industry since 1979.


     David D. Frederick is Senior Vice President and Chief Financial Officer of our company. Mr. Frederick held the same position with the Predecessor Company from 1998 until the Combination. From 1996 until

1998, Mr. Frederick served as Vice President and Controller of Panhandle Eastern Pipe Line Company and Trunkline Gas Company. From 1993 until 1996, Mr. Frederick served as Controller of Panhandle Eastern Pipe Line Company. Mr. Frederick has been in the energy industry since 1988.


     Robert F. Martinovich is Senior Vice President, Western Region of our company. Mr. Martinovich was Senior Vice President of GPM Gas Corporation, a subsidiary of Phillips, from 1999 until the Combination. From 1996 until 1999, Mr. Martinovich was Vice President for the Oklahoma Region for GPM Gas Corporation, and from 1994 until 1996, he was Business Development Manager for GPM Gas Services Company. Mr. Martinovich has been in the energy industry since 1980.



     William W. Slaughter is Executive Vice President of our company. Mr. Slaughter held the position of Advisor to the Chief Executive Officer of the Predecessor Company from 1998 until his appointment as Executive Vice President in 2000. From 1997 until 1998, Mr. Slaughter was Vice President of Energy Services for Duke Energy. From 1994 until 1997, Mr. Slaughter served as Vice President of Corporate Strategic Planning for Pan Energy and President of Pan Energy International Development Corporation. Mr. Slaughter is also a director of the general partner of TEPPCO. Mr. Slaughter has been in the energy industry since 1970.


     Martha B. Wyrsch is Senior Vice President, General Counsel and Secretary of our company. Ms. Wyrsch held the same position with the Predecessor Company from 1999 until the Combination. Ms. Wyrsch also currently serves as Vice President and General Counsel -- Energy Transmission for Duke Energy. From 1997 until 1999, Ms. Wyrsch served as Vice President, General Counsel and Secretary of K N Energy, Inc. From 1996 until 1997, Ms. Wyrsch served as Vice President, Deputy General Counsel and Secretary of K N Energy, Inc. Ms. Wyrsch served K N Energy, Inc. in a variety of positions from 1991 to 1996, including Assistant General Counsel, Senior Counsel and Assistant Secretary. Ms. Wyrsch has been in the energy industry since 1991.


     Fred J. Fowler, a Director of our company, is Group President -- Energy Transmission of Duke Energy and has held that position since 1997. Mr. Fowler served as Group Vice President of Pan Energy from 1996 until 1997. From 1994 until 1996, Mr. Fowler served as President of Texas Eastern Transmission Company. Mr. Fowler is also a director of TEPPCO. Mr. Fowler has been in the energy industry since 1968.



     Richard B. Priory, a Director of our company, is the Chairman, President and Chief Executive Officer of Duke Energy and has held that position since 1998. Mr. Priory served as Chairman and CEO of Duke Energy from 1997 to 1998. From 1994 until 1997, Mr. Priory served as President and Chief Operating Officer of Duke Energy. Mr. Priory is also a director of the general partner of TEPPCO. Mr. Priory has been in the energy industry since 1976.



     Milton Carroll, a nominee for Director of our company, founded and has been President and Chief Executive Officer of Instrument Products, Inc., a manufacturer of oil field equipment and other precision products, since 1977. Mr. Carroll is also a director of Reliant Energy, Ocean Energy Inc. and Health Care Service Corporation. Mr. Carroll has been in the energy industry since 1974.



     William H. Grigg, a nominee for Director of our company, is Chairman Emeritus of Duke Energy. Mr. Grigg previously was the Chairman and Chief Executive Officer of Duke Energy from 1994 to 1997. Mr. Grigg is also a director and trustee of Nations Funds, Inc., a family of mutual funds, Associated Electric and Gas Insurance Services, Ltd., The Shaw Group Inc. and Kuhlman Electric Corporation. Mr. Grigg has been in the energy industry since 1963.



     John E. Lowe, a nominee for Director of our company, is the Senior Vice President of Planning and Strategic Transactions of Phillips Petroleum Company, and has held that position since 2000. Mr. Lowe served as Vice President of Planning and Strategic Transactions of Phillips from 1999 to 2000. From 1997 to 1999, Mr. Lowe served as Supply Chain Manager for Refining, Marketing and Transportation of Phillips. From 1993 to 1997 he served as Manager of Finance for Phillips. Mr. Lowe has been in the energy industry since 1981.


     J.J. Mulva, a nominee for Director of our company, is Chairman of the Board, President and Chief Executive Officer of Phillips Petroleum Company and has held these positions since 1999. From 1994 to 1999,

Mr. Mulva served as President and Chief Operating Officer of Phillips. Mr. Mulva has been in the energy industry since 1973.


     Wayne W. Murdy, a nominee for Director of our company, is the President of Newmont Mining Corporation, and has held that position since 1999. Mr. Murdy served as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation from 1996 to 1999. From 1992 to 1996, Mr. Murdy served as Senior Vice President and Chief Financial Officer of Newmont Mining Corporation. Mr. Murdy has been in the energy industry since 1978.



     Ruth G. Shaw, a nominee for Director of our company, is Executive Vice President and Chief Administrative Officer of Duke Energy and has held those positions since 1997. From 1994 to 1997, Dr. Shaw served as Senior Vice President, Corporate Resources of Duke Energy. From 1992 to 1994, Dr. Shaw served as Vice President of Corporate Communications of Duke Energy. Dr. Shaw is also a director of First Union Corporation and Avado Brands, Inc. Dr. Shaw has been in the energy industry since 1992.



     C. J. Silas, a nominee for Director of our company, retired as Chairman and Chief Executive Officer of Phillips Petroleum Company in 1994. Mr. Silas served as the Chairman and Chief Executive Officer of Phillips from 1985 to 1994. Mr. Silas is also a director of Halliburton Company and The Reader's Digest Association, Inc. Mr. Silas has been in the energy industry since 1953.



     We currently have three directors and eight nominees for director. After this offering is completed, we will have a total of 11 directors. Duke Energy and Phillips have entered into an agreement that provides that they will vote their shares of common stock after this offering to elect a Board of Directors of 11 members comprised of seven individuals designated by Duke Energy, at least two of whom must be independent, and four individuals designated by Phillips, at least one of whom must be independent. Under the terms of the agreement, the number of designees of each of Duke Energy and Phillips is subject to reallocation depending on the relative interests in our company held by Duke Energy and Phillips. For a more detailed discussion of certain voting and other corporate governance provisions that will be in effect after this offering, see "Description of Capital Stock -- Stockholders Agreement" and "-- Supermajority Requirements." Each director is elected annually by our stockholders for a one-year term.


COMMITTEES OF THE BOARD OF DIRECTORS

     Upon completion of this offering, our Board of Directors will establish an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to:

     - recommend annually to our Board of Directors the appointment of our independent auditors;

     - discuss and review in advance the scope and the fees of our annual audit and review the results of the annual audit with our independent auditors;

     - review and approve non-audit services of our independent auditors;

     - review the adequacy of major accounting and financial reporting policies;

     - review compliance with our major accounting and financial reporting policies;

     - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices; and

     - review our risk management policies and activities.


The Audit Committee will consist solely of independent directors.



     The functions of the Compensation Committee will be to review and approve annual salaries, bonuses, and grants of restricted stock and stock options under our 2000 Long-Term Incentive Plan for all executive officers and key members of our management staff, and to review and approve the terms and conditions of all employee benefit plans or changes to these plans. Following the offerings, we will have a Compensation Committee consisting solely of independent directors.

BOARD COMPENSATION


     Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. We pay non-employee members of our Board of Directors for their service as directors. Directors who are not employees receive an annual fee of $25,000, an annual restricted stock grant of 10,000 shares and a fee of $1,000 for attendance at each meeting of our Board of Directors and for attendance at each meeting of committees of our Board of Directors. In addition, the chairperson for each committee of the Board of Directors receives an annual fee of $3,000. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors.


EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the year ended December 31, 1999 for the Chief Executive Officer and each of our next five most highly compensated executive officers. These six individuals are referred to in this prospectus as the "Named Executive Officers."

                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                             --------------------------------   ------------------------------------
                                                    OTHER       RESTRICTED    SECURITIES
                                                    ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
                             SALARY     BONUS    COMPENSATION     AWARDS     STOCK OPTIONS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    ($)       ($)        ($)(4)         ($)            (#)          ($)       ($)(12)
---------------------------  -------   -------   ------------   ----------   -------------   -------   ------------
Jim W. Mogg(1)............   256,883   104,019       --          947,250(5)     41,300(10)    51,964      106,761
  Chairman, President and
  Chief Executive Officer
Michael J. Panatier(2)....   333,000   351,445       --           82,971(6)     24,200(11)     --          15,266
  Director and Vice
  Chairman of the Board
David D. Frederick(1).....   163,542    56,683       --          257,025(7)     15,100(10)    19,262      173,997
  Senior Vice President and
  Chief Financial Officer
Mark A. Borer(1)(3).......   139,604    49,187       --          167,063(8)     16,800(10)     --         241,959
  Senior Vice President,
  Southern Region
Michael J. Bradley(1).....   192,317    68,200       --          296,138(9)     17,300(10)    19,503      257,300
  Senior Vice President,
  Northern Region
Robert F. Martinovich(2)...  169,740   107,749       --            --            8,400(11)     --          12,305
  Senior Vice President,
  Western Region

---------------

 (1) Prior to the offerings all compensation paid to Messrs. Mogg, Frederick, Borer and Bradley was paid by Duke Energy and was attributable to services provided to the Predecessor Company.

 (2) Prior to the offerings all compensation paid to Messrs. Panatier and Martinovich was paid by Phillips.

 (3) Mr. Borer joined the Predecessor Company in April 1999. Amounts shown relate to the period from April 1999 to December 31, 1999.

 (4) Perquisites and other personal benefits received by each Named Executive Officer did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.


 (5) At December 31, 1999, Mr. Mogg held an aggregate of 18,000 restricted shares of Duke Energy common stock having a value of $902,250. Dividends are paid on such shares. The vesting of these shares is determined by, among other things, the performance of Duke Energy.


 (6) At December 31, 1999, Mr. Panatier held an aggregate of 14,564 restricted shares of Phillips common stock having a value of $684,508.


 (7) At December 31, 1999, Mr. Frederick held an aggregate of 4,600 restricted shares of Duke Energy common stock having a value of $230,575. Dividends are paid on such shares. The vesting of these shares is determined by, among other things, our performance.

 (8) At December 31, 1999, Mr. Borer held an aggregate of 3,000 restricted shares of Duke Energy common stock having a value of $150,375. Dividends are paid on such shares. One third of the restricted stock award will vest each year on April 1, beginning on April 1, 2000.


 (9) At December 31, 1999, Mr. Bradley held an aggregate of 5,300 restricted shares of Duke Energy common stock having a value of $265,663. Dividends are paid on such shares. The vesting of these shares is determined by, among other things, our performance.


(10) Represents options granted by Duke Energy to purchase shares of Duke Energy common stock.

(11) Represents options granted by Phillips to purchase shares of Phillips common stock.

(12) All Other Compensation column includes the following:

     - Matching contributions under the Duke Energy Retirement Savings Plan as follows: J. Mogg, $9,600; D. Frederick, $9,434; M. Borer, $5,550; M. Bradley, $9,600.

     - Make-whole matching contribution credits under the Duke Energy Executive Savings Plan as follows: J. Mogg, $10,111; D. Frederick, $2,020; M. Borer, $2,775; M. Bradley, $3,977.

     - Matching contributions under the Phillips Thrift Plan as follows: M. Panatier, $2,000; R. Martinovich, $2,000.

     - Matching contributions under the Phillips Long-Term Stock Savings Plan as follows: M. Panatier, $12,580; R. Martinovich, $10,143.

     - Early payment of banked vacation time benefit earned under Duke Energy benefits program as follows: J. Mogg, $67,624; M. Bradley, $28,757.

     - Supplemental relocation payments made under Duke Energy's relocation policy as follows: M. Borer, $33,634.

     - Retention bonuses paid by Duke Energy as follows: D. Frederick, $162,500;
       M. Borer, $200,000; M. Bradley, $209,000.

     - Mortgage rate differential payments paid by Duke Energy to account for increased mortgage payments due to employee relocation as follows: M. Bradley, $2,353.

     - Payment of taxes owed by employee as follows: J. Mogg, $19,426; D. Frederick, $43; M. Bradley, $3,613.

     - Life insurance premiums paid by Phillips as follows: M. Panatier, $686;
       R. Martinovich, $162.


EMPLOYMENT AND CONSULTING AGREEMENTS



     We have entered into an employment agreement with Mr. Panatier which provides for a term of two years from the closing of the Combination. During the term of this employment agreement, Mr. Panatier will receive a monthly salary of $32,000, which may be increased upon the recommendation of our Compensation Committee. The agreement also provides for a target bonus of 60% of Mr. Panatier's annual base salary. Mr. Panatier is entitled to participate in all our benefit plans on the same basis as other similarly-situated executives of our company.



     Mr. Panatier will also receive annual long-term incentive awards in the form of stock option grants with a value equal to 150% of his annual base salary and restricted stock awards with a value equal to 70% of his annual base salary. While the specific terms of these awards will generally be determined by our Compensation Committee, any awards made during the initial term of this agreement will vest on the second anniversary of the completion of the offerings. The employment agreement also provides for a restricted stock retention award, to be valued at 250% of his annual base salary, to be granted on the completion of the offerings. This restricted stock award vests 50% on the first anniversary of the effective date of the employment agreement and 50% on the second anniversary if Mr. Panatier is employed on the vesting date.



     If we terminate Mr. Panatier's employment for any reason other than death, disability or cause or if Mr. Panatier terminates his employment for cause, all long-term incentive awards and his restricted stock awards will immediately vest. In addition, if a change of control of our company occurs during the second year of the employment agreement and prior to such termination, Mr. Panatier will also be entitled to a lump sum severance payment equal to 200% of his annual salary in effect at the time, plus his target bonus and to participate in our group medical plan (unless Mr. Panatier is eligible for coverage by a subsequent employer) for a period of two years following such termination.



     We have entered into a contract for consulting services with Mr. Slaughter which terminates in June 2002. During the term of this contract, Mr. Slaughter will receive a quarterly retainer of $46,860, in exchange for which Mr. Slaughter has agreed to perform services for us for up to 30 days per quarter. If Mr. Slaughter works more than 30 days per quarter, he is entitled to additional compensation at the rate of $1,562 for each additional day. The contract also provides for compensation of $360,000 to Mr. Slaughter in the form of stock options and/or restricted stock upon the completion of the offerings.


2000 LONG-TERM INCENTIVE PLAN

     General. We have adopted a Long-Term Incentive Plan. The plan allows us to grant incentive awards to our employees and those of our subsidiaries and to non-employee members of our Board of Directors. The plan provides for the grant of:

     - stock options (including both incentive stock options and nonqualified stock options);

     - stock appreciation rights;

     - restricted stock;

     - performance awards;


     - phantom stock awards (i.e., awards that give the recipient the right to receive payment, whether in stock or cash, at the end of a fixed vesting period based on the difference between the value of our common stock at the time of grant and the time of vesting); and


     - dividend equivalents.

     The purpose of the plan is to strengthen our ability to attract, motivate and retain employees and directors and to provide an additional incentive for employees.


     Reservation of Shares. We have reserved 4,000,000 shares of common stock for issuance under the plan, provided that no more than 400,000 shares of common stock may be issued in connection with all awards of restricted stock, performance awards or phantom stock under the plan. The shares of common stock to be issued under the plan shall be made available from authorized but unissued shares of common stock. If any shares of common stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting us or our common stock, proportionate adjustments may be made to the number of shares available for grant under the plan, the applicable maximum share limitations under the plan, and the number of shares and prices under outstanding awards at the time of the event.


     Administration. The plan will be administered by the Compensation Committee, or such other committee or subcommittee of the Board of Directors designates. Subject to certain limitations, the committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award. The committee also has the power to interpret the plan and make factual determinations and may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events.

     Change in Control. The committee may provide in an individual award agreement for the effect of a "change in control" (as defined in the plan) upon an award granted under the plan. Such provisions may include:

     - the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from an award;

     - the waiver or modification of performance or other conditions related to payment or other rights under an award;

     - providing for the cash settlement of an award; or

     - such other modification or adjustment to an award as the committee deems appropriate.

     Term and Amendment. The plan has a term of ten years, subject to earlier termination or amendment by our Board of Directors. The Board of Directors may amend the plan at any time, except that shareholder approval is required for amendments that would change the persons eligible to participate in the plan, increase the number of shares of common stock reserved for issuance under the plan, allow the grant of options at an exercise price below fair market value, or allow the repricing of options without shareholder approval.

     2000 Plan Benefits. Currently, all employees are expected to be considered by the committee for participation in the plan. The number of persons eligible to participate in the plan and the number of grantees may vary from year to year.


     Concurrently with the offerings, options to purchase approximately 958,000 shares of our common stock at the initial public offering price are expected to be granted to our officers and employees. Of these options, approximately 211,500 shares are expected to be granted to our Named Executive Officers. Also concurrently with the offerings, restricted stock awards of approximately 110,500 shares are expected to be granted to our officers and employees, of which approximately 33,000 are expected to be granted to our Named Executive Officers.


OPTION GRANTS IN LAST FISCAL YEAR

     In the fiscal year ended December 31, 1999, none of the named executive officers received options to purchase our common stock, nor were they entitled to exercise any such stock options. None of the named executive officers held options to purchase our common stock at December 31, 1999.

                   RELATIONSHIP WITH DUKE ENERGY AND PHILLIPS


     On March 31, 2000, we combined the midstream natural gas businesses of Duke Energy and Phillips. In connection with the Combination, Phillips transferred all of its interest in its subsidiaries that conducted its midstream natural gas business to Field Services LLC, our subsidiary that was formed in December 1999 to hold all of Duke Energy's gas gathering and processing business. In connection with the Combination, Duke Energy and Phillips also transferred to Field Services LLC the midstream natural gas assets acquired by Duke Energy or Phillips prior to consummation of the Combination, including the Mid-Continent gathering and processing assets of Conoco and Mitchell Energy. In addition, concurrent with the Combination, we obtained by transfer from Duke Energy the general partner of TEPPCO. In exchange for the asset contribution, Phillips received 30.3% of the member interests in Field Services LLC, with Duke Energy indirectly, through us, holding the remaining 69.7% of the outstanding member interests. In connection with the closing of the Combination, Field Services LLC borrowed approximately $2.8 billion and made one-time cash distributions (including reimbursements for acquisitions) of approximately $1.5 billion to Duke Energy and approximately $1.2 billion to Phillips.



     Concurrently with the consummation of the offerings of common stock, the subsidiary of Phillips that indirectly holds Phillips' interests in Field Services LLC will be merged into us, and we will issue shares of our common stock to Phillips. After the merger and completion of the offerings of common stock, Duke Energy and Phillips together will own approximately 81.24% of our outstanding common stock (assuming the underwriters do not exercise their over-allotment option). The exact allocation between Duke Energy and Phillips of shares of our common stock will be determined by the average of the closing prices of our common stock on its first five trading days on the New York Stock Exchange Composite Tape. Assuming that the five-day average price is the same as the assumed initial public offering price, following the offerings, Duke Energy will own approximately 58.7% and Phillips will own approximately 22.6% of our outstanding common stock (assuming the underwriters do not exercise their over-allotment option). Although the exact allocation may vary, Duke Energy will, in all events, continue to control our company through its share ownership and representation on our Board of Directors.


     There are significant transactions and relationships between us, Duke Energy and Phillips. For purposes of governing these ongoing relationships and transactions, we will enter into, or continue in effect, the agreements described below. We intend that the terms of any future transactions and agreements between us and Duke Energy or Phillips will be at least as favorable to us as could be obtained from third parties. We will advise our Board of Directors in advance of any such proposed transactions or agreements with Duke Energy or Phillips that are material to us. In evaluating these terms and provisions, our Board of Directors will use appropriate procedures in light of the Board's fiduciary duties. Depending on the nature and size of the particular transaction, in any such reviews, our Board of Directors may rely on our management's knowledge, use outside experts or consultants, secure appropriate appraisals, refer to industry statistics or prices, or take other actions as are appropriate under the circumstances.

TRANSACTIONS WITH DUKE ENERGY

     SERVICES AGREEMENT


     We have entered into a Services Agreement with Duke Energy and some of its subsidiaries, dated as of March 14, 2000. Under this agreement, Duke Energy and those subsidiaries will provide us with various staff and support services, including information technology products and services, payroll, employee benefits, corporate insurance, cash management, ad valorem taxes and shareholder services. The above services are priced on the basis of a monthly charge. Additionally, we may use other Duke Energy services subject to hourly rates, including legal, internal audit, tax planning, human resources and security departments. This agreement expires on December 31, 2000 unless renewed for an additional 12 months by the mutual agreement of the parties. We believe that overall charges under this agreement will not exceed charges we would have incurred had we obtained similar services from outside sources.

     LICENSE AGREEMENT


     Duke Energy has licensed to us a non-exclusive right to use the word "Duke Energy" and its logo in identifying our businesses. This right may be terminated by Duke Energy at its sole option any time after:


     - Duke Energy's direct or indirect ownership interest in our company is less than or equal to 35%; or

     - Duke Energy no longer controls, directly or indirectly, the management and policies of our company.

     Following the receipt of Duke Energy's notice of termination, we have agreed to amend our organizational documents and those of our subsidiaries to remove the "Duke" name and to phase out within 180 days of the date of the notice the use of existing signage, printed literature, sales materials and other materials bearing a name, phrase or logo incorporating "Duke."


     DUKE CAPITAL CORPORATION CREDIT AGREEMENT



     Effective April 4, 2000, Field Services LLC entered into a $100 million revolving credit agreement with Duke Capital Corporation, an indirect, wholly-owned subsidiary of Duke Energy. The revolving credit agreement will be used for short-term financing requirements. At April 30, 2000, there were no amounts outstanding under this facility. The agreement terminates on May 31, 2000, and bears interest at the Bank of America prime rate.


     TRANSACTIONS PRIOR TO THE COMBINATION

     Transactions between Duke Energy and Phillips' midstream natural gas business. Prior to the Combination, Duke Energy and its subsidiaries engaged in a number of transactions with the subsidiaries of Phillips that were transferred to us in the Combination, including GPM Gas Corporation (the "Phillips Combined Subsidiaries"). These transactions were entered into in the ordinary course of Duke Energy's and the Phillips Combined Subsidiaries' business and were related to the purchase and sale of raw natural gas, residue gas and NGLs at market prices.

     Transactions between Duke Energy and the Predecessor Company. Prior to the Combination, Duke Energy and its subsidiaries engaged in a number of transactions with the Predecessor Company. The following is a description of those transactions.

     The Predecessor Company historically sold a portion of its residue gas and NGLs to Duke Energy and its subsidiaries, including Duke Energy Trading and Marketing, at contractual prices that approximated market prices. The Predecessor Company's revenues from such sales were approximately $567.8 million in 1997, $536.3 million in 1998 and $696.7 million in 1999. We anticipate that we will continue to sell residue gas and NGLs to Duke Energy and its subsidiaries (including Duke Energy Trading and Marketing) at market prices in the ordinary course of our business.

     The Predecessor Company historically purchased residue gas from Duke Energy and its subsidiaries at contractual prices that approximated market prices. The Predecessor Company's purchases of raw natural gas and other petroleum products from Duke Energy and its subsidiaries totaled $48.9 million in 1997, $79.6 million in 1998 and $128.6 million in 1999. We anticipate that we will continue to purchase residue gas and other petroleum products at market prices from Duke Energy and its subsidiaries in the ordinary course of our business.

     The Predecessor Company historically provided gathering and transportation services over its gathering systems and pipelines to Duke Energy and its subsidiaries at market prices. The Predecessor Company generated no revenues in 1997, $6.4 million in 1998 and $2.7 million in 1999 from the provision of such services. We anticipate that we will continue to provide gathering and transportation to Duke Energy and its subsidiaries at market prices in the ordinary course of our business.

     Duke Energy has historically provided the Predecessor Company with various support services, including information technology services, accounting, legal, insurance, payroll, cash management, risk management and welfare benefits services. Duke Energy has historically billed the Predecessor Company for such services at prices that approximate their cost to provide such services. The Predecessor Company was charged $11.7 million in 1997, $12.1 million in 1998 and $19.1 million in 1999 for such services. Duke will continue to provide some of these services under the terms of the Services Agreement described above.

     On June 30, 1995, the Predecessor Company issued a $101.6 million note to Duke Energy. The note is scheduled to mature in 2004 and bears interest at 8.5%. In addition, on December 31, 1996, the Predecessor Company issued a $540 million note to Duke Energy. The note matured at the end of each year and was extended for subsequent one year periods at each year end. The note bears interest at prime rate, adjusted quarterly.

TRANSACTIONS WITH PHILLIPS


     TRANSITION SERVICES AGREEMENT



     We have entered into a Transition Services Agreement with Phillips, dated as of March 17, 2000. Under this agreement, Phillips will provide us with various staff and support services, including information technology products and services, cash management, real estate, claims and property tax services. The above services are priced on the basis of a monthly charge equal to Phillips' fully-burdened cost of providing the services. This agreement expires on December 31, 2000 unless renewed by the mutual agreement by the parties on a month-to-month basis.


     TRANSACTIONS PRIOR TO THE COMBINATION

     Transactions between Phillips and Duke Energy's midstream natural gas business. Prior to the Combination, Phillips engaged in a number of transactions with the Predecessor Company. These transactions were entered into in the ordinary course of Phillips' and the Predecessor Company's business and were related to the purchase and sale of raw natural gas, residue gas and NGLs at market prices.

     Transactions between Phillips and its midstream natural gas business. Prior to the Combination, Phillips engaged in a number of transactions with GPM Gas Corporation. The following is a description of those transactions.


     GPM Gas Corporation, the subsidiary of Phillips that owned its midstream natural gas assets that were contributed to us in the Combination, and Phillips 66 Company, a division of Phillips, entered into an NGL Output Purchase and Sale Agreement effective as of January 1, 2000. The agreement allows Phillips 66 Company to purchase at index-based prices approximately all of the NGLs produced by the processing plants owned by GPM Gas Corporation prior to the Combination. The agreement also grants Phillips 66 Company the right to purchase at index-based prices certain quantities of NGLs produced at processing plants that are acquired and/or constructed by us in the future in various counties in the Mid-Continent and Permian Basin regions and the Austin Chalk area. The agreement has a 15-year primary term and a four-year phase-down period. The agreement prohibits us from modifying our normal business practices to divert or reduce NGLs available for purchase by Phillips 66 Company from current delivery levels.


     GPM Gas Corporation historically sold a portion of its residue gas and other by-products to Phillips at contractual prices that approximated market prices. In addition, GPM Gas Corporation sold NGLs to Phillips at prices based upon quoted market prices for fractionated NGLs, less transportation, fractionation and quality-adjustment fees. GPM Gas Corporation's operating revenues from the sale of residue gas, other by-products and NGLs to Phillips were approximately $758.7 million in 1997, $537.5 million in 1998 and $725.5 million in 1999. We anticipate that we will continue to sell residue gas and NGLs to Phillips and its subsidiaries or co-venturers at market prices in the ordinary course of our business, including in connection with our long term contract with Phillips described above.

     The Phillips Combined Subsidiaries historically purchased raw natural gas from Phillips at contractual prices that approximated market prices. The Phillips Combined Subsidiaries' purchases of raw natural gas from Phillips totaled $118.8 million in 1997, $76.6 million in 1998 and $100.3 million in 1999. We anticipate that we will continue to purchase raw natural gas from Phillips at market prices in the ordinary course of our business.

     Phillips historically provided the Phillips Combined Subsidiaries with various field services and other general administrative services including insurance, personnel administration, employee benefits, office space, communications, data processing, engineering, automotive and other field equipment, and other miscellaneous services, including legal, treasury, planning, tax, auditing and other corporate services. These services were priced to reimburse Phillips for its actual costs to provide the services. Charges for these services and benefits were $12.1 million in 1997, $12.1 million in 1998 and $11.4 million in 1999. These services were terminated upon consummation of the Combination.


     Phillips 66 Company, a division of Phillips, has historically purchased sulfur from GPM Gas Corporation under an agreement for sulfur sales that is renewed annually. Phillips 66 Company's purchases of sulfur from GPM Gas Corporation totaled $446,000 in 1997, $412,000 in 1998 and $1.1 million in 1999. Phillips 66 Company will continue to purchase sulfur from GPM Gas Corporation under the terms of the agreement currently in effect.


     Prior to the Combination, all operational and personnel requirements of the Phillips Combined Subsidiaries were met by Phillips' employees. All services provided by Phillips were priced to cover the actual costs of these services, which equaled $76.6 million in 1997, $74.8 million in 1998 and $74.9 million in 1999. These services were terminated when we hired most of the employees of the Phillip Combined Subsidiaries.

     The Phillips Combined Subsidiaries earned interest of $2.7 million in 1997, $2.4 million in 1998 and $2.5 million in 1999 from participation in Phillips' centralized cash management system. Participation in the system was terminated upon the completion of the Combination.

     Phillips Gas Company had long-term borrowings from Phillips and other liabilities outstanding to Phillips of $655.0 million at the end of 1997, $560.0 million at the end of 1998 and $1,350.0 million at the end of 1999. Phillips Gas Company incurred interest expense of $20.3 million in 1997, $35.9 million in 1998 and $35.6 million in 1999 on these borrowings. Included in the $1,350.0 million of borrowings outstanding at the end of 1999 is a $780.0 million dividend from Phillips Gas Company to Phillips in the form of a note payable. These borrowings from Phillips were paid at the closing of the Combination.

     The Phillips Combined Subsidiaries historically provided Phillips with other minor administrative services. Costs allocated to Phillips for these services were $120,000 in 1997, $79,000 in 1998 and $72,000 in 1999. These
services were terminated upon the consummation of the Combination.

     The Phillips Combined Subsidiaries periodically bought from, or sold to, Phillips various assets in the operation of its business. These net acquisitions totaled $22,000 in 1997, $60,000 in 1998 and $239,000 in 1999.

SHAREHOLDERS AGREEMENT

     Immediately prior to the consummation of the offerings, Duke Energy Natural Gas Corporation, the subsidiary of Duke Energy that will hold all of Duke Energy's shares of our common stock, and Phillips will enter into a shareholders agreement covering the matters discussed below. The shareholders agreement will terminate on the first date that either of Duke Energy or Phillips owns less than 20% of our outstanding common stock. Duke Energy and Phillips have agreed to cause each of their subsidiaries that hold shares of our common stock to execute the shareholders agreement and to comply with the obligations of the parties to the shareholders agreement.

     ELECTION OF DIRECTORS

     Each of Duke Energy and Phillips will agree to vote its shares of common stock to elect seven directors designated by Duke Energy, so long as Duke Energy owns at least 30% of our outstanding common stock, and four directors designated by Phillips, so long as Phillips owns at least 20% of our outstanding common stock. If Duke Energy owns less than 30% but at least 20% of our outstanding common stock, the number of Duke Energy designees elected will be proportionately reduced and the number of Phillips designees elected will be proportionately increased. The shareholders agreement requires that Duke Energy and Phillips together include in their director designees a total of three individuals who are not officers, directors or employees of

Duke Energy, Phillips or any of their affiliates. Initially, Duke Energy will designate two of these independent directors, and Phillips will designate one. In addition, each of Duke Energy and Phillips have agreed to vote to remove any director designee of the other upon the request of the other at any time with or without cause.


     SPECIAL BUYOUT RIGHT


     After the first anniversary of the completion of the offerings, Duke Energy will have the right to acquire all (but not less than all) of the common stock owned by Phillips at an appraised fair market value of such shares if, on three separate occasions within 18 months, certain specified actions (which are described in the first five bullet points under "Description of Capital
Stock -- Supermajority Requirements") have failed to receive the approval of our Board of Directors. Duke Energy will be entitled to exercise this right only if each of its designated directors and none of Phillips' designated directors voted in favor of such actions.


     RIGHT OF FIRST REFUSAL


     If Duke Energy or Phillips desires to sell all or any portion of its shares of our common stock (other than in connection with a registered public offering), the non-selling party will have a right of first refusal to purchase all (but not less than all) of the shares that the selling party desires to transfer, on the same terms and conditions as those set forth in the notice of the proposed transfer.


     CHANGE OF CONTROL


     If Duke Energy or Phillips or any of their affiliates which hold our common stock undergoes a specified type of change of control, the other party will have the right to purchase the shares in our company owned by the entity experiencing the change of control at an appraised fair market value of such shares.


REGISTRATION RIGHTS AGREEMENT

     Upon completion of the offerings, we will enter into a registration rights agreement with Duke Energy and Phillips. This agreement will give each of Duke Energy and Phillips the right, on two occasions, to demand that we register all or any portion of their shares of our common stock for sale under the Securities Act. However, any demand to register shares must cover at least 3% of the common stock then outstanding. Further, if we propose to register any of our common stock under the Securities Act, Duke Energy and Phillips will have the right to include their shares of common stock in the registration subject to certain limitations. Despite a registration demand by either Duke Energy or Phillips, we may delay registering their shares of our common stock for a reasonable time not to exceed 180 days if, in the judgment of our Board, filing the registration would require the disclosure of pending or contemplated matters or information which would:

     - likely be detrimental to our company;

     - materially interfere with our business; or

     - materially interfere with a pending or contemplated material transaction.


     We have agreed to cooperate fully in connection with any such registration and with any offering made in connection with such registration. In addition, we have agreed to pay all costs and expenses (other than fees, discounts and commissions of underwriters, brokers and dealers; capital gains, income and transfer taxes (if any); and the fees and disbursements of counsel to Duke Energy or Phillips) related to the registration and sale of shares of our common stock by Duke Energy or Phillips in any registered offering. The rights of Duke Energy and Phillips under the registration rights agreement are assignable under certain circumstances. The rights of each of Duke Energy and Phillips under the registration rights agreement terminate at any time when they and their affiliates own less than 10% of our outstanding common stock.


CONFLICTS OF INTEREST

     Generally, directors and officers have a fiduciary duty to manage their company in a manner beneficial to the company and its stockholders. The majority of our directors and officers are either current or former directors or officers of Duke Energy or Phillips, and four of our officers or directors are directors of the general partner of TEPPCO. In certain circumstances, an action beneficial to Duke Energy, Phillips or TEPPCO may be detrimental to our interests. Given certain shared directors and officers these circumstances may create conflicts of interest. Additionally, our extensive relationships with Duke Energy and Phillips also may result in conflicts of interest.


     In order to mitigate potential conflicts of interest, as long as Duke Energy and Phillips each own at least 20% of our voting stock, any future transactions between our company and Duke Energy, Phillips or any of their affiliates, which are on terms that are clearly less favorable terms than those that are within the range of comparable transactions between unaffiliated third parties, must be approved by 8 of our 11 directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock, by:


     - each holder of more than 5% of our common stock;

     - our Chief Executive Officer and each of our next five most highly compensated executive officers;

     - each director and director nominee; and


     - all directors, director nominees and executive officers as a group.



The exact allocation of shares of common stock between Duke Energy and Phillips will be determined based on the average of the closing prices of our common stock on the New York Stock Exchange Composite Tape on its first five trading days. For purposes of the table set forth below the number of shares of common stock to be beneficially owned by each of Duke Energy and Phillips has been estimated based upon an assumed initial public offering price of $21.00. Unless otherwise stated in the notes to the table, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by him. The table below does not include the approximate 110,500 shares of common stock that are expected to be issued concurrently with the offerings under restricted stock grants.



                                                                    BENEFICIAL OWNERSHIP
                                                              ---------------------------------
                                                                                PERCENTAGE
                                                                            -------------------
                                                                             BEFORE     AFTER
NAME OF BENEFICIAL OWNERS                                       SHARES      OFFERING   OFFERING
-------------------------                                     -----------   --------   --------
Duke Energy Corporation.....................................   82,545,786    72.19%     58.65%
  526 South Church Street
  Charlotte, North Carolina 28201-1006
Phillips Petroleum Company..................................   31,795,924    27.81      22.59
  Phillips Building
  Bartlesville, Oklahoma 74004
Jim W. Mogg.................................................           --       --         --
Michael J. Panatier.........................................           --       --         --
Mark A. Borer...............................................           --       --         --
Michael J. Bradley..........................................           --       --         --
David D. Frederick..........................................           --       --         --
Robert F. Martinovich.......................................           --       --         --
Ruth G. Shaw................................................           --       --         --
William W. Slaughter........................................           --       --         --
Martha B. Wyrsch............................................           --       --         --
Milton Carroll..............................................           --       --         --
Fred J. Fowler..............................................           --       --         --
William H. Grigg............................................           --       --         --
John E. Lowe................................................           --       --         --
J.J. Mulva(1)...............................................   31,795,924    27.81      22.59
Wayne W. Murdy..............................................           --       --         --
Richard B. Priory(2)........................................   82,545,786    72.19      58.65
C.J. Silas..................................................           --       --         --
All directors, director nominees and executive officers as a
  group (17 persons)(1)(2)..................................  114,341,710      100%     81.24%


---------------


(1) The shares are owned directly by Phillips. Mr. Mulva serves as Chairman of the Board, President and Chief Executive Officer of Phillips. As such, Mr. Mulva may be deemed to have voting and dispositive power over the shares beneficially owned by Phillips. Mr. Mulva disclaims beneficial ownership of the securities owned by Phillips.

(2) The shares are owned directly by Duke Energy. Mr. Priory serves as Chairman, President and Chief Executive Officer of Duke Energy. As such, Mr. Priory may be deemed to have voting and dispositive power over the shares beneficially owned by Duke Energy. Mr. Priory disclaims beneficial ownership of the securities owned by Duke Energy.


                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.


COMMON STOCK


     Following the offerings, 140,752,210 shares of common stock will be issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the shares of our common stock can elect all of the members of the Board of Directors, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to preferences of any preferred stock that may be issued, the holders of our common stock are entitled to receive such dividends as may be declared by the Board of Directors. The common stock is entitled to receive pro rata all of our assets available for distribution to our stockholders in liquidation, subject to the rights and preferences of any outstanding series of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.


PREFERRED STOCK


     Subject to the provisions of the certificate of incorporation and limitations prescribed by law, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights and rates, conversion rates, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series or the designation of such series, which may be superior to those of the common stock, without further vote or action by the stockholders.



     The issuance of shares of preferred stock under the Board of Directors' authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock with respect to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. In addition, the preferred stock may enable our Board of Directors to render more difficult or to discourage attempts by others to obtain control of our company through a tender offer, proxy contest, merger or otherwise.


ANTI-DILUTION RIGHTS


     If we sell shares of our common stock or shares of any other previously issued and outstanding capital stock in a public offering (other than in connection with an employee compensation or benefit plan or program approved by our Board of Directors in accordance with our bylaws), our certificate of incorporation provides that Duke Energy and Phillips each have the right to purchase the amount of the offering necessary to maintain their ownership percentages in that class of securities. In order to exercise this right, Duke Energy or Phillips must each own, directly or indirectly, at least 20% of all outstanding shares of our common stock. So long as Duke and Phillips each own at least 20% of all outstanding common stock, any proposed amendment to these rights requires the consent of both Duke and Phillips.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or otherwise.

     WRITTEN CONSENT OF STOCKHOLDERS

     Our certificate of incorporation provides that, on and after the date when Duke Energy ceases to own (directly or indirectly) a majority of the shares of our outstanding securities entitled to vote in the election of directors, any action by our stockholders must be taken at an annual or special meeting of stockholders. Until that date, any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action.

     SPECIAL MEETINGS OF STOCKHOLDERS


     Subject to the rights of the holders of any series of preferred stock approved by our Board of Directors, our by-laws provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors or by the resolution of a majority of our Board of Directors.


     ADVANCE NOTICE PROCEDURE FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

     Our bylaws establish advance notice procedures for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be received at our principal executive offices as follows:


     - with respect to an election to be held at the annual meeting of stockholders, not later than 90 calendar days nor earlier than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and



     - with respect to an election to be held at a special meeting of stockholders, not later than the later of:



     (1) 90 calendar days prior to the special meeting or



     (2) 10 calendar days following the public announcement of the special meeting, nor earlier than 120 calendar days before the special meeting.



     Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days nor earlier than 120 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.


     These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors or considering any transaction that could result in a change in control.

LIMITATION OF BUSINESS OPPORTUNITIES

     We have added provisions to our certificate of incorporation that limit the scope of our business and provide that Duke Energy and its affiliates may engage in the midstream gas gathering, processing, marketing and transportation businesses, even if those businesses have a competitive impact on us. In general, Duke Energy is permitted to engage in any business, including businesses in competition with us, provided:

     - the business opportunity is not identified through the disclosure of information by or on behalf of our company or as a direct result of a person's service as an officer or director of our company; and

     - the business is developed and pursued solely through Duke Energy's own personnel and not through us.

     If an opportunity in the midstream natural gas gathering, processing, marketing and transportation industry is presented to a person who is an officer or director of both Duke Energy and our company, Duke Energy has no obligation to communicate or offer the opportunity to us and may pursue the opportunity as it sees fit, unless it was presented to that person solely in, and as a direct result of, that person's service as a director or officer of our company.

     The purpose clause of our certificate of incorporation permits us to engage only in the midstream natural gas gathering, processing, marketing and transportation businesses in the United States and Canada and the marketing of NGLs in Mexico. We may engage in other activities with the approval of eight of the eleven members of our Board and, so long as Duke Energy owns, directly or indirectly, a majority of our common stock or otherwise controls our company, the approval of Duke Energy in its sole discretion. We cannot amend our certificate of incorporation to expand our purpose clause without Duke Energy's prior written consent.

AMENDMENT OF THE BYLAWS


     Our certificate of incorporation and bylaws provide that the Board of Directors may amend or repeal the bylaws and adopt new bylaws. Our bylaws provide that the holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote. However, so long as each of Duke Energy and Phillips owns (directly or indirectly) at least 20% of our voting stock, any amendment or repeal of, or adoption of any new bylaw inconsistent with, certain of our bylaws relating to our Board of Directors (including supermajority approval requirements) and the amendment of certain of our bylaws must be approved by each of Duke Energy and Phillips.


LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Our certificate of incorporation provides that no director shall be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

     - for any breach of the director's duty of loyalty to our company or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payment of a dividend or unlawful stock purchase or redemption; and

     - for any transaction from which the director derived an improper personal benefit.

     These provisions eliminate the rights of our company and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DELAWARE ANTI-TAKEOVER STATUTE

     Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be governed by Delaware's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Delaware anti-takeover law, a transferee of Duke Energy or Phillips could pursue a takeover transaction that was not approved by our Board of Directors.

SUPERMAJORITY REQUIREMENTS

     Our bylaws require the approval of at least eight of the eleven directors elected by Duke Energy and Phillips for any of the following:

     - entering a new line of business outside of the midstream natural gas gathering, processing, marketing and transportation businesses (and directly related activities) in the United States and Canada;

     - approval of any merger, consolidation, recapitalization, acquisition, divestiture, joint venture or alliance (or a related series of such transactions) involving the acquisition or expenditure (in the form of cash or otherwise) of more than $200 million in value to or from the company;

     - entering into any sales contract or commitment that has a term of five years or more and that involves annual revenues to the company of more than 5% of the company's total annual sales revenues for the most recently completed fiscal year;

     - any capital expenditure in excess of $200 million;

     - any borrowing in excess of $200 million;

     - approval of any shut-down of a facility having a fair market value of more than $100 million;

     - any liquidation or dissolution of the company;

     - changing auditors;

     - settlement of actions or claims against us involving payment by us of more than $25 million, excluding amounts covered or reimbursed by insurance;

     - entering into transactions with either Duke Energy, Phillips or any of their affiliates on terms that are clearly less favorable than those terms that are within the range of comparable transactions between unaffiliated third parties; and

     - approval of compensation policies for employees, including specific compensation and benefit plans and programs, to the extent such policies are of the type that would customarily be considered by a compensation committee of the board of directors of a comparably sized, publicly-traded corporation.


As long as each of Duke Energy and Phillips owns (directly or indirectly) at least 20% of our voting stock, these provisions of the bylaws may not be amended or changed without the consent of both Duke Energy and Phillips. The requirements of super-majority approval for these actions will terminate when the ownership interest of either Duke Energy or Phillips falls below 20%.



     Since the governance procedures described above require more than a majority vote of the Board of Directors to approve a merger or consolidation, this may make any merger or consolidation more difficult.


LIST




     We have filed an application for our common stock to be quoted on the New York Stock Exchange under the symbol "DEF."


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Duke Energy.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offerings, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. After the offerings is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that such sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through the future offering of common stock.


     After the offerings, 140,752,211 shares of our common stock will be outstanding. Of these shares, the 26,300,000 shares sold in the offering will be freely transferable and may be sold without restriction or further registration under the Securities Act, except for any shares acquired by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 114,341,711 shares of common stock outstanding and owned by Duke Energy and Phillips will be subject to the lock-up agreements described below for 180 days after which they may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144, as described below, or any applicable exemption under the Securities Act. In addition, shares owned by Duke Energy and Phillips may be registered for sale under the Securities Act under the terms of the registration rights agreement with us.


RULE 144

     Under Rule 144 beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 1,408,000 shares immediately after the offering; and


     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the SEC.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Because Duke Energy and Phillips are among our affiliates, subject to exercise of their registration rights described under "Relationship with Duke Energy and Phillips -- Registration Rights Agreement," the Rule 144 restrictions and requirements would be applicable to Duke Energy's and Phillips' shares for as long as they retain affiliate status.

LOCK-UP AGREEMENTS

     In connection with the offerings, we, Duke Energy and Phillips have agreed not to directly or indirectly engage in the following activities for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

As exceptions to these restrictions, we may:


     - issue shares of our common stock or grant options to purchase shares of common stock in connection with our existing employee benefit plans;



     - issue shares of our common stock in connection with any non-employee director stock plan; and


     - issue shares of our common stock or securities convertible or exchangeable into our common stock as payment of any part of the purchase price for businesses or assets we acquire; however, shares issued in this manner may not be transferred during the 180-day lock-up period.

2000 LONG-TERM INCENTIVE PLAN


     After the offerings, we intend to file a registration statement covering the sale of approximately 4,000,000 shares of common stock reserved for issuance under our long-term incentive plan thus permitting resale of these shares by non-affiliates in the public market without restriction.


                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a general discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of common stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any beneficial owner of common stock other than

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state thereof,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of income and estate taxation or any aspects of state, local, or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and U.S. expatriates.

     Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends that are effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including Internal Revenue Service Form 4224, Form W-8ECI, or any successor form, with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. An applicable treaty may also require the dividends to be attributable to a permanent establishment in the United States to be subject to United States taxes. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations (the "Final Regulations") generally effective for payments made after December 31, 2000, however, a Non-U.S. Holder will be required to satisfy certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty. In addition, under the Final Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership (unless the partnership agrees to become a "withholding foreign partnership") and the partnership would be required to provide certain information. The Final Regulations also provide "look-through" rules for tiered partnerships.


     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.


GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the holder's shares of common stock so long as:

     - the gain is not effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States;

     - if the Non-U.S. Holder is an individual, the Non-U.S. Holder holds shares of common stock as a capital asset, is not present in the United States for 183 days or more in the taxable year of disposition or does not have a "tax home" in the United States for U.S. federal income tax purposes and meets certain other requirements;

     - the Non-U.S. Holder is not subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; and

     - the common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes and the Non-U.S. Holder has not held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the Non-U.S. Holder's holding period) more than five percent of the outstanding common stock.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS


     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.


     Under current law, U.S. backup withholding tax (which generally is imposed at the rate of 31% on applicable payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting requirements generally will not apply to dividends paid on common stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of common stock to a Non-U.S. Holder at an address in the United States if the holder fails to establish an exemption or to provide certification of its non-U.S. status and other required information to the payor.

     Under current law, the payments of proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of common stock paid to or through a non-U.S. office of a broker that is

     - a U.S. person,

     - a "controlled foreign corporation" for U.S. federal income tax purposes, or

     - a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade or business,

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

     Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of common stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless the recipient satisfies the certification requirements of the Final Regulations by proving its non-U.S. status or otherwise establishes an exemption. Under the Final Regulations, the sale of common stock outside of the U.S. through a non-U.S. broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

     - one or more of its partners are United States persons, as described in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

     - the foreign partnership is engaged in a U.S. trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

     Each prospective Non-U.S. Holder of common stock should consult that holder's own tax adviser with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of common stock.

                                  UNDERWRITERS

GENERAL

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., PaineWebber Incorporated and Petrie Parkman & Co. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited and Merrill Lynch International are acting as international representatives, have severally agreed to purchase, and Duke Energy Field Services Corporation has agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
U.S. Underwriters:
     Morgan Stanley & Co. Incorporated......................
     Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated..............................
     Banc of America Securities LLC ........................
     Lehman Brothers Inc. ..................................
     J.P. Morgan Securities Inc. ...........................
     PaineWebber Incorporated...............................
     Petrie Parkman & Co. ..................................
                                                              --------
     Subtotal...............................................
                                                              ========
International Underwriters:
     Morgan Stanley & Co. International Limited.............
     Merrill Lynch International............................
                                                              --------
     Subtotal...............................................
         Total..............................................
                                                              ========

     The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from Duke Energy Field Services Corporation and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters over-allotment option described below.

     In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Duke Energy Field Services Corporation has granted to the U.S. underwriters an option, exercisable for 30 calendar days from the date of this prospectus, to purchase up to an aggregate of 3,945,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public would be $635.1 million, the total underwriters' discounts and commissions would be $33.3 million and proceeds to Duke Energy Field Services Corporation would be $601.7 million.


     The underwriters have informed Duke Energy Field Services Corporation that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.


     We have filed a listing application for our common stock with the NYSE under the symbol "DEF."


     Each of Duke Energy Field Services Corporation and our directors, executive officers and certain of our stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by Duke Energy Field Services Corporation of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than Duke Energy Field Services Corporation relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, some of the underwriters have provided, and continue to provide, investment banking services to Duke Energy Field Services Corporation, Duke Energy, Phillips and their affiliates.

     Duke Energy Field Services Corporation and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The underwriters have agreed to reimburse Duke Energy Field Services Corporation for certain of its expenses incurred in connection with the
offerings not to exceed $     .



     At the request of Duke Energy Field Services Corporation, the underwriters have reserved for sale, at the initial offering price, up to 1,972,500 shares offered hereby for directors, officers, employees, business associates of Duke Energy Field Service Corporation, and its two principal stockholders Duke Energy and Phillips, and related persons. The shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


PRICING OF THE OFFERINGS

     Prior to the offerings, there has been no public market for the common stock. The initial public offering price will be determined through negotiations between Duke Energy Field Services Corporation and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of Duke Energy Field Services Corporation and its industry in general, sales, earnings and certain other financial operating information of Duke Energy Field Services Corporation in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the company. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                          VALIDITY OF THE COMMON STOCK

     The validity of the shares of common stock we are offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS


     The combined financial statements of Duke Energy Field Services Corporation and Affiliates as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the 1997 combined statements of operations and cash flows for UP Fuels Division included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Phillips Gas Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 appearing in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Union Pacific Fuels, Inc. as of December 31, 1998 and March 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent accountants, as stated in their report on such financial statements which have been included herein in reliance upon their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are summaries of the material provisions of those documents. These summaries are qualified in all respects by reference to the full text of such contract or document.

     The registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Section by calling the SEC at (800) 732-0330. In addition, the registration statement is publicly available through the SEC's site on the internet, located at http://www.sec.gov.

     Upon completion of the offerings, we will be required to comply with the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                         PRO FORMA                            ----
DUKE ENERGY FIELD SERVICES CORPORATION (THE "COMPANY")
  Unaudited Pro Forma Balance Sheet as of March 31, 2000....   F-3
  Notes to the Unaudited Pro Forma Balance Sheet............   F-4
  Unaudited Pro Forma Income Statements for the Year Ended
     December 31, 1999 and Quarter Ended March 31, 2000.....   F-6
  Notes to the Unaudited Pro Forma Income Statements........   F-8
                         HISTORICAL
DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES (THE
  "PREDECESSOR COMPANY")
  Independent Auditors' Report..............................  F-10
  Combined Balance Sheets at December 31, 1998 and 1999.....  F-11
  Combined Statements of Income for the Years Ended December
     31, 1997, 1998 and 1999................................  F-12
  Combined Statements of Stockholders' Equity for the Years
     Ended December 31, 1997, 1998 and 1999.................  F-13
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1997, 1998 and 1999.......................  F-14
  Notes to Combined Financial Statements....................  F-15
  Consolidated Balance Sheets as of December 31, 1999 and
     March 31, 2000 (Unaudited).............................  F-29
  Unaudited Consolidated Statements of Income for the
     Quarters Ended March 31, 1999 and 2000.................  F-30
  Unaudited Consolidated Statements of Stockholder's Equity
     for the Quarter Ended March 31, 2000...................  F-31
  Unaudited Consolidated Statements of Cash Flows for the
     Quarters Ended March 31, 1999 and 2000.................  F-32
  Notes to the Unaudited Consolidated Financial
     Statements.............................................  F-33
PHILLIPS GAS COMPANY ("GPM")
  Report of Independent Auditors............................  F-39
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................  F-40
  Consolidated Statements of Income for the Years Ended
     December 31, 1997, 1998 and 1999.......................  F-41
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1998 and
     1999...................................................  F-42
  Consolidated Statements of Changes in Stockholders' Equity
     (Deficit) for the Years Ended December 31, 1997, 1998
     and 1999...............................................  F-43
  Notes to Financial Statements.............................  F-44
  Unaudited Consolidated Statements of Income for the
     Quarters Ended March 31, 1999 and 2000.................  F-53
  Unaudited Consolidated Statements of Cash Flows for the
     Quarters Ended March 31, 1999 and 2000.................  F-54
  Notes to the Unaudited Consolidated Financial
     Statements.............................................  F-55
UP FUELS DIVISION OF UNION PACIFIC RESOURCES GROUP INC. ("UP
  FUELS")
  Reports of Independent Auditors...........................  F-57
  Combined Statements of Income for the Years Ended December
     31, 1997 and 1998 and the Quarter Ended March 31,
     1999...................................................  F-59
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1997 and 1998 and the Quarter Ended March
     31, 1999...............................................  F-60
  Notes to Combined Financial Statements....................  F-61

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements (the "Unaudited Pro Forma Financial Statements") of Duke Energy Field Services Corporation were derived by the application of pro forma adjustments to historical combined and consolidated financial statements included elsewhere in this prospectus. On March 31, 2000, the Duke Energy and Phillips Petroleum midstream natural gas businesses were contributed to Duke Energy Field Services LLC. Such contribution included the general partner of TEPPCO as well as certain midstream natural gas assets of Conoco, Inc. and Mitchell Energy & Development Corp. which were acquired immediately prior to the Contribution. The contributions have been reflected in the March 31, 2000 balance sheet of the Predecessor Company. The Unaudited Pro Forma Balance Sheet gives effect to the subsequent borrowings, distributions to Duke Energy and Phillips Petroleum, the public offering of common stock, elimination of minority interest and tax effects thereof, as if such occurred on March 31, 2000. All of the events above are referred to collectively as the "Transactions."



     The Unaudited Pro Forma Income Statements give effect to i) the Transactions and ii) acquisition of the gas gathering business of Union Pacific Resources (the "UP Fuels Acquisition"), which occurred March 31, 1999 as if such transactions were consummated as of January 1, 1999.



     The adjustments are described in the accompanying Notes to the Unaudited Pro Forma Balance Sheet and the Notes to the Unaudited Pro Forma Income Statement. The Unaudited Pro Forma Financial Statements should not be considered indicative of the actual results that would have been achieved had the Transactions or the UP Fuels Acquisition been consummated on the dates or for the period indicated and do not purport to indicate balances or results of operations as of any future date or for any future period. The Unaudited Pro Forma Financial Statements should be read in conjunction with the historical combined and consolidated financial statements of the Predecessor Company, UP Fuels, GPM and the notes thereto included elsewhere in this prospectus.

                     DUKE ENERGY FIELD SERVICES CORPORATION


                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)


                                                    HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                    ----------      -----------      ----------
CURRENT ASSETS
  Cash and cash equivalents.......................  $      172      $    10,898(1)   $   11,070
  Accounts receivable:
     Customers, net...............................     496,102               --         496,102
     Affiliates...................................      79,824               --          79,824
     Other........................................      29,031               --          29,031
  Receivables from parents -- working capital
     adjustments..................................      95,751          (95,751)(2)          --
  Inventories.....................................      26,877               --          26,877
  Notes receivable................................       8,309               --           8,309
  Other...........................................       2,710               --           2,710
                                                    ----------      -----------      ----------
          Total current assets....................     738,776          (84,853)        653,923
PROPERTY AND EQUIPMENT, NET.......................   4,619,169                        4,619,169
INVESTMENT IN AFFILIATES..........................     275,280                          275,280
INTANGIBLE ASSETS
  Natural Gas liquids sales contracts, net........     103,977               --         103,977
  Goodwill, net...................................     495,554         (136,929)(6)     358,625
OTHER NONCURRENT ASSETS...........................      79,536             (943)(3)      78,593
                                                    ----------      -----------      ----------
          TOTAL ASSETS............................  $6,312,292      $  (222,725)     $6,089,567
                                                    ==========      ===========      ==========
CURRENT LIABILITIES
  Accounts payable
     Trade........................................     561,806               --         561,806
     Affiliates...................................      75,252               --          75,252
     Other........................................      30,765               --          30,765
  Accrued taxes other than income.................      19,617               --          19,617
  Distributions payable -- Parents................   2,744,319       (2,744,319)(4)          --
  Short-term debt.................................          --        2,138,400(5)    2,138,400
  Other...........................................      30,927               --          30,927
                                                    ----------      -----------      ----------
          Total current liabilities...............   3,462,686         (605,919)      2,856,767
DEFERRED INCOME TAXES.............................     979,013         (137,287)(6)     841,726
OTHER LONG TERM LIABILITIES.......................      33,703                           33,703
MINORITY INTEREST.................................     521,705         (521,705)(7)          --
STOCKHOLDER'S EQUITY..............................   1,315,185        1,042,186(8)    2,357,371
                                                    ----------      -----------      ----------
          TOTAL LIABILITIES AND STOCKHOLDER'S
            EQUITY................................  $6,312,292      $  (222,725)     $6,089,567
                                                    ==========      ===========      ==========



              See Notes to the Unaudited Pro Forma Balance Sheet.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                        NOTES TO THE UNAUDITED PRO FORMA


                                 BALANCE SHEET


                              AS OF MARCH 31, 2000


                             (DOLLARS IN THOUSANDS)



     In December 1999, Duke Energy Field Services Corporation (the "Company") and its subsidiary Duke Energy Field Services LLC ("Field Services LLC") were formed to facilitate the combination of the midstream natural gas businesses of Duke Energy and Phillips Petroleum Company (the "Combination"). The Company was capitalized with 1,000 shares of common stock with a par value of $.01 per share.



     The Combination occurred on March 31, 2000. As part of the Combination distributions of $1,524,519 and $1,219,800 payable to Duke Energy and Phillips, respectively, have been recorded. In addition to contributing its midstream natural gas business, Duke Energy contributed the General Partner of TEPPCO Partners, L.P. a publicly traded limited partnership ("TEPPCO General Partner") and the mid-continent midstream natural gas assets of Conoco, Inc. and Mitchell Energy & Development Corp. acquired immediately prior to the Combination. Subsequent to March 31, 2000 the Company borrowed $2,790,900 in commercial paper (the "Indebtedness") and made the distributions discussed above. In connection with the Offerings, the Company acquired the Phillips member interests in Field Services LLC in exchange for shares of the Company.



     The Combination was accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion (APB) No. 16 "Accounting for Business Combinations". The Predecessor Company was the acquiror of Phillips' midstream natural gas business ("GPM") in the Combination.



     The following Notes to the Unaudited Pro Forma Balance Sheet describe the adjustments to March 31, 2000 historical balances to give effect to the Offerings and related transactions.



1. The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements of the Company for the period noted. The sources and uses of funds are as follows:



                                                                 TOTAL
                                                               ----------
Sources of Funds:
  Indebtedness..............................................   $2,790,900
  Proceeds from the Offerings...............................      552,300
  Net cash settlement for working capital receivables from
     parents................................................       95,751
                                                               ----------
     Total Sources..........................................   $3,438,951
                                                               ----------
Uses of Funds:
  Distributions to Duke Energy and Phillips.................   $2,744,319
  Paydown of Indebtedness...................................      652,500
  Underwriter fees and other transaction expenses...........       31,234
                                                               ----------
     Total Uses.............................................   $3,428,053
                                                               ==========
  Net adjustment to cash....................................   $   10,898
                                                               ==========



2. Reflects the cash settlement for working capital receivables from parents.



3. Reflects the write-off of a portion of the deferred financing fees when indebtedness is paid down with the proceeds of the Offerings.



4. Reflects payment of the distributions payable.



5. Reflects the Indebtedness incurred in connection with the Combination. On March 31, 2000, Field Services LLC entered into a $2,800,000 credit facility with several financial institutions (the "Credit Facility"). The Credit Facility will be used as the liquidity backstop to support Field Services LLC

                        NOTES TO THE UNAUDITED PRO FORMA

   Commercial Paper program. On April 3, 2000 Field Services LLC borrowed $2,790,900 in the commercial paper market to fund distributions to Field Services LLC members and provide working capital. Commercial paper outstanding at April 30, 2000 has maturities ranging from one day to 70 days and had annual interest rates between 6.20% and $6.45%. The Credit Facility, which is not expected to be drawn upon, matures on March 30 2001, bears interest at a rate equal to, at the Company's option, either (1) London Interbank Offered Rate (LIBOR) plus 0.50% per year for the first 90 days following the closing of the credit facility and LIBOR plus 0.625% per year thereafter or (2) the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus 0.50% per year. Upon completion of the Offerings the Company obligations under the facility were assumed by Duke Energy Field Services Corporation and became an unsecured obligation.


   The Company plans to refinance a portion of the commercial paper with the proceeds of a term credit facility. Accordingly, pro forma interest expense has been calculated using Management's estimate of the weighted average rate at which the Company believes it will be able to refinance the commercial paper. Management believes that 8% is the appropriate interest rate for such an estimate. Such rate is higher than the prevailing commercial paper interest rate available as of the date of this filing.


Indebtedness................................................   $2,790,900
Pay-down of Indebtedness with net proceeds of the
  Offerings.................................................     (521,066)
Pay-down of Indebtedness with working capital and other
  funds.....................................................     (131,434)
                                                               ----------
                                                               $2,138,400
                                                               ==========



 6. Reflects additional tax basis received in connection with the exchange of common stock for Phillips Petroleum's Field Services LLC member interest as a reduction of goodwill. In addition, deferred income taxes have been reduced for the tax benefit of deferred financing fees written-off.



 7. Reflects issuance of the Companies stock in exchange for the member interest of Field Services LLC.



 8. The pro forma adjustment to total stockholder's equity related to the Offerings reflect the following:



Issuance of the Company's stock in exchange for Phillips
  Petroleum's member interest of Field Services LLC.........   $  521,705
Estimated net proceeds of the Offerings.....................      521,066
Write-off of deferred financing fees related to the pay-down
  of Indebtedness, net of tax...............................         (585)
                                                               ----------
       Net adjustment.......................................   $1,042,186
                                                               ==========

                     DUKE ENERGY FIELD SERVICES CORPORATION

                      UNAUDITED PRO FORMA INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      PREDECESSOR                                    CONOCO/
                                                        COMPANY        UP FUELS         GPM          MITCHELL         TEPPCO GP
                                                      HISTORICAL    ACQUISITION(1)   HISTORICAL   ACQUISITION(2)   CONTRIBUTION(3)
                                                      -----------   --------------   ----------   --------------   ---------------
OPERATING REVENUES
 Sales of natural gas and petroleum products........  $3,310,260       $228,600      $1,501,178      $228,889          $
 Transportation, storage and processing.............     148,050         69,324          88,279            --              --
                                                      ----------       --------      ----------      --------          ------
       Total operating revenues.....................   3,458,310        297,924       1,589,457       228,889              --

COSTS AND EXPENSES
 Natural gas and petroleum products.................   2,965,297        252,880       1,148,910       187,689              --
 Operating and maintenance..........................     181,392         22,478         176,864        12,400              --
 Depreciation and amortization......................     130,788         15,125          80,458         6,200              --
 General and administrative.........................      73,685          6,965          15,560            --              --
 Net (gain) loss on sale of assets..................       2,377                           (907)           --              --
                                                      ----------       --------      ----------      --------          ------
       Total costs and expenses.....................   3,353,539        297,448       1,420,885       206,289              --
                                                      ----------       --------      ----------      --------          ------

OPERATING INCOME (LOSS).............................     104,771            476         168,572        22,600              --

EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES.....      22,502          4,821           1,048        (8,994)          9,300
                                                      ----------       --------      ----------      --------          ------
EARNINGS (LOSS) BEFORE INTEREST AND
 TAXES..............................................     127,273          5,297         169,620        13,606           9,300
INTEREST EXPENSE....................................      52,915                         35,643             0              --
                                                      ----------       --------      ----------      --------          ------
EARNINGS (LOSS) BEFORE INCOME TAXES.................      74,358          5,297         133,977        13,606           9,300
INCOME TAXES........................................      31,029          1,900          52,244         5,170           3,534
                                                      ----------       --------      ----------      --------          ------
INCOME (LOSS) FROM CONTINUING OPERATIONS............  $   43,329       $  3,397      $   81,733      $  8,436          $5,766
                                                      ==========       ========      ==========      ========          ======
EARNINGS PER COMMON SHARE(9)........................
WEIGHTED AVERAGE SHARES OUTSTANDING.................


                                                      ADJUSTMENTS(4)    PRO FORMA
                                                      --------------    ----------
OPERATING REVENUES
 Sales of natural gas and petroleum products........    $               $5,268,927
 Transportation, storage and processing.............           --          305,653
                                                        ---------       ----------
       Total operating revenues.....................           --        5,574,580
COSTS AND EXPENSES
 Natural gas and petroleum products.................           --        4,554,776
 Operating and maintenance..........................           --          393,134
 Depreciation and amortization......................       34,826(5)       267,397
 General and administrative.........................           --           96,210
 Net (gain) loss on sale of assets..................           --            1,470
                                                        ---------       ----------
       Total costs and expenses.....................       34,826        5,312,987
                                                        ---------       ----------
OPERATING INCOME (LOSS).............................      (34,826)         261,593
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES.....       (1,339)(6)       27,338
                                                        ---------       ----------
EARNINGS (LOSS) BEFORE INTEREST AND
 TAXES..............................................      (36,165)         288,931
INTEREST EXPENSE....................................       83,055(7)       171,613
                                                        ---------       ----------
EARNINGS (LOSS) BEFORE INCOME TAXES.................     (119,220)         117,318
INCOME TAXES........................................      (40,061)(8)       53,816
                                                        ---------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS............    $ (79,159)      $   63,502
                                                        =========       ==========
EARNINGS PER COMMON SHARE(9)........................                    $      .45
                                                                        ==========
WEIGHTED AVERAGE SHARES OUTSTANDING.................                       140,752
                                                                        ==========



             See Notes to the Unaudited Pro Forma Income Statement.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                      UNAUDITED PRO FORMA INCOME STATEMENT

                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2000

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                      PREDECESSOR      GPM       CONOCO/MITCHELL       TEPPCO
                                        COMPANY     HISTORICAL   ACQUISITION(2)    CONTRIBUTION(3)   ADJUSTMENTS(4)    PRO FORMA
                                      -----------   ----------   ---------------   ---------------   --------------    ----------
OPERATING REVENUES
 Sales of natural gas and petroleum
   products.........................  $1,415,465     $532,762        $57,222           $   --          $      --       $2,005,449
 Transportation, storage and
   processing.......................      35,746        9,603             --               --                 --           45,349
                                      ----------     --------        -------           ------          ---------       ----------
       Total operating revenues.....   1,451,211      542,365         57,222               --                 --        2,050,798
COSTS AND EXPENSES
 Natural gas and petroleum
   products.........................   1,278,511      377,659         46,922               --                 --        1,703,092
 Operating and maintenance..........      49,039       47,285          3,100               --                 --           99,424
 Depreciation and amortization......      37,899       20,700          1,550               --              8,121(5)        68,270
 General and administrative.........      29,701        4,251             --               --                 --           33,952
 Net (gain) loss on sale of
   assets...........................       4,139          (88)            --               --                 --            4,051
                                      ----------     --------        -------           ------          ---------       ----------
       Total costs and expenses.....   1,399,289      449,807         51,572               --              8,121        1,908,789
                                      ----------     --------        -------           ------          ---------       ----------
OPERATING INCOME....................      51,922       92,558          5,650               --             (8,121)         142,009
EQUITY EARNINGS OF UNCONSOLIDATED
 AFFILIATES.........................       6,759         (250)          (895)           4,700               (346)(6)        9,968
                                      ----------     --------        -------           ------          ---------       ----------
EARNINGS BEFORE INTEREST AND
 TAXES..............................      58,681       92,308          4,755            4,700             (8,467)         151,977
INTEREST EXPENSE....................     (14,477)     (17,865)            --               --            (10,562)(7)      (42,904)
                                      ----------     --------        -------           ------          ---------       ----------
EARNINGS BEFORE INCOME TAXES........      44,204       74,443          4,755            4,700            (19,029)         109,073
INCOME TAXES........................      17,352       29,110          1,807            1,786             (5,920)(8)       44,135
                                      ----------     --------        -------           ------          ---------       ----------
NET INCOME FROM CONTINUING
 OPERATIONS.........................  $   26,852     $ 45,333        $ 2,948           $2,914          $ (13,109)      $   64,938
                                      ==========     ========        =======           ======          =========       ==========
EARNINGS PER COMMON SHARE(9)........                                                                                   $      .46
                                                                                                                       ==========
WEIGHTED AVERAGE SHARES
 OUTSTANDING........................                                                                                      140,752
                                                                                                                       ==========



             See Notes to the Unaudited Pro Forma Income Statement.

                     DUKE ENERGY FIELD SERVICES CORPORATION



               NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENTS


FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE THREE MONTH PERIOD ENDED MARCH 31,
                                      2000


                                 (IN THOUSANDS)



     The Company's pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements of the Predecessor Company and other contributed businesses for the period noted. See Note (1) to the Unaudited Pro Forma Balance Sheet.



1. Reflects the historical operating results of UP Fuels for the three month period ended March 31, 1999, the date the UP Fuels Acquisition was consummated by the Predecessor Company.



2. Reflects the results of operations associated with the acquisition of the Conoco and Mitchell businesses, net of the earnings from the Ferguson/Burleson Joint Venture interest exchanged as part of the consideration for the businesses.



3. Reflects equity earnings of the TEPPCO General Partnership interest contributed by Duke Energy.



4. The pro forma adjustments exclude non-recurring expenses directly related to the Transactions which the Company anticipates will be reflected in the income statement for the period including the Transactions. Such expenses relate principally to the write-off of existing deferred financing fees on debt repaid as described in Note (3) to the Unaudited Pro Forma Balance Sheet.



5. The excess purchase cost over the book value of net GPM assets acquired in the Combination has not yet been fully allocated to individual assets and liabilities acquired. However, the Company believes a portion will be allocated to property, plant and equipment and identifiable intangibles and the remainder, representing goodwill, will be amortized over 20 years. Given its preliminary estimate of the allocation of the purchase cost to net assets acquired, management has estimated a composite life of 20 years.



     The adjustment to depreciation and amortization was calculated as follows:



                                                                  PERIOD ENDED
                                                            -------------------------
                                                            DECEMBER 31,   MARCH 31,
                                                                1999          2000
                                                            ------------   ----------
Net book value of GPM property at January 1, 1999.........   $  943,302    $  943,302
Excess purchase price over net assets acquired in
  Combination Allocated to property and equipment.........    1,086,452     1,086,452
  Allocated to goodwill...................................      275,923       275,923
                                                             ----------    ----------
  Subtotal................................................    2,305,677     2,305,677
Composite life -- 20 years................................           20            20
Depreciation and amortization calculated..................      115,284        28,821
Less: GPM historical depreciation and amortization........      (80,458)      (20,700)
                                                             ----------    ----------
Net adjustment............................................   $   34,826    $    8,121
                                                             ==========    ==========



6. Reflects elimination of the equity earnings associated with the Predecessor Company's investment in Westana, which was sold in connection with the Combination.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                        NOTES TO THE UNAUDITED PRO FORMA


                          INCOME STATEMENTS--CONTINUED

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE THREE MONTH PERIOD ENDED MARCH 31,
                                      2000

                                 (IN THOUSANDS)



   7. The pro forma adjustment to interest expense, net under the new capital structure is as follows:



                                                                    PERIOD ENDED
                                                              ------------------------
                                                              DECEMBER 31,   MARCH 31,
                                                                  1999         2000
                                                              ------------   ---------
Indebtedness at estimated weighted average of 8%............    $223,272     $ 55,818
Amortization of deferred financing costs over estimated
  weighted average life of 7.5 years........................         667          167
                                                                --------     --------
  Subtotal for the year and one quarter.....................     223,939       55,985
Less: historical interest expense...........................     (88,558)     (32,342)
                                                                --------     --------
Incremental interest expense from Indebtedness before the
  Offerings.................................................     135,381       23,643
                                                                --------     --------
Indebtedness paid down with proceeds of the Offerings and
  Other.....................................................    $652,500     $652,500
Estimated weighted average rate.............................         8.0%         8.0%
  Subtotal for the year and one quarter.....................     (52,200)     (13,050)
Deferred Fees written off in pay-down of the Indebtedness...        (943)        (943)
Estimated weighted average life.............................         7.5          7.5
Reduction in amortization for one year and one quarter,
  respectively..............................................        (126)         (31)
Reduction of interest expense resulting from pay-down of the
  Indebtedness..............................................     (52,326)     (13,081)
                                                                --------     --------
Net adjustment..............................................    $ 83,055     $ 10,562
                                                                ========     ========



     A .125% increase or decrease in the assumed weighted average interest rate would change pro forma interest expense with respect to the Indebtedness by $2,673 after paydown with the proceeds of the Offerings. Pro forma net income would change by $1,657 on an annual basis.



8. The pro forma adjustment to income taxes reflects the use of the combined federal and state statutory income tax of 38% on pro forma taxable income, which is adjusted for the increase in non-deductible goodwill amortization as follows:



                                           1999                            2000
                               -----------------------------   ----------------------------
                                                  PRO FORMA                      PRO FORMA
         ADJUSTMENT             AMOUNT     RATE   ADJUSTMENT    AMOUNT    RATE   ADJUSTMENT
         ----------            ---------   ----   ----------   --------   ----   ----------
Incremental depreciation on
  stepped-up GPM assets......  $ (21,030)   38%    $ (7,991)   $ (4,672)   38%    $(1,775)
Net adjustment to equity
  earnings on unconsolidated
  affiliates.................     (1,339)   38%        (509)       (346)   38%       (131)
Incremental interest expense
  under the Indebtedness.....    (83,055)   38%     (31,561)    (10,562)   38%     (4,014)
                               ---------           --------    --------           -------
                               $(105,424)          $(40,061)   $(15,580)          $(5,920)
                               =========           ========    ========           =======



9. Earnings per share has been determined using total outstanding shares after the offering of 140,752. Stock options to be granted at the offering price will have no affect on earnings per share.

                          INDEPENDENT AUDITORS' REPORT

Duke Energy Field Services Corporation and Affiliates


     We have audited the accompanying combined balance sheets of Duke Energy Field Services Corporation and Affiliates ("the Predecessor Companies") as of December 31, 1998 and 1999, and the related combined statements of income and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. The Predecessor Companies are under common ownership and common management. These financial statements are the responsibility of the Predecessor Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Predecessor Companies as of December 31, 1998 and 1999, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 18, 2000
Denver, Colorado

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                 (IN THOUSANDS)


                                                                 1998         1999
                                                              ----------   ----------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $      168   $      792
  Accounts receivable:
     Customers (net of allowance for doubtful accounts,
      1998, $749 and 1999, $6,743)..........................     155,143      370,139
     Affiliates.............................................      57,725       63,927
     Other..................................................      27,246       30,067
  Inventories...............................................      23,713       38,701
  Notes receivable..........................................       5,266       13,050
  Other.....................................................         531        1,580
                                                              ----------   ----------
          Total current assets..............................     269,792      518,256
PROPERTY, PLANT AND EQUIPMENT:
  Cost......................................................   1,763,594    3,005,510
  Accumulated depreciation and amortization.................    (480,296)    (596,125)
                                                              ----------   ----------
          Net property, plant, and equipment................   1,283,298    2,409,385
INVESTMENTS IN AFFILIATES...................................     187,938      347,735
INTANGIBLE ASSETS:
  Natural gas liquids sales contracts, net..................                  102,382
  Goodwill, net.............................................      15,299       81,946
OTHER NONCURRENT ASSETS.....................................      14,511       12,131
                                                              ----------   ----------
TOTAL ASSETS................................................  $1,770,838   $3,471,835
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable:
     Trade..................................................  $  200,864   $  353,977
     Affiliates.............................................      10,762       62,370
     Other..................................................       5,556       33,858
  Accrued taxes other than income...........................      14,194       15,653
  Advances, net -- parents..................................     334,057    1,579,475
  Notes payable -- affiliates...............................     540,000      588,880
  Other.....................................................       8,976        6,372
                                                              ----------   ----------
          Total current liabilities.........................   1,114,409    2,640,585
DEFERRED INCOME TAXES.......................................     222,007      308,308
NOTE PAYABLE TO PARENT......................................     101,600      101,600
OTHER LONG TERM LIABILITIES.................................                   34,871
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY:
  Common stock..............................................           3            1
  Paid-in capital...........................................     202,523      213,091
  Retained earnings.........................................     130,296      173,091
  Other comprehensive income................................                      288
                                                              ----------   ----------
          Total stockholders' equity........................     332,822      386,471
                                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $1,770,838   $3,471,835
                                                              ==========   ==========



                See Notes to the Combined Financial Statements.

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)


                                                              1997         1998         1999
                                                           ----------   ----------   ----------
OPERATING REVENUES:
  Sales of natural gas and petroleum products............  $1,700,029   $1,469,133   $3,310,260
  Transportation and storage of natural gas..............      41,896       50,097       76,604
  Other..................................................      59,907       65,090       71,446
                                                           ----------   ----------   ----------
          Total operating revenues.......................   1,801,832    1,584,320    3,458,310
                                                           ----------   ----------   ----------
COSTS AND EXPENSES:
  Natural gas and petroleum products.....................   1,468,089    1,338,129    2,965,297
  Operating and maintenance..............................     104,308      113,556      181,392
  Depreciation and amortization..........................      67,701       75,573      130,788
  General and administrative.............................      36,023       44,946       73,685
  Net (gain) loss on sale of assets......................        (236)     (33,759)       2,377
                                                           ----------   ----------   ----------
          Total costs and expenses.......................   1,675,885    1,538,445    3,353,539
                                                           ----------   ----------   ----------
OPERATING INCOME.........................................     125,947       45,875      104,771
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES..........       9,784       11,845       22,502
                                                           ----------   ----------   ----------
EARNINGS BEFORE INTEREST AND TAXES.......................     135,731       57,720      127,273
INTEREST EXPENSE.........................................     (51,113)     (52,403)     (52,915)
                                                           ----------   ----------   ----------
INCOME BEFORE INCOME TAXES...............................      84,618        5,317       74,358
INCOME TAXES.............................................      33,380        3,289       31,029
                                                           ----------   ----------   ----------
NET INCOME...............................................  $   51,238   $    2,028   $   43,329
                                                           ==========   ==========   ==========



                See Notes to the Combined Financial Statements.

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)

                                            ADDITIONAL                  OTHER
                                   COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                   STOCK     CAPITAL     EARNINGS      INCOME        TOTAL
                                   ------   ----------   --------   -------------   --------
BALANCE, DECEMBER 31, 1996.......   $ 3      $200,326    $77,030                    $277,359
Contributions....................
Net income.......................                         51,238                      51,238
                                    ---      --------    --------       ----        --------
BALANCE, DECEMBER 31, 1997.......     3       200,326    128,268                     328,597
Contributions....................               2,197                                  2,197
Net income.......................                          2,028                       2,028
                                    ---      --------    --------       ----        --------
BALANCE, DECEMBER 31, 1998.......     3       202,523    130,296                     332,822
Contributions....................              10,568                                 10,568
Net income.......................                         43,329                      43,329
Other............................    (2)                    (534)       $288            (248)
                                    ---      --------    --------       ----        --------
BALANCE, DECEMBER 31, 1999.......   $ 1      $213,091    $173,091       $288        $386,471
                                    ===      ========    ========       ====        ========


                See Notes to the Combined Financial Statements.

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)


                                                              1997         1998        1999
                                                           -----------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $    51,238   $   2,028   $  43,329
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation and amortization..........................       67,701      75,573     130,788
  Deferred income tax expense............................       35,823      45,315      86,301
  Equity in undistributed earnings.......................       (9,784)    (11,846)    (22,502)
  Loss (gain) on sale of assets..........................         (236)    (33,759)      2,377
  Net change in operating assets and liabilities:
  Accounts receivable....................................      (76,679)    133,461    (175,008)
  Inventories............................................        5,572       1,762      (5,303)
  Other current assets...................................       11,320      10,150      20,356
  Accounts payable.......................................      101,763    (177,418)    152,535
  Other current liabilities..............................      (13,361)     (4,857)     (4,390)
  Other long term liabilities............................                              (55,347)
                                                           -----------   ---------   ---------
          Net cash provided by operating activities......      173,357      40,409     173,136
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions and other capital expenditures............     (121,978)   (185,479)  (1,570,083)
  Investment in affiliates...............................      (29,600)    (84,884)    (62,752)
  Affiliate distributions................................       10,742      15,051      31,999
  Proceeds from sales of assets..........................        2,815      51,687      29,390
                                                           -----------   ---------   ---------
          Net cash used in investing activities..........     (138,021)   (203,625)  (1,571,446)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in advances -- parents.........      (35,061)    162,514   1,350,054
  Notes payable borrowings...............................                               48,880
                                                           -----------   ---------   ---------
          Net cash flows provided by (used in) financing
            activities...................................      (35,061)    162,514   1,398,934
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....          275        (702)        624
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............          595         870         168
                                                           -----------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...................  $       870   $     168   $     792
                                                           ===========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -- Cash
  paid for interest (net of amounts capitalized).........  $    51,765   $  52,948   $  52,915



                See Notes to the Combined Financial Statements.

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


1. ACCOUNTING POLICIES SUMMARY


     Principles of Combining -- The accounting policies are presented to assist the reader in evaluating the combined financial statements of Duke Energy Field Services Corporation ("the Company"), Duke Energy Field Services, Inc. (DEFSI), Panhandle Field Services Company (PFSC), Panhandle Gathering Company (PGC), and Duke Energy Services Canada, Ltd. (DESCL) (together, "Duke Energy Field Services Corporation and Affiliates" or the "Predecessor Companies"). The Predecessor Companies are indirect wholly-owned subsidiaries of Duke Energy Corporation ("Duke Energy"). During 1999, PFSC and PGC were contributed to and became wholly-owned subsidiaries of DEFSI. The resulting December 31, 1999 stockholders' equity (1,000 shares authorized and issued, $1.00 par value) reflects that of the Company and DESCL. Our certificate of incorporation limits the scope of our business to the midstream natural gas industry in the United States and Canada and the marketing of natural gas liquids in Mexico.


     The Combination -- On December 16, 1999, Duke Energy and Phillips Petroleum Company
("Phillips") entered into an agreement to combine their United States and Canadian midstream natural gas gathering, processing and natural gas liquid operations (the Combination). In connection with the Combination, Duke Energy's midstream natural gas gathering and processing business was transferred to Duke Energy Field Services LLC ("Field Services LLC") and the Combination will be accounted for as an acquisition by the Predecessor Companies of Phillips' midstream business.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

     Inventories -- Inventories are recorded at the lower of cost or market using the average cost method.


     Property, Plant and Equipment -- Property, plant and equipment are stated at cost, which does not purport to represent replacement or realizable value. Assets, including goodwill and other intangibles, are evaluated for potential impairment based on undiscounted cash flows and any impairment recorded is derived based on discounted cash flows. There was no impairment during 1997, 1998 or 1999. Depreciation of property, plant and equipment is computed using the straight-line method (see Note 4).



     Interest totaling $2.3 million, $1.6 million and $.9 million has been capitalized on construction projects for 1997, 1998 and 1999, respectively.



     Revenue Recognition -- The Predecessor Companies recognize revenues on sales of natural gas and petroleum products in the period of delivery and transportation revenues in the period service is provided. An allowance for doubtful accounts is established based on agings of accounts receivable and the credit worthiness of our customers. Bad debt expense and writeoffs for each year presented are not significant. A reserve of $3 million was established in connection with the UP Fuels acquisition (see Note 2) over that recorded by UP Fuels. This amount represents the Predecessor Companies' assessment of the unrecoverable portion of receivables acquired from UP Fuels.



     Equity in Unconsolidated Affiliates -- Investments in 20% to 50% owned affiliates are accounted for using the equity method. Investments greater than 50% are consolidated unless the Predecessor Companies do not operate these investments and as a result do not have the ability to exercise control or control is considered to be temporary.

             DUKE ENERGY FIELD SERVICES CORPORATION AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--CONTINUED


     Derivative Contracts -- The Predecessor Companies use commodity swaps, futures and option contracts in the conduct of their business. Unrealized gains and losses associated with activity other than trading are recognized when the underlying physical transaction is recorded. Trading activity is marked-to-market and reflected in the statements of income as sales of natural gas and petroleum products or costs of such.


     Significant Customers -- Duke Energy Trading and Marketing, L.L.C. (DETM), an affiliated company, is a significant customer. Sales to DETM totaled $567 million, $522 million and $684 million during 1997, 1998 and 1999, respectively.



     Intangibles Amortization -- Goodwill is amortized over the period of expected benefit. Goodwill is being amortized on a straight-line basis over 15 years related to the 1991 acquisition of MEGA Natural Gas Company and 20 years related to the UP Fuels acquisition (see Note 2). Natural gas liquids sales contracts are amortized on a straight-line basis over the contract lives which average 15 years.



     Environmental Costs -- Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future benefit, are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments or clean-ups are probable and the costs can be reasonably estimated. Environmental liabilities at the end of 1998 and 1999 were insignificant.



     Gas Imbalance Accounting -- Quantities of natural gas over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using index prices or the weighted average prices of natural gas at the plant or system. Generally, these balances are settled with deliveries of natural gas.


     Deferred Income Tax -- The Predecessor Companies follow the asset and liability method of accounting for income tax. Deferred taxes are provided for temporary differences in the tax and financial reporting basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted.


     Stock Based Compensation -- The Predecessor Companies account for stock-based compensation using the intrinsic method of accounting. Under this method, compensation cost, if any, is measured as the excess of the quoted market price of stock at the date of the grant over the amount an employee must pay to acquire stock. Restricted stock is recorded as compensation cost over the requisite vesting period based on the market value on the date of the grant.


     Earnings Per Share -- The historical capital structure of the Predecessor Companies is not representative of the future capital structure of DEFSI (see
Note 2), as all companies were wholly-owned subsidiaries. Accordingly, the historical net income per share and weighted average number of common shares outstanding are not shown for any of the periods presented.

     Comprehensive Income -- The Predecessor Companies' only item of other comprehensive income is foreign currency translation.

     Recently Issued Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. The Predecessor Companies are required to adopt SFAS 133 on January 1, 2001. The Predecessor Companies have not completed the process of evaluating the impact that will result from adopting SFAS 133.

2. BUSINESS COMBINATIONS/DISPOSITIONS

     In March 1998, the Predecessor Companies sold a fractionator to TEPPCO Colorado, L.L.C., an indirect, wholly-owned subsidiary of TEPPCO Partners, L.P. (TEPPCO), of which Duke Energy, through an indirect, wholly-owned subsidiary, has an equity interest of approximately 18%. The fractionator was sold for $40 million and the Predecessor Companies realized a gain of approximately $38 million.

     On March 31, 1999, the Predecessor Companies acquired the assets and assumed certain liabilities of Union Pacific Fuels, Inc. (UP Fuels), a wholly-owned subsidiary of Union Pacific Resources Company (UPR), for a total purchase price of $1.359 billion. The acquisition was accounted for under the purchase method of accounting, and the assets and liabilities and results of operations of UP Fuels have been consolidated in the Predecessor Companies' financial statements since the date of purchase. The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair value, as follows:

                                                      (IN THOUSANDS)
Property, plant and equipment......................     $1,046,316
Partnerships and other joint venture investments...        120,544
Natural gas liquids sales contracts................        107,771
Goodwill...........................................         71,648
Gas marketing......................................        104,843
Deferred tax asset.................................         10,200
Net working capital................................         (8,207)
Environmental and other liabilities................        (94,018)
                                                        ----------
  Net..............................................     $1,359,097
                                                        ==========


     The gas marketing component of UP Fuels was immediately transferred to an affiliate of Duke Energy after the acquisition at the above fair value. Revenues and net income for 1998 on a pro forma basis would have increased $1.4 billion and $54.9 million, respectively, if the acquisition had occurred on January 1, 1998. Revenues and net income for 1999 on a pro forma basis would have increased $298 million and $2.8 million, respectively, if the acquisition had occurred on January 1, 1999.


3. INVENTORIES

     A summary of inventories by category follows:


                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Gas held for resale.........................................  $13,202   $18,114
NGLs........................................................    5,962    18,211
Materials and supplies......................................    4,549     2,376
                                                              -------   -------
          Total inventories.................................  $23,713   $38,701
                                                              =======   =======

4. PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment by classification follows:


                                                                     DECEMBER 31,
                                                 DEPRECIATION   -----------------------
                                                    RATES          1998         1999
                                                 ------------   ----------   ----------
                                                                    (IN THOUSANDS)
Gathering......................................    4% - 6%      $  923,350   $1,231,050
Processing.....................................       4%           416,572    1,197,993
Transmission...................................       4%           251,079      413,633
Underground storage............................    2% - 5%          79,875       73,958
General plant..................................   20% - 33%         36,214       37,614
Construction work in progress..................                     56,504       51,262
                                                                ----------   ----------
          Total property, plant and
            equipment..........................                 $1,763,594   $3,005,510
                                                                ==========   ==========


5. INVESTMENTS IN AFFILIATES

     The Predecessor Companies have investments in the following businesses accounted for using the equity method:


                                                                     DECEMBER 31,
                                                                  -------------------
                                                      OWNERSHIP     1998       1999
                                                      ---------   --------   --------
                                                                    (IN THOUSANDS)
Dauphin Island Gathering Partners...................     37.28%   $ 96,869   $ 99,878
Mont Belvieu I......................................     20.00%                40,440
Mobile Bay Processing Partners......................     28.81%     30,166     35,906
Black Lake Pipeline.................................     50.00%                35,641
Sycamore Gas System General Partnership.............     48.45%     19,344     21,985
Main Pass Oil Gathering.............................     33.33%     15,762     16,967
Ferguson-Burleson...................................     55.00%                27,531
Other affiliates....................................   Various      12,406     54,141
                                                                  --------   --------
                                                                   174,547    332,489
Westana Gathering Company...........................     50.00%     13,391     15,246
                                                                  --------   --------
          Total investments in affiliates...........              $187,938   $347,735
                                                                  ========   ========


     Dauphin Island Gathering Partners -- Dauphin Island Gathering Partners is a partnership which owns the Dauphin Island Gathering system and the Main Pass Gas Gathering system, which are natural gas gathering systems in the Gulf of Mexico.

     Mont Belvieu I -- Mont Belvieu I operates a 200 MBbl/d fractionation facility in the Mont Belvieu, Texas Market Center.

     Mobile Bay Processing Partners -- Mobile Bay Processing Partners is a partnership formed to engage in the financing, ownership, construction and operation of one or more natural gas processing facilities onshore in Mobile County, Alabama.

     Black Lake Pipeline -- Black Lake Pipeline owns a 317 mile long NGL pipeline, with a current capacity of approximately 40 MBbl/d. The pipeline receives NGLs from a number of gas plants in Louisiana and Texas. The NGLs are transported to Mont Belvieu fractionators.

     Sycamore Gas System General Partnership -- Sycamore Gas System General Partnership is a partnership formed for the purpose of constructing, owning and operating a gas gathering and compression system in Carter County, Oklahoma.

     Main Pass Oil Gathering -- Main Pass Oil Gathering is a joint venture whose primary operation is a crude oil gathering pipeline system of 81 miles in the Main Pass East and Viosca Knoll Block areas in the Gulf of Mexico.

     Ferguson-Burleson -- Ferguson-Burleson operates two independent gas gathering systems, rich and lean, that are interconnected. The rich gas system is comprised of over 1,450 miles of gathering lines serving six counties in South Central Texas. The lean gas system consists of approximately 100 miles of pipelines in two counties in South Central Texas. We do not operate or control Ferguson-Burleson.

     Equity in earnings amounted to the following for the years ended December
31:


                                                            1997     1998      1999
                                                           ------   -------   -------
                                                                 (IN THOUSANDS)
Dauphin Island Gathering Partners........................  $4,250   $ 7,234   $ 5,974
Mont Belvieu I...........................................                         440
Mobile Bay Processing Partners...........................                65     2,307
Black Lake Pipeline......................................                       1,141
Sycamore Gas System General Partnership..................               261       142
Main Pass Oil Gathering..................................   1,665     2,598     3,638
Ferguson-Burleson........................................                       5,600
Other affiliates.........................................   3,062     1,279     1,921
                                                           ------   -------   -------
                                                            8,977    11,437    21,163
Westana Gathering Company................................     807       409     1,339
                                                           ------   -------   -------
          Total equity earnings..........................  $9,784   $11,846   $22,502
                                                           ======   =======   =======



     Distributions in excess of earnings were $958 thousand, $3.2 million and $9.5 million in 1997, 1998 and 1999, respectively.



     In connection with the Combination, the Predecessor Companies' interest in Westana Gathering Company was sold in February 2000. Proceeds and loss on sale approximated $12 million and $4 million, respectively.


     The following summarizes combined financial information of unconsolidated affiliates excluding Westana for the years ended December 31:


                                                        1997       1998       1999
                                                       -------   --------   ---------
                                                               (IN THOUSANDS)
Income statement:
  Operating revenues.................................  $54,898   $ 61,618   $ 452,118
  Operating expenses.................................   34,281     36,173     374,079
  Net income.........................................   21,318     27,878      55,606
Balance sheet:
  Current assets.....................................            $ 57,926   $ 119,506
  Noncurrent assets..................................             388,562     761,270
  Current liabilities................................             (25,671)   (113,121)
  Noncurrent liabilities.............................              (8,094)    (14,853)
                                                                 --------   ---------
          Net assets.................................            $412,723   $ 752,802
                                                                 ========   =========

6. TRANSACTIONS WITH AFFILIATES

     A summary of transactions with affiliates included in the combined statements of income follows:


                                                          YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                        1997       1998        1999
                                                      --------   --------   ----------
                                                               (IN THOUSANDS)
Sales of natural gas and petroleum products.........  $567,800   $536,300   $  696,700
Natural gas and petroleum products purchased........    48,900     79,600      128,600
Transportation revenue..............................                6,400        2,700
Operating expenses -- Billed to affiliates(1).......                4,200        7,200
General and administrative expenses(1):
  Billed to affiliates..............................     1,200        502
  Billed from affiliates............................    11,700     12,100       19,100
Interest expense....................................    60,100     60,100       53,900


     --------------------

     (1) Operating, general and administrative expenses are allocated to affiliates based on cost.


     As of December 31, 1998 and 1999, the Predecessor Companies had a $101.6 million note payable to Duke Energy, scheduled to mature in 2004 bearing interest at 8.5%. Additionally, as of December 31, 1999, the Predecessor Companies have a $540 million note payable to Duke Energy, scheduled to mature December 31, 2000 bearing interest at prime (8.5% at December 31, 1999), adjusted quarterly, and a $44.3 million and $4.6 million note payable to Duke Energy, payable on demand and bearing interest at the Canadian Prime Rate (6.5% at December 31, 1999), plus fifty basis points, adjusted quarterly.



     Intercompany advances do not bear interest. Advances are carried as open accounts and are not segregated between current and non-current amounts. Increases and decreases in advances result from the movement of funds to provide for operations, capital expenditures, and debt payments of Duke Energy and its subsidiaries. In addition, current income tax balances are recorded in these accounts. Average intercompany advances payable approximated $117,287, $203,846 and $1,409,980 for 1997, 1998 and 1999 respectively.



     Duke Energy supplies the Company with various staff and support services, including information technology products and services, payroll, employee benefits, corporate insurance, cash management, ad valorem taxes, treasury and legal functions. These expenditures are allocated to the subsidiaries using a cost based method of allocation. Management believes the allocation is reasonable and estimates that such costs approximate the costs for such services that would have been incurred on a stand alone basis.


     See Notes 5 and 12 for discussion of other specific transactions with affiliates.

7. INCOME TAXES


     The Predecessor Companies' taxable income is included in a consolidated federal income tax return with Duke Energy. Therefore, income tax has been provided in accordance with Duke Energy's tax allocation policy, which requires subsidiaries to calculate federal income tax as if separate taxable income, as defined, was reported. Foreign income taxes are not material and therefore are not shown separately.

     Income tax as presented in the combined statements of income is summarized as follows:


                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1997        1998        1999
                                                      -------    --------    --------
                                                              (IN THOUSANDS)
Current:
  Federal...........................................  $(1,012)   $(36,142)   $(46,429)
  State.............................................   (1,431)     (5,884)     (8,843)
                                                      -------    --------    --------
          Total current.............................   (2,443)    (42,026)    (55,272)
                                                      -------    --------    --------
Deferred:
  Federal...........................................   30,800      38,961      73,201
  State.............................................    5,023       6,354      13,100
                                                      -------    --------    --------
          Total deferred............................   35,823      45,315      86,301
                                                      -------    --------    --------
Total income tax expense............................  $33,380    $  3,289    $ 31,029
                                                      =======    ========    ========


     Total income tax expense differs from the amount computed by applying the federal income tax rate to earnings before income tax. The reasons for this difference are as follows:


                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1997       1998      1999
                                                         -------    ------    -------
                                                                (IN THOUSANDS)
Federal income tax rate................................     35.0%     35.0%      35.0%
                                                         =======    ======    =======
Income tax, computed at the statutory rate.............  $29,616    $1,861    $26,025
Adjustments resulting from:
  State income tax, net of federal income tax effect...    2,962       186      2,863
  Non-deductible amortization and other................      802     1,242      2,141
                                                         -------    ------    -------
          Total income tax.............................  $33,380    $3,289    $31,029
                                                         =======    ======    =======


     The tax effects of temporary differences that resulted in deferred income tax assets and liabilities, and a description of the significant items that created these differences are as follows:


                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1997        1998        1999
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
Alternative minimum tax credit carryforward.......  $  20,400   $  20,400   $      --
Other.............................................      2,300         500       7,600
                                                    ---------   ---------   ---------
          Total deferred income tax assets........     22,700      20,900       7,600
                                                    ---------   ---------   ---------
Property, plant, and equipment....................   (160,200)   (209,507)   (275,008)
Deferred charges..................................       (900)    (15,000)    (15,300)
State deferred income tax, net of federal tax
  effect..........................................    (14,300)    (18,400)    (25,600)
                                                    ---------   ---------   ---------
          Total deferred income tax liabilities...   (175,400)   (242,907)   (315,908)
                                                    ---------   ---------   ---------
Net deferred income tax liability.................  $(152,700)  $(222,007)  $(308,308)
                                                    =========   =========   =========


8. BUSINESS SEGMENTS AND RELATED INFORMATION


     The Predecessor Companies operate in two principal business segments as follows: (1) natural gas gathering, processing, transportation, marketing and storage, and (2) natural gas liquids fractionation, transportation, marketing and trading. These segments are separately monitored by management for performance against its internal forecast and are consistent with the Predecessor Companies internal financial reporting package. These segments have been identified based upon the differing products and services, regulatory environment and the expertise required for these operations. Margin, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) are the performance measures utilized by management to monitor the business of each segment. The accounting policies for the segments are the same as those described in Note 1. Foreign operations are not material and are therefore not separately identified.



     The following table sets forth the Predecessor Companies' segment information as of and for the years ended December 31, 1997, 1998 and 1999.



                                                              1997         1998         1999
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Operating revenues:
  Natural gas............................................  $1,683,483   $1,497,901   $2,483,197
  NGLs...................................................     423,680      309,380    1,365,577
  Intersegment(a)........................................    (305,331)    (222,961)    (390,464)
                                                           ----------   ----------   ----------
          Total operating revenues.......................   1,801,832    1,584,320    3,458,310
                                                           ----------   ----------   ----------
Margin:
  Natural gas............................................     334,129      243,787      459,843
  NGLs...................................................        (386)       2,404       33,170
                                                           ----------   ----------   ----------
          Total margin...................................     333,743      246,191      493,013
                                                           ----------   ----------   ----------
Other operating costs:
  Natural gas............................................     104,072       79,797      182,062
  NGLS...................................................          --           --        1,707
  Corporate..............................................      36,023       44,946       73,685
                                                           ----------   ----------   ----------
          Total other operating costs....................     140,095      124,743      257,454
                                                           ----------   ----------   ----------
Equity in earnings of unconsolidated affiliates:
  Natural gas............................................       9,784       11,845       20,917
  NGLs...................................................                                 1,585
                                                           ----------   ----------   ----------
          Total equity in earnings of unconsolidated
            affiliates...................................       9,784       11,845       22,502
                                                           ----------   ----------   ----------
EBITDA(b):
  Natural gas............................................     239,841      175,835      298,698
  NGLs...................................................        (386)       2,404       33,048
  Corporate..............................................     (36,023)     (44,946)     (73,685)
                                                           ----------   ----------   ----------
          Total EBITDA...................................     203,432      133,293      258,061
                                                           ----------   ----------   ----------
Depreciation and amortization:
  Natural gas............................................      65,593       73,470      119,425
  NGLs...................................................                                 9,073
  Corporate..............................................       2,108        2,103        2,290
                                                           ----------   ----------   ----------
          Total depreciation and amortization............      67,701       75,573      130,788
                                                           ----------   ----------   ----------
EBIT
  Natural gas............................................     174,248      102,365      179,273
  NGLs...................................................        (386)       2,404       23,975
  Corporate..............................................     (38,131)     (47,049)     (75,975)
                                                           ----------   ----------   ----------
          Total EBIT.....................................     135,731       57,720      127,273
                                                           ----------   ----------   ----------

                                                              1997         1998         1999
                                                           ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Corporate interest expense...............................      51,113       52,403       52,915
                                                           ----------   ----------   ----------
Income before income taxes:
  Natural gas............................................     174,248      102,365      179,273
  NGLs...................................................        (386)       2,404       23,975
  Corporate..............................................     (89,244)     (99,452)    (128,890)
                                                           ----------   ----------   ----------
          Total income before income taxes...............  $   84,618   $    5,317   $   74,358
                                                           ----------   ----------   ----------
Total assets
  Natural gas............................................                1,505,111    2,754,447
  NGLs...................................................                    5,137      225,702
  Corporate(c)...........................................                  260,590      491,686
                                                                        ----------   ----------
          Total assets...................................               $1,770,838   $3,471,835
                                                                        ==========   ==========


---------------


(a) Intersegment sales represent sales of NGLs from the Natural Gas segment to the NGLs segment at either index prices or weighted average prices of NGLs. Both measures of intersegment sales are effectively based on current economic market conditions.



(b) EBITDA consists of income from continuing operations before interest expense, income tax expense, and depreciation and amortization expense, less interest income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(c) Includes items such as unallocated working capital, intercompany accounts and intangible and other assets.


9. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

     The Predecessor Companies' operations are subject to the volatility of commodity prices, particularly that of NGL prices. The Predecessor Companies manage exposure to risk from existing contractual commitments through forward contracts, futures and over-the-counter swap agreements (collectively, "commodity instruments"). Energy commodity forward contracts involve physical delivery of an energy commodity. Energy commodity futures involve the buying or selling of natural gas, crude oil (used to hedge natural gas liquids prices) and natural gas liquids at a fixed price. Over-the-counter swap agreements require the Predecessor Companies to receive or make payments based on the difference between a specified price and the actual price of the underlying commodity.

     Commodity Instruments -- Trading -- The Predecessor Companies, through a wholly-owned subsidiary, engage in the trading of natural gas liquids and crude oil commodity instruments, and therefore experience net open positions. The Predecessor Companies manage open positions with policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. The weighted-average life of the Predecessor Companies commodity risk portfolio is approximately 2 months at December 31, 1999. During 1999 net gains of $9.7 million were recognized from trading natural gas liquids and crude oil derivatives. The Predecessor Companies were not trading natural gas liquids nor crude oil commodity instruments prior to 1999. As of December 31, 1999, the absolute notional contract quantity of natural gas liquids and crude oil commodity derivatives held for trading purposes was 5,826,000 and 6,486,500 barrels, respectively.

                                                                      1999
                                                              ---------------------
                                                              ASSETS    LIABILITIES
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Fair value at December 31...................................  $10,461     $10,079
Average fair value for the year.............................    8,588       8,359


     Commodity Derivatives -- Non-Trading -- At December 31, 1998 and 1999, the Predecessor Companies held or issued derivatives that reduce the Predecessor Companies' exposure to market fluctuations in the price and transportation costs of natural gas and natural gas liquids. The Predecessor Companies' market exposure arises from inventory balances and fixed-price purchase and sale commitments that extend for periods of up to 10 years. Futures and swaps are used to manage and hedge prices and location risk related to these market exposures. Futures and swaps are also used to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas and natural gas liquids.



     The gains, losses and costs related to those commodity derivatives that qualify as a hedge are not recognized until the underlying physical transaction occurs. At December 31, 1998 and 1999, the Predecessor Companies unrealized net gains (losses) related to commodity derivative hedges was $1.8 million and $(63.5) million, respectively. As of December 31, 1998 and 1999, the absolute notional contract quantity of commodity derivatives held for non-trading purposes was 10.92 and 7.8 billion cubic feet (Bcf) of natural gas and 59,000 and 32,764,000 barrels of crude oil, respectively. Hedging losses in 1999 totalled approximately $34 million.


     Market and Credit Risk -- Most futures and swaps are conducted through either DETM or Duke Energy Merchants (DEM). Under these arrangements the Predecessor Companies do not have margin requirements.

     New York Mercantile Exchange (Exchange) traded futures contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions previously described, the Predecessor Companies are exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, the Predecessor Companies analyze the financial condition prior to entering into an agreement. The change in market value of exchange-traded futures contracts other than those conducted through either DETM or DEM require daily cash settlement in margin accounts with brokers. Swap contracts are generally settled at the expiration of the contract term and may be subject to margin requirements with the counterparty.

     Gathering, processing, and transportation services are provided to producers, refiners, and a variety of wholesale and retail customers located in the Mid-Continent, Gulf Coast and Rocky Mountain areas as well as in Canada. The principal markets for natural gas marketing services are industrial end-users and utilities located throughout the United States. The Predecessor Companies have a concentration of receivables due from gas and electric utilities and their affiliates, as well as industrial customers throughout the United States. These concentrations of customers may affect the Predecessor Companies' overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. Trade receivables are generally not collateralized; however, the Predecessor Companies analyze customers' financial condition prior to extending credit, establish credit limits and monitor the appropriateness of these limits on an ongoing basis.

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Predecessor Companies, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Predecessor Companies could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                              DECEMBER 31, 1998            DECEMBER 31, 1999
                                         ---------------------------   -------------------------
                                          CARRYING    ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                                           AMOUNT         VALUE         AMOUNT        VALUE
                                         ----------   --------------   --------   --------------
                                                             (IN THOUSANDS)
Cash and cash equivalents..............  $      168     $      168     $    792      $    792
Accounts receivable....................     240,114        240,114      464,133       464,133
Notes receivable.......................      15,096         15,294       21,866        22,582
Accounts payable.......................     217,182        217,182      450,205       450,205
Advances, net -- parents...............     334,057        334,057     1,579,475    1,579,475
Notes payable..........................     641,600        601,606      690,480       655,843
Natural gas, NGL and oil hedge
  contracts............................          --          1,800           --       (63,500)


     The fair value of cash and cash equivalents, accounts receivable, and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments or the stated rates approximating market rates.

     Notes receivable is carried in the accompanying balance sheet at cost. Fair value has been estimated using discounted cash flows assuming current interest rates, similar credit risk and maturities.

     Related party advances and notes payable are carried at cost. Fair value has been estimated using discounted cash flows of maturities of five years and interest rates of 8.0%.

     The estimated fair value of the natural gas, NGL and oil hedge contracts is determined by multiplying the difference between the quoted termination prices for natural gas, NGL and oil and the hedge contract prices by the quantities under contract.

11. COMMITMENTS AND CONTINGENT LIABILITIES

     The midstream natural gas industry has seen an increase in the number of class action lawsuits involving royalty disputes, mismeasurement and mispayment allegations. Although the industry has seen these types of cases before, they were typically brought by a single plaintiff or small group of plaintiffs. Many of these cases are now being brought as class actions. The Predecessor Companies are currently named as defendants in certain of these cases. Management believes the Predecessor Companies have meritorious defenses to these cases, and therefore will continue to defend them vigorously. However, these class actions can be costly and time consuming to defend.


     The Predecessor Companies are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal as well as other environmental matters. The Predecessor Companies are not aware of any material violations and have accrued for the known remediation that is in process. In connection with the UP Fuels acquisition, the Company analyzed water and soil samples surrounding UP Fuels facilities and identified necessary remedial actions. The Company transferred this obligation to a third party for a payment of approximately $48 million. Generally, environmental liabilities are not expected to be recoverable from insurance or other third parties.



     The Predecessor Companies utilize assets under operating leases in several areas of operation. Combined rental expense amounted to $8.1 million, $8.2 million and $11.8 million in 1997, 1998 and 1999, respectively. Minimum rental payments under the Predecessor Companies' various operating leases for the years 2000 through 2004 are $6.1, $6.0, $5.0, $5.0 and $4.3 million, respectively.
Thereafter, payments aggregate $15.4 million through 2011.

12. STOCK-BASED COMPENSATION, PENSION AND OTHER BENEFITS


     Under Duke Energy's 1999 Stock Incentive Plan, stock options of Duke Energy's common stock may be granted to key employees of the Predecessor Companies. Under the plan, the exercise price of each option granted equals the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum exercise term of ten years. The following tables set forth information regarding options to purchase Duke Energy's common stock granted to employees of the Predecessor Companies.



  Stock Option Activity



                                                                                   WEIGHTED
                                                                 OPTIONS           AVERAGE
                                                              (IN THOUSANDS)    EXERCISE PRICE
                                                              --------------    --------------
Outstanding at December 31, 1996............................        254              $20
  Granted...................................................         25               44
  Exercised.................................................        (54)              18
  Forfeited.................................................          0                0
                                                                  -----              ---
Outstanding at December 31, 1997............................        225               23
  Granted...................................................        279               55
  Exercised.................................................        (70)              21
  Forfeited.................................................          0                0
                                                                  -----              ---
Outstanding at December 31, 1998............................        434               44
  Granted...................................................        878               53
  Exercised.................................................        (33)              25
  Forfeited.................................................        (18)              55
                                                                  -----              ---
Outstanding at December 31, 1999............................      1,261               51



  Stock Options at December 31, 1999



                           OUTSTANDING                         EXERCISABLE
             ----------------------------------------   -------------------------
                                WEIGHTED     WEIGHTED                    WEIGHTED
 RANGE OF                       AVERAGE      AVERAGE                     AVERAGE
 EXERCISE        NUMBER        REMAINING     EXERCISE                    EXERCISE
  PRICES     (IN THOUSANDS)   LIFE (YEARS)    PRICE         NUMBER        PRICE
 --------    --------------   ------------   --------       THOUSA       --------
$10 to $14          16            1.5          $11            16           $ 11
$15 to $20          52            3.9           18            52             18
$21 to $25          25            5.1           23            25             23
$26 to $31          10            6.1           27            10             27
$42 to $50         474            9.8           49            22             44
$55 to $60         684            8.8           56            66             55
                 -----                                       ---
     Total       1,261                                       191             34



     There were 29,646 and 82,050 options exercisable at December 31, 1997 and 1998 with a weighted average exercise price of $21 and $22 per option.



     No compensation cost related to the stock options has been recorded as the intrinsic method of accounting is used and the exercise price of each option granted equaled the market price on the date of grant. The weighted average fair value of options granted was $10.00, $9.00 and $10.00 per option during 1997, 1998 and 1999, respectively. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions for option-pricing in 1997, 1998 and 1999 were: stock dividend yield of 3.5%, 4.2% and 4.1%, expected stock price volatility of 20.7%, 15.1% and 18.8% and risk-free interest rates of 6.5%, 5.6% and 5.9%, respectively. The expected option life for 1997, 1998 and 1999 was seven years. Stock-based compensation expense calculated using the Black-Scholes option-pricing model for 1997, 1998 and 1999 would have been $0.1 million, $0.8 million and $2.5 million, respectively and net income would have been $51.1 million, $1.5 million and $41.8 million, respectively.



     In addition, Duke Energy granted restricted shares of Duke Energy common stock to key employees of the Predecessor Companies under Duke Energy stock incentive plans. Grants under the plans vest over periods ranging from one to seven years. In 1997 and 1999 Duke Energy awarded 2,817 shares (fair value at grant dates of approximately $168 thousand) and 36,300 shares (fair value at grant dates of approximately $2 million) to key employees of the Predecessor Companies. No restricted shares were awarded in 1998. Compensation expense for the stock grants is charged to the earnings of the Predecessor Companies over the vesting period, and amounted to approximately $168 thousand, $0 and $488 thousand in 1997, 1998 and 1999, respectively.


     Duke Energy has, and the Predecessor Companies' participate in, a non-contributory trustee pension plan which covers eligible employees with a minimum of one year vesting service. The plan provides pension benefits for eligible employees of the Predecessor Companies that are generally based on the employee's actual eligible earnings and accrued interest. Through December 31, 1998, for certain eligible employees, a portion of their benefit may also be based on the employee's years of benefit accrual service and highest average eligible earnings. Effective January 1, 1999, the benefit formula under the plan for all eligible employees was changed to a cash balance formula. Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan members. Aspects of the plan specific to the Predecessor Companies is as follows:

COMPONENTS OF NET PERIODIC PENSION COSTS


                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Service cost................................................  $   950   $   911   $ 1,280
Interest cost...............................................      681       794     1,375
Expected return on plan assets..............................   (1,227)   (1,391)   (2,307)
Amortization of transition (asset)/liability................      (86)      (86)      (85)
Amortization of prior service cost..........................       29        43        34
Amortization of (gains)/losses..............................                            6
Settlement gain.............................................                (40)
                                                              -------   -------   -------
Net periodic pension cost...................................  $   347   $   231   $   303
                                                              =======   =======   =======


RECONCILIATION OF FUNDED STATUS TO PRE-FUNDED PENSION COSTS


                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 9,219   $14,651
Service cost................................................      911     1,280
Interest cost...............................................      794     1,375
Intercompany transfers......................................      802     8,519
Benefits paid...............................................     (250)     (190)
Actuarial (gains)/losses....................................    3,261    (3,789)
Plan amendments.............................................      (86)
                                                              -------   -------
Benefit obligation at end of year...........................  $14,651   $21,846
                                                              =======   =======

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $16,868   $20,211
Intercompany transfers......................................      743     8,519
Actual return on plan assets................................    2,580     4,985
Employer contributions......................................      270       302
Benefits paid...............................................     (250)     (190)
                                                              -------   -------
Fair value of plan assets at end of year....................  $20,211   $33,827
                                                              =======   =======
Funded status...............................................  $ 5,563   $11,982
Unrecognized net transition asset...........................     (510)     (425)
Unrecognized prior service cost.............................      302       268
Unrecognized gains..........................................     (794)   (7,267)
                                                              -------   -------
Pre-funded pension costs....................................  $ 4,561   $ 4,558
                                                              =======   =======



     Intercompany transfers relate to benefit obligations and plan assets associated with employees transferring between the Predecessor Companies and other Duke Energy affiliates.


ASSUMPTIONS USED FOR PENSION BENEFIT ACCOUNTING


                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Discount rate...............................................  7.25%   6.75%   7.50%
Rate of increase in compensation levels.....................  4.75%   4.67%   4.50%
Expected long-term rate of return on plan assets............  9.25%   9.25%   9.25%



     The Predecessor Companies also sponsor an employee savings plan which covers substantially all employees. During 1997, 1998 and 1999, the Predecessor Companies expensed plan contributions of $1.6 million, $1.8 million and $3.6 million, respectively.



     The Predecessor Companies' postretirement benefits, in conjunction with Duke Energy, consist of certain health care and life insurance benefits for certain retired employees. Postretirement benefits costs were not material in 1997, 1998 and 1999.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                          CONSOLIDATED BALANCE SHEETS


                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $      792     $      172
  Accounts receivable:
     Customers, net.........................................      370,139        496,102
     Affiliates.............................................       63,927         79,824
     Other..................................................       30,067         29,031
  Receivable from parents -- working capital adjustments....                      95,751
  Inventories...............................................       38,701         26,877
  Notes receivable..........................................       13,050          8,309
  Other.....................................................        1,580          2,710
                                                               ----------     ----------
          Total current assets..............................      518,256        738,776
PROPERTY, PLANT AND EQUIPMENT, NET..........................    2,409,385      4,619,169
INVESTMENT IN AFFILIATES....................................      347,735        275,280
INTANGIBLE ASSETS:
  Natural gas liquids sales contracts, net..................      102,382        103,977
  Goodwill, net.............................................       81,946        495,554
OTHER NONCURRENT ASSETS.....................................       12,131         79,536
                                                               ----------     ----------
          TOTAL ASSETS......................................   $3,471,835     $6,312,292
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable:
     Trade..................................................   $  353,977     $  561,806
     Affiliates.............................................       62,370         75,252
     Other..................................................       33,858         30,765
  Accrued taxes other than income...........................       15,653         19,617
  Advances, net.............................................    1,579,475             --
  Distributions payable -- Parents..........................           --      2,744,319
  Notes payable -- affiliates...............................      588,880             --
  Other.....................................................        6,372         30,927
                                                               ----------     ----------
          Total current liabilities.........................    2,640,585      3,462,686
DEFERRED INCOME TAXES.......................................      308,308        979,013
NOTE PAYABLE TO PARENT......................................      101,600             --
OTHER LONG TERM LIABILITIES.................................       34,871         33,703
MINORITY INTEREST...........................................           --        521,705
STOCKHOLDER'S EQUITY:
  Common Stock..............................................            1              1
  Paid-in capital...........................................      213,091      1,115,241
  Retained earnings.........................................      173,091        199,943
  Other comprehensive income................................          288             --
                                                               ----------     ----------
          Total stockholder's equity........................      386,471      1,315,185
                                                               ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................   $3,471,835     $6,312,292
                                                               ==========     ==========



                See Notes to Consolidated Financial Statements.

                     DUKE ENERGY FIELD SERVICES CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                     THREE MONTHS ENDED
                                                              ---------------------------------
                                                              MARCH 31, 1999    MARCH 31, 2000
                                                              ---------------   ---------------
OPERATING REVENUES:
  Sales of natural gas and petroleum products...............     $305,152         $1,415,465
  Transportation, storage and processing....................       29,845             35,746
                                                                 --------         ----------
          Total operating revenues..........................      334,997          1,451,211
                                                                 --------         ----------
COSTS AND EXPENSES:
  Natural gas and petroleum products........................      272,530          1,278,511
  Operating and maintenance.................................       29,096             49,039
  Depreciation and amortization.............................       20,029             37,899
  General and administrative................................       16,112             29,701
  Net (gain) loss on sale of assets.........................          (42)             4,139
                                                                 --------         ----------
          Total costs and expenses..........................      337,725          1,399,289
                                                                 --------         ----------
OPERATING INCOME (LOSS).....................................       (2,728)            51,922
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES.............        3,286              6,759
                                                                 --------         ----------
EARNINGS BEFORE INTEREST AND TAXES..........................          558             58,681
INTEREST EXPENSE............................................      (12,445)           (14,477)
                                                                 --------         ----------
INCOME (LOSS) BEFORE INCOME TAXES...........................      (11,887)            44,204
INCOME TAX EXPENSE (BENEFIT)................................       (3,366)            17,352
                                                                 --------         ----------
NET INCOME (LOSS)...........................................     $ (8,521)        $   26,852
                                                                 ========         ==========

                See notes to consolidated financial statements.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                    THREE MONTH PERIOD ENDED MARCH 31, 2000


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                ADDITIONAL                   OTHER
                                       COMMON     PAID-IN     RETAINED   COMPREHENSIVE
                                       STOCK      CAPITAL     EARNINGS      INCOME          TOTAL
                                       ------   -----------   --------   -------------   -----------
Balance, January 1, 2000.............   $ 1     $   213,091   $173,091       $ 288       $   386,471
  Combination at March 31,
     2000 -- see Note 2
     Contribution of TEPPCO general
       partner interest..............               (36,920)                                 (36,920)
     Contribution of notes and
       advances payable..............             2,285,294                   (288)        2,285,006
     Contributions of GPM assets and
       liabilities...................             1,919,800                                1,919,800
     Distributions payable...........            (2,744,319)                              (2,744,319)
     Reclassification of Minority
       Interest......................              (521,705)                                (521,705)
  Net income.........................                           26,852                        26,852
                                        ---     -----------   --------       -----       -----------
Balance, March 31, 2000..............   $ 1     $ 1,115,241   $199,943       $  --       $ 1,315,185
                                        ===     ===========   ========       =====       ===========



                See notes to consolidated financial statements.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                            MARCH 31, 1999 AND 2000


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                                 THREE MONTHS ENDED
                                                              ------------------------
                                                               MARCH 31,     MARCH 31,
                                                                 1999          2000
                                                              -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    (8,521)   $  26,852
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       20,029       37,899
     Deferred income tax expense............................        6,780       24,521
     Equity in earnings of unconsolidated affiliates........       (3,286)      (6,759)
     Loss (gain) on sale of assets..........................          (42)       4,139
     Net change in operating assets and liabilities:
       Accounts receivable..................................      (66,206)      80,530
       Inventories..........................................        1,757      (13,843)
       Other current assets.................................       18,625       31,193
       Other non-current assets.............................       16,610        3,016
       Accounts payable.....................................       51,536       28,225
       Other current liabilities............................      (12,914)     (10,132)
       Other long term liabilities..........................            0      (19,436)
                                                              -----------    ---------
          Net cash provided by operating activities.........       24,368      186,205
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions and other capital expenditures...............   (1,443,961)    (129,591)
  Investment expenditures...................................      (21,606)        (521)
  Investment distributions..................................        7,379        5,662
  Proceeds from sales of assets.............................            0       13,031
                                                              -----------    ---------
          Net cash used in investment activities............   (1,458,188)    (111,419)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in advances -- parents............    1,391,328      (75,406)
  Proceeds from issuing debt................................       42,368            0
                                                              -----------    ---------
          Net cash flows provided by (used in) financing
            activities......................................    1,433,696      (75,406)
NET INCREASE IN CASH AND CASH EQUIVALENTS:..................         (124)        (620)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............          168          792
                                                              -----------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $        44    $     172
                                                              -----------    ---------



              See Notes to the Consolidated Financial Statements.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 2000


                                  (UNAUDITED)



1. GENERAL



     Duke Energy Field Services Corporation (collectively with its consolidated subsidiaries, the "Company") operates in the midstream natural gas gathering, marketing and natural gas liquids industry. The Company is an indirect, wholly-owned subsidiary of Duke Energy Corporation ("Duke Energy"). The Company operates in the two principal segments of the midstream natural gas industry of
(1) natural gas gathering, processing, transportation, marketing and storage; and (2) natural gas liquids ("NGLs") fractionation, transportation, marketing and trading.



     The interim consolidated financial statements presented herein should be read in conjunction with the combined financial statements and notes thereto of Duke Energy Field Services Corporation and Affiliates. In the opinion of Management, all adjustments necessary for a fair presentation of the results for the unaudited interim periods have been made. Except as explicitly noted, these adjustments consist solely of normal recurring accruals.



2. COMBINATION



     On March 31, 2000, the natural gas gathering, processing and natural gas liquid assets, operations, and subsidiaries of Duke Energy were contributed to Duke Energy Field Services, LLC ("Field Services LLC"). In connection with the contribution of assets and subsidiaries at March 31, 2000, notes and advances payable to Duke Energy were eliminated and contributed to stockholders' equity. Also on March 31, 2000, Phillips Petroleum Company ("Phillips") contributed its midstream natural gas gathering, processing and natural gas liquid operations to Field Services LLC. This contribution and Duke Energy's contribution to Field Services LLC are referred to as "the Combination". In exchange for the contributions, the Company received 69.7% of the member interests in Field Services LLC, with Phillips holding the remaining 30.3% of the outstanding member interests.



     The Combination has been accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion (APB) No. 16 "Accounting for Business Combinations". The Phillips assets, net of liabilities, have been valued at $1,919.8 million. Goodwill of $412.9 million has been recorded preliminarily for the deferred tax effect of the purchase price allocated to property, plant and equipment being above the existing tax basis and will be amortized on a straight-line basis over 20 years. Following is a summary of the preliminary allocation of purchase price (in millions):



Property, plant and equipment...............................  $2,073.0
Goodwill....................................................     412.9
Deferred income taxes.......................................   (607.5)
Other assets, net...........................................      41.4
                                                              --------
          Total purchase price..............................  $1,919.8
                                                              ========



     The purchase price has not yet been fully allocated to the individual assets and liabilities acquired. The final allocation will be determined based on independent appraisals.



     In connection with the Combination, the Company has recorded a non-interest bearing distribution payable to Phillips of $1,219.8 million and a non-interest bearing distribution payable to Duke Energy of $1,524.5 million.



     Working Capital Adjustments -- In connection with the Combination, Duke Energy and Phillips each will either make contributions to Field Services LLC, or receive distributions from Field Services LLC so that

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



each of Duke Energy and Phillips will have contributed to Field Services LLC net working capital positions equal to zero as of March 31, 2000.



     Pro Forma Disclosures: Revenues for the three months ended March 31, 1999 and 2000, on a pro forma basis would have increased $264.9 million and $542.4 million, respectively, and net income for the three months ended March 31, 1999 and 2000, on a pro forma basis would have decreased $8.2 million and increased $17.0, respectively, if the acquisition of the Phillips midstream business had occurred at the beginning of the period presented.



     TEPPCO General Partner Interest -- On March 31, 2000, and in connection with the Combination, Duke Energy contributed the general partner interest of TEPPCO Partners L.P. to Field Services LLC. In connection with the contribution of the general partner interest in TEPPCO, the Company recorded an investment in TEPPCO of $2.3 million, recorded $39.2 million in non-current deferred tax liability, and reduced stockholders' equity by $36.9 million.



     TEPPCO is a publicly traded limited partnership that owns and operates a network of pipelines for refined products and crude oil. The general partner is responsible for the management and operations of TEPPCO. Through the ownership of the general partner of TEPPCO, Field Services LLC has the right to receive from TEPPCO incentive cash distributions in addition to a 2% share of distributions based on the general partner interest. At TEPPCO's 1999 per unit distribution level, the general partner received approximately 14% of the cash distributed by TEPPCO to its partners. Due to the general partner's share of unit distributions and control exercised through its management of the partnership, the Company's investment in TEPPCO is accounted for under the equity method.



3. ACQUISITIONS



     Union Pacific Fuels, Inc. -- On March 31, 1999, the Company acquired the assets and assumed certain liabilities of Union Pacific Fuels, Inc. (UP Fuels), a wholly-owned subsidiary of Union Pacific Resources Corporation, for a total purchase price of $1,359 million. The acquisition was accounted for under the purchase method of accounting, and the assets and liabilities and results of operations of UP Fuels have been consolidated in the Company's financial statements since the date of purchase. Revenues and net income for the three months ended March 31, 1999 on a pro forma basis would have increased $298 million and $3.4 million respectively, if the acquisition of UP Fuels had occurred on January 1, 1999.



     Conoco and Mitchell Assets -- On March 31, 2000, Field Services LLC (funded by Duke Energy) acquired gathering and processing facilities located in central Oklahoma from Conoco, Inc. and Mitchell Energy & Development Corp. Field Services LLC paid cash of $99.5 million, and exchanged its interests in certain gathering and marketing joint ventures located in southeast Texas having a total net book value of $42.0 million as consideration for these facilities.



4. AGREEMENTS AND TRANSACTIONS WITH DUKE ENERGY



     Services Agreement with Duke Energy -- Effective with the Combination, the Company entered into a services agreement with Duke Energy ("the Duke Energy Services Agreement"). Under the Duke Energy Services Agreement, Duke Energy will provide the Company with various staff and support services, including information technology products and services, payroll, employee benefits, corporate insurance, cash management, ad valorem taxes, treasury and legal functions and shareholder services. These services will be priced on the basis of a monthly charge approximating market prices. The Duke Energy Services Agreement expires on December 31, 2000.



     Transactions between Duke Energy and the Company -- Through March 31, 2000, the Company has conducted a series of transactions with Duke Energy in which the Company has sold a portion of its residue

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



gas and NGLs to, purchased raw natural gas and other petroleum products from, and provided gathering and transportation services over its gathering systems and pipelines to, Duke Energy and its subsidiaries at contractual prices that have approximated market prices in the ordinary course of the Company's business. The Company anticipates continuing these transactions in the ordinary course of business.



5. AGREEMENTS AND TRANSACTIONS WITH PHILLIPS



     Services Agreement with Phillips -- Effective with the Combination, the Company entered into a services agreement with Phillips ("the Phillips Services Agreement"). Under the Phillips Services Agreement, Phillips will provide the Company with various staff and support services, including information technology products and services, cash management, real estate and property tax services. These services will be priced on a basis of a monthly charge equal to Phillips' fully-burdened cost of providing the services. The Phillips Services Agreement expires on December 31, 2000.



     Long-Term NGLs Purchases Contract with Phillips -- In connection with the Combination, the Company has agreed to maintain the NGL Output Purchase and Sale Agreement ("Phillips NGL Agreement") between Phillips and the midstream natural gas assets that were contributed to the Company in the Combination. Under the Phillips NGL Agreement, Phillips 66 Company, a wholly-owned subsidiary of Phillips, has the right to purchase at index-based prices approximately all NGLs produced by the processing plants which were acquired by Field Services LLC from Phillips in the Combination. The Phillips NGL Agreement also grants Phillips 66 Company the right to purchase at index-based prices certain quantities of NGLs produced at processing plants that are acquired and/or constructed by the Company in the future in various counties in the Mid-Continent and Permian Basis regions, and the Austin Chalk area. The primary term of the agreement is effective until December 31, 2014.



     Transactions between Phillips and the Midstream Business Acquired from Phillips -- Through March 31, 2000, the Phillips' businesses (the "Phillips Combined Subsidiaries") that owned the midstream natural gas assets that were contributed to the Company in the Combination had conducted a series of transactions with Phillips in which the Phillips Combined Subsidiaries sold a portion of its residue gas and other by-products to Phillips at contractual prices that approximated market prices. In addition, Phillips Combined Subsidiaries purchased raw natural gas from Phillips at contractual prices that have approximated market prices. The Company anticipates continuing these transactions in the ordinary course of business.



6. FINANCING



     Credit Facility with Financial Institutions -- In March 2000, Field Services LLC entered into a $2,800 million credit facility with several financial institutions. The credit facility will be used to support a commercial paper program for short-term financing requirements. On April 3, 2000, Field Services LLC borrowed $2,790.9 million in the commercial paper market to fund one-time cash distributions of $1,524.5 million to Duke Energy, and $1,219.8 million to Phillips on such date and to meet working capital requirements. The credit facility matures on March 30, 2001, and bears interest at a rate equal to, at Field Services LLC's option, either (1) the London Interbank Offered Rate (LIBOR) plus .50% per year for the first 90 days following March 31, 2000 and LIBOR plus .625% per year thereafter, or (2) the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50% per year.



     Revolving Credit Agreement -- Effective April 4, 2000, Field Services LLC entered into a $100 million revolving credit agreement with Duke Capital Corporation, an indirect, wholly-owned subsidiary of Duke Energy. The revolving credit agreement will be used for short-term financing requirements. The agreement terminates on May 31, 2000, and bears interest at the 30-day LIBOR plus .50% per year.

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



7. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS



     Historically, the Company's commodity price risk management program had been directed by Duke Energy under its centralized program for controlling, managing and coordinating its management of risks. During the three months ended March 31, 1999 and 2000, the Company recorded a hedging gain of $4.0 million and a hedging loss of $46.7 million, respectively, under Duke Energy's centralized program. As of March 31, 2000, the existing commodity positions held under the Duke Energy centralized program were transferred to Duke Energy.



     Effective April 1, 2000, the Company began directing its risk management activities, including commodity price risk for market fluctuations in the price of NGLs, independently of Duke Energy. The Company plans to use commodity-based derivative contracts to reduce the risk in the Company's overall earnings and cash flow with the primary goals of: (1) maintaining minimum cash flow to fund debt service, dividends and maintenance type capital projects; (2) avoiding disruption of the Company's growth capital and value creation process; and (3) retaining a high percentage of the potential upside relation to commodity price increases. The Company has implemented a risk management policy that provides guidelines for entering into contractual arrangements to manage commodity price exposure. Futures and swaps will be used to manage and hedge prices related to these market exposures.



     In establishing its initial independent commodity risk management position, on April 1, 2000 the Company acquired a portion of Duke Energy's existing commodity derivatives held for non trading purposes. The absolute notional contract quantity of the positions acquired was 4,607,000 barrels of crude oil. Such positions were acquired at market value.



8. COMMITMENTS AND CONTINGENT LIABILITIES



     The midstream natural gas industry has seen an increase in the number of class action lawsuits involving royalty disputes, mismeasurement and mispayment allegations. Although the industry has seen these types of cases before, they were typically brought by a single plaintiff or small group of plaintiffs. Many of these cases are now being brought as class actions. The Company and its subsidiaries are currently named as defendants in certain of these cases. Management believes the Company and its subsidiaries have meritorious defenses to these cases, and therefore will continue to defend them vigorously. However, these class actions can be costly and time consuming to defend.



9. PENSION AND OTHER BENEFITS



     Effective March 31, 2000, participation by the Company's employees in Duke Energy's non-contributory trustee pension plan and employee savings plan were terminated. Effective April 1, 2000, the Company's employees began participation in the Company's employee savings plan, in which the Company contributes 4% of each eligible employee's qualified wages. Additionally, the Company matches employees' contributions to the plan up to 6% of qualified wages.



10. BUSINESS SEGMENTS



     The Company operates in two principal business segments as follows: (1) natural gas gathering, processing, transportation, marketing and storage, and
(2) natural gas liquids fractionation, transportation, marketing and trading. These segments are monitored separately by management for performance against its internal forecast and are consistent with the Company's internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations. Margin, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) are the performance measures utilized by management to monitor

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



the business of each segment. The accounting policies for the segments are the same as those described in Note 1. Foreign operations are not material and are therefore not seperately identified.



     The following table sets forth the Company's segment information for the three months ended March 31, 1999 and 2000 and as of December 31, 1999 and March 31, 2000.



                                                                FOR THE THREE MONTH PERIODS
                                                                           ENDED
                                                              -------------------------------
                                                                MARCH 31,        MARCH 31,
                                                                   1999             2000
                                                              --------------   --------------
Operating revenues:
  Natural Gas...............................................    $  308,326       $  899,214
  NGLs......................................................        72,582          798,816
  Intersegment(a)...........................................       (45,911)        (246,819)
                                                                ----------       ----------
          Total operating revenues..........................       334,997        1,451,211
                                                                ----------       ----------
Margin:
  Natural Gas...............................................        61,711          147,856
  NGLs......................................................           756           24,844
                                                                ----------       ----------
          Total margin......................................        62,467          172,700
                                                                ----------       ----------
Other operating costs:
  Natural Gas...............................................        29,040           52,629
  NGLs......................................................            14              549
  Corporate.................................................        16,112           29,701
                                                                ----------       ----------
          Total other operating costs.......................        45,166           82,879
                                                                ----------       ----------
Equity in earnings of unconsolidated affiliates:
  Natural Gas...............................................         3,286            6,514
  NGLs......................................................                            245
                                                                ----------       ----------
          Total equity in earnings of unconsolidated
            affiliates......................................         3,286            6,759
                                                                ----------       ----------
EBITDA(b):
  Natural Gas...............................................        35,957          101,741
  NGLs......................................................           742           24,540
  Corporate.................................................       (16,112)         (29,701)
                                                                ----------       ----------
          Total EBITDA......................................        20,587           96,580
                                                                ----------       ----------
Depreciation and amortization:
  Natural Gas...............................................        19,456           34,030
  NGLs......................................................            --            3,027
  Corporate.................................................           573              842
                                                                ----------       ----------
          Total depreciation and amortization...............        20,029           37,899
                                                                ----------       ----------
EBIT:
  Natural Gas...............................................        16,501           67,711
  NGLs......................................................           742           21,513
  Corporate.................................................       (16,685)         (30,543)
                                                                ----------       ----------
          Total EBIT........................................           558           58,681
                                                                ----------       ----------

                     DUKE ENERGY FIELD SERVICES CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



                                                                FOR THE THREE MONTH PERIODS
                                                                           ENDED
                                                              -------------------------------
                                                                MARCH 31,        MARCH 31,
                                                                   1999             2000
                                                              --------------   --------------
Corporate interest expense..................................        12,445           14,477
                                                                ----------       ----------
Income before income taxes:
  Natural gas...............................................        16,501           67,711
  NGLs......................................................           742           21,513
  Corporate.................................................       (29,130)         (45,020)
                                                                ----------       ----------
          Total income before income taxes..................    $  (11,887)      $   44,204
                                                                ==========       ==========



                                                                            AS OF
                                                              ----------------------------------
                                                               DECEMBER 31,        MARCH 31,
                                                                   1999              2000
                                                              --------------   -----------------
Total assets:
  Natural Gas...............................................    $2,754,447        $5,329,520
  NGLs......................................................       225,702           191,337
  Corporate(c)..............................................       491,686           791,435
                                                                ----------        ----------
          Total assets......................................    $3,471,835        $6,312,292
                                                                ==========        ==========


---------------


(a) Intersegment sales represent sales of NGLs from the Natural Gas segment to the NGLs segment at either index prices or weighted average prices of NGLs. Both measures of intersegment sales are effectively based on current economic market conditions.



(b) EBITDA consists of income from continuing operations before interest expense, income tax expense, and depreciation and amortization expense, less interest income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(c) Includes items such as unallocated working capital, intercompany accounts and intangible and other assets.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Phillips Gas Company


     We have audited the accompanying consolidated balance sheets of Phillips Gas Company as of December 31, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phillips Gas Company at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Tulsa, Oklahoma
March 6, 2000

                              PHILLIPS GAS COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                           ASSETS

Cash and cash equivalents...................................  $   27,045   $  164,078
Accounts receivable
  Affiliate.................................................      51,415      104,159
  Trade (less allowances: 1998 -- $648; 1999 -- $329).......      93,764      104,555
Inventories.................................................       4,957        3,066
Deferred income taxes.......................................       2,160       30,293
Prepaid expenses and other current assets...................       2,916        3,407
                                                              ----------   ----------
          Total Current Assets..............................     182,257      409,558
Investments and long-term receivables.......................      13,013        9,585
Properties, plants and equipment (net)......................     943,302      995,406
Deferred gathering fees.....................................      43,531       50,662
                                                              ----------   ----------
          Total.............................................  $1,182,103   $1,465,211
                                                              ==========   ==========

                        LIABILITIES

Accounts payable
  Affiliate.................................................  $   23,946   $  106,410
  Trade.....................................................     139,729      178,891
Deferred purchase obligation due within one year............          --        8,300
Accrued income and other taxes..............................       8,363       12,140
Other accruals..............................................         212           63
                                                              ----------   ----------
          Total Current Liabilities.........................     172,250      305,804
Long-term debt due to affiliate.............................     560,000    1,350,000
Other liabilities and deferred credits......................       4,908        3,065
Deferred income taxes.......................................      68,160      128,907
Deferred gain on sale of assets.............................      16,237       15,154
                                                              ----------   ----------
          Total Liabilities.................................     821,555    1,802,930
                                                              ----------   ----------
STOCKHOLDER'S EQUITY/(DEFICIT)
Common stock -- 1,000 shares authorized at $.01 par value;
  issued and outstanding -- 1,000 shares
  Par value.................................................          --           --
  Capital in excess of par..................................     142,917           --
Retained earnings/(accumulated deficit).....................     217,631     (337,719)
                                                              ----------   ----------
          Total Stockholder's Equity/(Deficit)..............     360,548     (337,719)
                                                              ----------   ----------
          Total.............................................  $1,182,103   $1,465,211
                                                              ==========   ==========


                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1998         1999
                                                           ----------   ----------   ----------
REVENUES
Natural gas liquids......................................  $  711,785   $  514,758   $  714,439
Residue gas..............................................     923,376      722,931      786,739
Other....................................................      80,994       68,919       90,234
                                                           ----------   ----------   ----------
          Total Revenues.................................   1,716,155    1,306,608    1,591,412
                                                           ----------   ----------   ----------
COSTS AND EXPENSES
Gas purchases............................................   1,268,570      940,464    1,148,910
Operating expenses.......................................     190,385      186,572      176,864
Selling, general and administrative expenses.............      14,990       13,290       15,560
Depreciation.............................................      76,737       77,240       80,458
Interest expense.........................................      20,468       36,194       35,643
                                                           ----------   ----------   ----------
          Total Costs and Expenses.......................   1,571,150    1,253,760    1,457,435
                                                           ----------   ----------   ----------
Income before income taxes...............................     145,005       52,848      133,977
Provision for income taxes...............................      54,998       21,535       52,244
                                                           ----------   ----------   ----------
NET INCOME...............................................      90,007       31,313       81,733
Preferred stock dividend requirements....................      30,813           --           --
                                                           ----------   ----------   ----------
NET INCOME APPLICABLE TO COMMON STOCK....................  $   59,194   $   31,313   $   81,733
                                                           ==========   ==========   ==========


                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997        1998        1999
                                                            ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................  $  90,007   $  31,313   $  81,733
Adjustments to reconcile net income to net cash provided
  by operating activities
  Non-working capital adjustments
     Depreciation.........................................     76,737      77,240      80,458
     Deferred taxes.......................................     38,700      41,550      60,747
     Deferred gathering fees..............................     (7,803)     (7,231)     (7,131)
     Gain on sale of assets...............................     (1,965)     (9,848)       (907)
     Other................................................     (2,119)     (6,795)        644
  Working capital adjustments
     Decrease (increase) in accounts receivable...........     70,180      27,847     (63,465)
     Decrease (increase) in inventories...................       (798)      2,259       1,891
     Decrease (increase) in prepaid expenses and other
       current assets, including deferred taxes...........     (1,654)      3,084     (28,624)
     Increase (decrease) in accounts payable..............    (30,027)    (98,776)    121,626
     Increase (decrease) in taxes and other accruals......    (12,712)     (6,191)      3,628
                                                            ---------   ---------   ---------
Net Cash Provided by Operating Activities.................    218,546      54,452     250,600
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and investments......................   (116,520)    (83,152)   (124,009)
Proceeds from asset dispositions..........................      5,499      17,611         442
                                                            ---------   ---------   ---------
Net Cash Used for Investing Activities....................   (111,021)    (65,541)   (123,567)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Preferred stock dividends.................................    (34,922)         --          --
Redemption of preferred stock.............................   (345,000)         --          --
Issuance of debt..........................................    345,000          --      10,000
Repayment of debt.........................................         --     (95,000)         --
Payment of note payable...................................    (18,500)         --          --
                                                            ---------   ---------   ---------
Net Cash Provided by (Used for) Financing Activities......    (53,422)    (95,000)     10,000
                                                            ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......     54,103    (106,089)    137,033
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............     79,031     133,134      27,045
                                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR....................  $ 133,134   $  27,045   $ 164,078
                                                            =========   =========   =========


                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)
                                 (IN THOUSANDS)

                                      SHARES                          COMMON STOCK          RETAINED
                               --------------------               ---------------------    EARNINGS/
                                PREFERRED    COMMON   PREFERRED    PAR     CAPITAL IN     (ACCUMULATED
                                  STOCK      STOCK      STOCK     VALUE   EXCESS OF PAR     DEFICIT)
                               -----------   ------   ---------   -----   -------------   ------------
December 31, 1996............   13,800,000   1,000    $ 345,000    --       $ 142,917      $ 131,233
Net income...................                                                                 90,007
Cash dividends paid on
  preferred stock............                                                                (34,922)
Redemption of preferred
  stock......................  (13,800,000)            (345,000)
                               -----------   -----    ---------     --      ---------      ---------
December 31, 1997............           --   1,000           --    --         142,917        186,318
Net income...................                                                                 31,313
                               -----------   -----    ---------     --      ---------      ---------
December 31, 1998............           --   1,000           --    --         142,917        217,631
Net income...................                                                                 81,733
Dividend declared............                                                (142,917)      (637,083)
                               -----------   -----    ---------     --      ---------      ---------
December 31, 1999............           --   1,000    $      --    --       $      --      $(337,719)
                               ===========   =====    =========     ==      =========      =========

                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

     Consolidation Principles and Basis of Presentation -- Phillips Gas Company (PGC or the company) is a subsidiary of Phillips Petroleum Company (Phillips). Phillips owns 100 percent of the company's outstanding common stock. Majority-owned, controlled subsidiaries are consolidated. Investments in affiliates in which the company owns 20 percent to 50 percent of voting control are accounted for using the equity method.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

     Cash and Cash Equivalents -- Cash and cash equivalents are held by Phillips as part of its centralized cash management system. Interest is paid monthly based on the average daily balance of funds invested at a rate equal to the weighted-average rate earned by Phillips or at the applicable federal funds rate.

     Cash equivalents are highly liquid short-term investments that are readily convertible to known amounts of cash and have original maturities within three months from their date of purchase.

     Inventories -- Helium inventory is valued at cost, which is lower than market, mainly on the last-in, first-out (LIFO) basis. Materials and supplies are valued at, or below, average cost.


     Derivative Contracts -- The company uses commodity swap and option contracts. Commodity option contracts are recorded at market value through monthly adjustments for unrealized gains and losses; however, swaps are not marked to market. Gains and losses are recognized during the same period in which the gains and losses from the underlying exposures being hedged are recognized. In 1998 and 1999, the net realized and unrealized gains and losses from derivative contracts were not material to the company's financial statements.


     Revenue Recognition -- Revenues associated with sales of natural gas, natural gas liquids, and all other items are recorded when title passes to the customer upon delivery.

     Gas Exchanges and Imbalances -- Quantities of gas over-delivered or under-delivered related to exchange or imbalance agreements are recorded monthly as receivables or payables using the index price or the average price of gas at the plant or system. Generally, these balances are settled with deliveries of gas.


     Depreciation -- Depreciation of plants and systems is determined using the straight-line method over an estimated life of 20 years for most of the assets. Other properties and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. (See Note 5)


     Impairment of Assets -- Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows are less than the carrying value of the asset group, the carrying value is written down to estimated fair value.


     The expected future cash flows used for impairment reviews and related fair value calculations are based on the production volumes, prices and costs used for planning purposes by the company, considering all available evidence at the date of the review. These may differ from levels prevalent at the impairment review date due to anticipated changes in outlook for production levels, supply and demand influences in the marketplace, and general inflation.


     Property Dispositions -- When complete units of depreciable property are retired or sold, the asset cost and related accumulated depreciation are eliminated, with any gain or loss reflected in income. When less than complete units of depreciable property are disposed of or retired, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

                              PHILLIPS GAS COMPANY

     Environmental Costs -- Environmental expenditures are expensed or capitalized as appropriate, depending upon their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit, are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments or clean-ups are probable and the costs can be reasonably estimated.



     Income Taxes -- Deferred taxes are computed using the liability method and provided on all temporary differences between the financial reporting basis and the tax basis of the assets and liabilities. Allowable tax credits are applied currently as reductions of the provision for income taxes. The company's results of operations for 1998 and 1999 were included in the consolidated federal income tax return of Phillips, with any resulting tax liability or refund settled with Phillips on a current basis. Income tax expense represents amounts due Phillips for federal income taxes as if the company were filing a separate return, except that the same principles and elections used in the consolidated return were applied. Results of operations for 1997 were included in the separate federal income tax return of Phillips Gas Company.


     Income Per Share of Common Stock -- Income per share of common stock has been omitted from the consolidated statement of income because all common stock is owned by Phillips.

     Comprehensive Income -- The company does not have any items of other comprehensive income, as defined in Financial Accounting Standards Board (FASB) Statement No. 130, "Reporting Comprehensive Income."

2. THE COMPANY'S BUSINESS


     The company owns and operates natural gas gathering systems and processing facilities concentrated in four major gas-producing areas in the Southwest. The company's core gathering and processing regions are concentrated in the Permian Basin area of West Texas and southeastern New Mexico, the Panhandle areas of Texas and Oklahoma, and central and western Oklahoma. Under FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," the four regions have been aggregated into a single segment for financial reporting purposes. At December 31, 1999, the company wholly owned 15 natural gas liquids extraction plants, and had an interest in another. The plants are located in Texas (9), Oklahoma (3), and New Mexico (4). During 1999, the company purchased a co-venturer's interest in the Artesia plant and gathering system in New Mexico that the company had operated under a construction and operating agreement since 1959.


     The company sells substantially all of its natural gas liquids to Phillips. The company is able to interconnect to major gas transmission pipelines in each of its regions in order to sell residue gas to local distribution companies, electric utilities, various other business and industrial users and marketers. The company's major residue gas markets are located primarily in Texas, Oklahoma and the midwestern United States.

3. INVENTORIES

     Inventories at December 31 consisted of the following:


                                                               1998         1999
                                                              ------       ------
                                                                (IN THOUSANDS)
Helium......................................................  $1,027       $   --
Materials, supplies and other...............................   3,930        3,066
                                                              ------       ------
                                                              $4,957       $3,066
                                                              ======       ======

                              PHILLIPS GAS COMPANY

     The company's helium inventory was sold in March 1999 for $4,989,000, resulting in after-tax income of $2,575,000.


4. INVESTMENTS AND LONG-TERM RECEIVABLES

     Components of investments and long-term receivables at December 31 were as follows:


                                                               1998          1999
                                                              -------       ------
                                                                 (IN THOUSANDS)
Investment in affiliated company............................  $ 3,328       $3,421
Long-term receivables.......................................    9,685        6,164
                                                              -------       ------
                                                              $13,013       $9,585
                                                              =======       ======



     In 1993 the company formed GPM Gas Gathering L.L.C. (GGG), a limited liability company in which PGC invested approximately $4 million in exchange for a 50 percent equity interest. In December 1993, the company sold a portion of its gas gathering assets in the West Texas region of the Permian Basin to GGG for $138 million. GGG is providing gas gathering services to the company under a twenty-year contract. This contract does not represent a take-or-pay or unconditional purchase obligation. Because of the company's continuing involvement in GGG, a $22 million gain from the sale of the assets was deferred and is being recognized over the economic life of the gathering assets. The deferred gain recognized during 1998 and 1999 was $1,082,000 and $1,083,000, respectively. Distributions received from GGG during 1998 and 1999 were $1,153,000 and $955,000 respectively. See Note 10 for the gathering fees paid by the company to GGG under this contract.


5. PROPERTIES, PLANTS AND EQUIPMENT

     Properties, plants and equipment (net) at December 31 included the following:


                                               USEFUL LIFE       1998          1999
                                               -----------    ----------    ----------
                                                                   (IN THOUSANDS)
Gathering....................................  15-20 Years    $1,529,026    $1,657,605
Processing...................................  15-20 Years       561,170       591,127
Work in progress.............................                     42,694         6,484
Other........................................    3-5 Years        10,670        11,788
                                                              ----------    ----------
Total property, plant & equipment (at
  cost)......................................                  2,143,560     2,267,004
Less accumulated depreciation and
  amortization...............................                  1,200,258     1,271,598
                                                              ----------    ----------
                                                              $  943,302    $  995,406
                                                              ==========    ==========


6. DEBT

     Long-term debt due to affiliate at December 31 was:


                                                                1998           1999
                                                              --------      ----------
                                                                   (IN THOUSANDS)
Note due 2001...............................................  $215,000      $  225,000
Note due 2002...............................................        --         780,000
Note due 2005...............................................   345,000         345,000
                                                              --------      ----------
                                                              $560,000      $1,350,000
                                                              ========      ==========

                              PHILLIPS GAS COMPANY

     On December 9, 1999, Phillips Gas Company declared and distributed a dividend to Phillips in the form of a note payable in the amount of $780 million. The note payable is due in full at maturity on December 9, 2002, bears interest at a rate of 5.74 percent per annum, and may be paid prior to maturity at any time without penalty or premium. The amount of the dividend exceeded the company's historical-cost-based net assets, resulting in a negative balance in stockholder's equity.

     The declaration and payment of dividends is at the discretion of the company's Board of Directors. In connection with each dividend declaration, the Board of Directors makes a determination that, based upon its familiarity with the company's business, prospects and financial condition, the company's recent earnings history and forecast, an appraisal of the company's assets and discussions with the company's executive officers, attorneys and accountants, the dividend is a permitted dividend under Delaware law. This determination was made prior to the declaration of the $780 million dividend made on December 9, 1999.

     The note due 2001 bears interest at LIBOR plus 1/2 percent per annum (6.33 percent at December 31, 1999). Any amount repaid may be reborrowed as long as the agreement is in effect. The note due 2005 bears interest at the applicable federal mid-term rate (6.03 percent monthly rate for December 1999). The carrying amount of the floating-rate debt approximates fair value.

7. FINANCIAL INSTRUMENTS

  Concentrations of Credit Risk

     The company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, accounts receivable and over-the-counter derivative contracts. Derivative contracts are immaterial to the financial statements of the company.

     The company's cash and cash equivalents are held by Phillips as part of its centralized cash management system. Cash equivalents are in high-quality securities placed with major international banks and financial institutions. Phillips' investment policy limits the company's exposure to concentrations of credit risk with respect to its cash equivalent investments.

     The company's affiliate receivables result primarily from its sales of natural gas liquids and residue gas to Phillips. The company's trade receivables result primarily from domestic sales of residue gas to local distribution companies, electric utilities, various other business and industrial end-users, and marketers. The company routinely assesses the financial strength of its unaffiliated residue-gas customers. The company considers its concentrations of credit risk, other than those with Phillips, to be limited.

  Fair Values of Financial Instruments

     The following methods and assumptions were used by the company in estimating the fair value of its financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value because of the short-term nature of these investments.

          Deferred purchase obligation due within one year: The carrying amount reported in the balance sheet approximates fair value because of the short-term nature of the obligation.

          Long-term debt: The carrying amount of the company's floating- and fixed-rate debt approximates fair value based on current market rates.

                              PHILLIPS GAS COMPANY

8. PREFERRED STOCK

     On December 15, 1997, the company redeemed its 13,800,000 shares of Series A 9.32% Cumulative Preferred Stock at par. The liquidation value for each Series A preferred share was $25, plus $.2006 for unpaid dividends.

9. CONTINGENT LIABILITIES

     The company is a party to a number of legal proceedings pending in various courts or agencies for which no provision has been made. Costs related to contingencies are provided when a loss is probable and the amount can be reasonably estimated. These accruals are not discounted for delays in future payment and are not reduced for potential insurance recoveries. If applicable, undiscounted receivables are accrued for probable insurance recoveries.

     A judgment has been entered in the case of Chevron U.S.A., Inc. versus GPM Gas Corporation (GPM), a wholly owned subsidiary of the company, upholding and construing most favored nations clauses in three 1961 West Texas gas purchase contracts. Although a federal district court decided that GPM owes Chevron damages in the amount of $13,828,030 through July 31, 1998, plus 6 percent interest from that date and attorneys' fees in the amount of $329,994, GPM has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit.

     Based on currently available information, after taking into consideration amounts already accrued and the pending appeal in the Chevron litigation, PGC believes that any liability resulting from any of the above matters will not have a material adverse effect on its financial statements. However, such matters could have a material effect on results of operations in a particular quarter or fiscal year as they develop or as new issues are identified.

10. RELATED PARTY TRANSACTIONS

     Significant transactions with affiliated parties were:


                                                         1997       1998       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Operating revenues(a)................................  $758,700   $537,528   $725,478
Gas purchases(b).....................................   118,827     76,617    100,253
Operating expenses(c)(e)(h)..........................   115,698    113,475    110,897
Selling, general and administrative
  expenses(c)(d)(e)..................................    12,828     10,059     13,306
Interest income(f)...................................     2,701      2,430      2,487
Interest expense(g)..................................    20,340     35,880     35,610


------------

(a) The company sells a portion of its residue gas and other by-products to Phillips at contractual prices that approximate market prices. The company sells substantially all of its natural gas liquids to Phillips at prices based upon quoted market prices for fractionated natural gas liquids, less charges for transportation, fractionation and quality-adjustment fees. Effective January 1, 2000, the pricing formula contained in the natural gas liquids supply arrangement with Phillips was renegotiated, as allowed under the contract, to reflect current market conditions. The new arrangement will be maintained for an initial term of 15 years. PGC believes that the loss of Phillips as a natural gas liquids customer would have a material, adverse effect on its revenues and operating results.

(b) The company purchases raw gas from Phillips at contractual prices that approximate market prices. During 1999, Phillips provided the company with approximately 8 percent of its raw gas throughput, under long-term supply contracts, making Phillips its largest single supplier. PGC believes that the loss of

                              PHILLIPS GAS COMPANY

     Phillips as a raw gas supplier would have a material adverse effect on its dedicated raw gas supplies and its operating results.

(c) Phillips provides the company with various field services (costs included in operating expenses) and other general administrative services (costs included in selling, general and administrative expenses) including insurance, personnel administration, office space, communications, data processing, engineering, automotive and other field equipment, and other miscellaneous services. Charges for these services and benefits are based on usage and actual costs or other allocation methods the company considers reasonable.


(d) Phillips charges the company a portion of its corporate indirect overhead costs including executive, legal, treasury, planning, tax, auditing and other corporate services, under an administrative services agreement. Charges for these services and benefits are based on usage and actual costs or other allocation methods the company considers reasonable.



(e) All operational and staff personnel requirements are met by Phillips' employees, most of whom are associated with the GPM Gas Services Company division of Phillips. All services provided by Phillips, including (c) and
     (d) above, are priced to reimburse Phillips for its actual costs. Charges for these services and benefits are based on usage and actual costs or other allocation methods the company considers reasonable. Selling, general and administrative expenses included a severance charge reversal of $2 million in 1998, and a $2 million severance charge in 1999.


(f) The company earns interest from participation in Phillips' centralized cash management system.

(g) The company incurs interest expense on borrowings from and debt to Phillips.


(h) Beginning January 1, 1994, the company began paying GGG a fee for gas gathering services under a long-term contract. The gas gathering fee structure in the long-term contract contains a component that is paid to GGG in an accelerated manner. Because GGG is providing the same gas gathering services to the company over the contract period, recognition of expenses related to this component of the gathering fee is deferred and recognized on a straight-line basis through the remaining period of the long-term contract. In 1997, 1998 and 1999, the total gathering fees were $42,755,000, $42,951,000 and $41,447,000, respectively, of which
     $34,952,000, $35,720,000 and $34,316,000, respectively, were expensed.



     The company provides Phillips with other minor administrative services. Costs allocated to Phillips for these services have been netted against the above direct charges from Phillips and were $120,000, $79,000 and $72,000 in 1997, 1998 and 1999, respectively.



     The company periodically buys from, or sells to, Phillips various assets used in the operations of the business. These net acquisitions were recorded at the assets' historical net book values, which generally approximated fair market value, and totaled $22,000, $60,000 and $239,000 in 1997, 1998 and 1999,
respectively. Prior to such acquisition or sale, the company paid or received a fee based on usage of such assets (included in operating expenses above). In addition, the company purchases plastic pipe from Phillips, which is used in the construction of gathering systems. Purchases in 1997, 1998 and 1999 were $3,942,000, $2,276,000 and $2,175,000, respectively.


11. EMPLOYEE BENEFIT PLANS


     Substantially all employees of Phillips' GPM Gas Services Company division participate in Phillips' benefit plans, including pension plans, defined contribution plans, stock option plans and health and life insurance plans. Costs are allocated to the company based principally on base payroll costs of participating employees. Total benefit plan costs charged to the company were $22,095,000, $22,522,000 and $21,005,000 for the years ended 1997, 1998 and
1999, respectively.

                              PHILLIPS GAS COMPANY

12. INCOME TAXES

     Taxes charged to income were:


                                                          1997       1998      1999
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Federal
  Current..............................................  $17,117   $(23,339)  $19,072
  Deferred.............................................   31,114     40,747    25,646
State
  Current..............................................      443        215       558
  Deferred.............................................    6,324      3,912     6,968
                                                         -------   --------   -------
                                                         $54,998   $ 21,535   $52,244
                                                         =======   ========   =======


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Major components of the company's deferred taxes at December 31 were:


                                                                1998          1999
                                                              --------      --------
                                                                  (IN THOUSANDS)
Deferred Tax Liabilities
Depreciation................................................  $164,065      $188,829
Prepaid gas gathering fees..................................    17,612        20,374
                                                              --------      --------
Total deferred tax liabilities..............................   181,677       209,203
                                                              --------      --------
Deferred Tax Assets
Alternative minimum tax credit carryforward.................    55,385        55,385
Net operating loss carryforwards............................    45,104        36,312
Deferred gain on sale of assets.............................     6,495         6,062
Investment in partnerships..................................     3,553         4,549
Contingency accruals........................................     2,973         4,924
Benefit plan accruals.......................................     1,715         2,030
Other (net).................................................       452         1,327
                                                              --------      --------
Total deferred tax assets...................................   115,677       110,589
                                                              --------      --------
Net deferred tax liabilities................................  $ 66,000      $ 98,614
                                                              ========      ========


     The tax bases in the company's assets were increased as a result of the 1992 transfer of substantially all of its assets to GPM Gas Corporation and the subsequent issuance and sale of preferred stock. The net operating loss carryforwards and the alternative minimum tax credit carryforwards resulted primarily from tax depreciation on the increased bases in the company's assets.

     The company believes it is more likely than not that it will fully realize its deferred tax assets, and, accordingly, a valuation allowance has not been provided. Management expects that the deferred tax assets will be realized as reductions in future taxable operating income or by utilizing available tax planning strategies. Uncertainties that may affect the realization of these assets include tax law changes, change in control as discussed in Note 16, and the future level of product costs. Therefore, the company periodically reviews its ability to realize these assets and will establish a valuation allowance if needed.

     At December 31, 1999, the company had net operating loss carryforwards of $71 million for U.S. income tax purposes, and $221 million for state income tax purposes. The U.S. income tax carryforwards begin

                              PHILLIPS GAS COMPANY
expiring in 2009, and the state income tax carryforwards begin expiring in 2000. The alternative minimum tax credit can be carried forward indefinitely to reduce the company's regular tax liability.

     The reconciliation of income tax at the federal statutory rate with the provision for income taxes follows:


                                                                       PERCENT OF
                                                                     PRETAX INCOME
                                                                   ------------------
                                      1997      1998      1999     1997   1998   1999
                                     -------   -------   -------   ----   ----   ----
                                           (IN THOUSANDS)
Federal statutory income tax.......  $50,752   $18,497   $46,892   35.0%  35.0%  35.0%
State income tax...................    4,399     2,683     4,893   3.0    5.1     3.7
Other..............................     (153)      355       459   (0.1)  0.6     0.3
                                     -------   -------   -------   ----   ----   ----
                                     $54,998   $21,535   $52,244   37.9%  40.7%  39.0%
                                     =======   =======   =======   ====   ====   ====


13. KEEP WELL REPLACEMENT AGREEMENT

     The redemption of the company's outstanding shares of Series A 9.32% Cumulative Preferred Stock on December 15, 1997, cancelled the previous Keep Well Agreement and triggered the need for a Keep Well Replacement Agreement between Phillips and PGC. The Keep Well Replacement Agreement provides for Phillips to maintain PGC's consolidated tangible net worth in an amount not less than $50 million, or to irrecoverably and unconditionally guaranty the full and timely performance, payment and discharge by PGC of all its obligations and liabilities. Effective February 1, 2000, Phillips furnished a guaranty to GGG assuring payment by PGC of all its existing or future obligations and liabilities to GGG.

14. CASH FLOW INFORMATION


                                                          1997      1998       1999
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
Non-Cash Investing and Financing Activities
Liquidating dividend to parent company in the form of a
  promissory note......................................  $    --   $    --   $780,000
Deferred payment obligation to purchase property, plant
  and equipment........................................       --        --      8,300
Cash Payments
Interest...............................................   20,452    36,108     32,789
Income taxes, including payments to Phillips...........   25,432       123     20,773



     The deferred purchase obligation resulted from the company's July 1, 1999, purchase of American Liberty Oil Company's interest in the Artesia plant and gathering system in New Mexico. At the time of closing, a partial cash payment was made. A second and final payment was made on January 3, 2000.


15. OTHER FINANCIAL INFORMATION


                                                           1997      1998      1999
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Taxes other than income and payroll taxes...............  $10,765   $10,772   $12,626


16. PROPOSED BUSINESS COMBINATION

     On December 16, 1999, Phillips and Duke Energy Corporation (Duke Energy) announced that they had signed definitive agreements to combine the two companies' gas gathering, processing and marketing

                              PHILLIPS GAS COMPANY
businesses to form a new midstream company to be called Duke Energy Field Services, LLC (Field Services LLC). The definitive agreements have been unanimously approved by both companies' Boards of Directors. Subject to regulatory approval, the transaction is expected to close by the end of the first quarter of 2000.

     If the transaction closes as expected, the subsidiaries of PGC will be contributed to Field Services LLC in a partially tax-free exchange, and those subsidiaries will cease to be wholly owned subsidiaries of Phillips. As part of the transaction, the existing natural gas liquids purchase contract between Phillips and the company will be maintained by the new company for an initial term of 15 years. At closing, Duke Energy will own about 70 percent of Field Services LLC, and Phillips will own about 30 percent.

17. IMPACT OF TRANSITION TO YEAR 2000 (UNAUDITED)

     PGC relies on Phillips for computer systems, hardware and software for operation of its facilities and business support systems. PGC's operations and facilities were included as part of Phillips' companywide Year 2000 Project that addressed the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. That project is now complete. With the rollover into 2000, neither PGC nor Phillips experienced any significant Year 2000 failures. Some minor Year 2000 issues occurred and were resolved, but none have had a material impact on PGC's results of operations, liquidity, financial condition or safety record. The total costs associated with Year 2000 issues were not material to PGC's or Phillips' financial position. Phillips continues to monitor its mission-critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                              PHILLIPS GAS COMPANY


                        CONSOLIDATED STATEMENT OF INCOME


                                 (IN THOUSANDS)



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
                                                                   (UNAUDITED)
REVENUES
Natural gas liquids.........................................  $104,035     $286,961
Residue gas.................................................   141,706      224,524
Other.......................................................    19,910       33,345
                                                              --------     --------
     Total Revenues.........................................   265,651      544,830
                                                              --------     --------
COSTS AND EXPENSES
Gas purchases...............................................   189,421      377,659
Operating expenses..........................................    42,741       47,285
Selling, general and administrative expenses................     4,880        4,251
Depreciation................................................    19,262       20,700
Interest expense............................................     7,255       20,492
                                                              --------     --------
     Total Costs and Expenses...............................   263,559      470,387
                                                              --------     --------
Income before income taxes..................................     2,092       74,443
Provision for income taxes..................................       851       29,110
                                                              --------     --------
NET INCOME..................................................  $  1,241     $ 45,333
                                                              ========     ========



                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
                                                                   (UNAUDITED)
                                                              ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..................................................  $  1,241     $ 45,333
Adjustments to reconcile net income to net cash provided by
  operating activities
     Non-working capital adjustments
       Depreciation.........................................    19,262       20,700
       Deferred taxes.......................................     5,783       13,891
       Deferred gathering fees..............................    (1,679)      (1,651)
       Gain on sale of assets...............................      (212)         (88)
       Other................................................       337        1,896
     Working capital adjustments
       Decrease (increase) in accounts receivable...........     4,028      (13,646)
       Decrease (increase) in inventories...................     1,000         (298)
       Decrease in prepaid expenses and other current
          assets, including deferred taxes..................       555       14,338
       Decrease in accounts payable.........................   (17,224)     (64,535)
       Decrease in taxes and other accruals.................    (1,875)        (753)
                                                              --------     --------
Net Cash Provided by Operating Activities...................    11,216       15,187
                                                              --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and investments........................   (13,532)     (11,985)
Proceeds from asset dispositions............................        55          673
                                                              --------     --------
Net Cash Used for Investing Activities......................   (13,477)     (11,312)
                                                              --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of note payable.....................................        --       (8,300)
                                                              --------     --------
Net Cash Used for Financing Activities......................        --       (8,300)
                                                              --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    (2,261)      (4,425)
Cash and cash equivalents at beginning of period............    27,045      164,078
                                                              --------     --------
Cash and Cash Equivalents at End of Period..................  $ 24,784     $159,653
                                                              ========     ========



                       See Notes to Financial Statements.

                              PHILLIPS GAS COMPANY

                         NOTES TO FINANCIAL STATEMENTS


1. INTERIM FINANCIAL INFORMATION



     The financial information for the interim periods presented in the financial statements included in this report is unaudited and includes all known accruals and adjustments that Phillips Gas Company (PGC or the company) considers necessary for a fair statement of the results for such periods. All such adjustments are of a normal and recurring nature.



2. BUSINESS COMBINATION



     On March 31, 2000, Phillips Petroleum Company (Phillips) combined its gas gathering, processing and marketing business with Duke Energy Corporation's (Duke Energy) gas gathering, processing and marketing business to form a new midstream company called Duke Energy Field Services LLC (DEFS).



     PGC contributed its holdings in its limited-liability-company subsidiaries to DEFS in a tax-free exchange. The operations of these subsidiaries comprise substantially all of the operations of PGC. Effective March 31, 2000, the company is accounting for its investment in DEFS using the equity method.



     In connection with the combination DEFS borrowed approximately $2.75 billion of short-term debt. In April 2000, the proceeds of the debt were used to make one-time cash distributions of approximately $1,525 million to Duke Energy and $1,220 million to Phillips. Duke Energy owns about 70 percent of DEFS, and Phillips, through PGC, owns about 30 percent.



3. INCOME TAXES



     The company's effective tax rate for the first three months of 1999 was 41 percent, compared with 39 percent for the same period of 2000.



     Deferred income taxes are computed using the liability method and provided on all temporary differences between the financial reporting basis and the tax basis of the assets and liabilities. Allowable tax credits are applied currently as reductions of the provision for income taxes. The results of operations for 1999 and 2000 are included in the consolidated federal income tax return of Phillips, with any resulting tax liability or refund settled with Phillips on a current basis. Income tax expense represents PGC on a separate return basis, except that the same principles and elections used in the consolidated return were applied.



4. RELATED PARTY TRANSACTIONS



     Significant transactions with affiliated parties were:



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
                                                                 (IN THOUSANDS)
Operating revenues..........................................  $110,613     $287,294
Gas purchases...............................................    17,970       35,499
Operating expenses..........................................    27,363       29,509
Selling, general and administrative expenses................     4,361        3,750
Interest income.............................................       452        2,618
Interest expense............................................     7,224       20,474



     Prior to the contribution of its subsidiaries to DEFS on March 31, 2000, the company purchased raw gas from, and sold a portion of its residue gas and substantially all of its natural gas liquids to, Phillips. Phillips also provided the company with various field and general administrative services. In addition, the company purchased Phillips' plastic pipe, which is used in the construction of gathering systems.

                              PHILLIPS GAS COMPANY

     The company earns interest from participation in Phillips' centralized cash management system and incurs interest expense on its borrowings from Phillips.



     The company paid gathering fees to GPM Gas Gathering L.L.C. (GGG) until it contributed its equity interest in GGG into DEFS on March 31, 2000. In the first three months of 1999 and 2000, net fees paid to GGG for gas gathering services were $10,334,831 and $10,101,951, respectively; $8,655,478 and $8,450,827 were expensed.



     Selling, general and administrative expenses included a $2 million severance charge during the first three months of 1999.



5. CASH FLOW INFORMATION



NON-CASH INVESTING ACTIVITIES



     On March 31, 2000, the company contributed its holdings in its limited-liability-company subsidiaries to DEFS. The contribution included property, plant and other assets and liabilities held by these companies, except for cash invested with Phillips, deferred taxes and current taxes payable.



     Other non-cash investing activities and cash payments for the three-month periods ended March 31 were as follows:



                                                               1999      2000
                                                              ------    -------
                                                               (IN THOUSANDS)
                                                              -----------------
CASH PAYMENTS
Interest....................................................  $7,296    $20,477
Income taxes, including payments to Phillips................   1,432         21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of
Duke Energy Field Services
Denver, Colorado


     We have audited the accompanying combined statements of income and cash flows of the UPFuels Division of Union Pacific Resources Group Inc. (a Utah Corporation) for the year ended December 31, 1998 and the three-month period ended March 31, 1999. These financial statements are the responsibility of the UPFuels Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the UPFuels Division for the year ended December 31, 1998, and the three-month period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                            ARTHUR ANDERSEN LLP

Fort Worth, Texas
March 10, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Union Pacific Resources Group Inc.
Fort Worth, Texas


     We have audited the accompanying combined statements of income and cash flows for the year ended December 31, 1997 of the UPFuels Division of Union Pacific Resources Group Inc. (as restated). These financial statements are the responsibility of the UPFuels Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined results of operations and cash flows of the UPFuels Division for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            DELOITTE & TOUCHE LLP

Fort Worth, Texas
June 12, 1998

                                UPFUELS DIVISION

                         COMBINED STATEMENTS OF INCOME


FOR THE YEARS ENDED DECEMBER 31, 1997 (AS RESTATED) AND 1998 AND FOR THE QUARTER
                              ENDED MARCH 31, 1999





                                                                 DECEMBER 31,      MARCH 31,
                                                               1997       1998       1999
                                                              ------    --------   ---------
                                                                  (MILLIONS OF DOLLARS)
Operating revenues:
  Gathering and processing..................................  $321.7    $  227.2   $   54.5
  Pipelines.................................................   401.2       305.0       75.8
  Marketing.................................................  2,761.6    3,062.8      784.0
  Intersegment..............................................  (269.3)     (188.6)     (45.2)
                                                              ------    --------   --------
        Total operating revenues............................  3,215.2    3,406.4      869.1
                                                              ------    --------   --------
Product purchases:
  Gathering and processing..................................   157.1       119.6       30.9
  Pipelines.................................................   312.4       198.4       44.9
  Marketing.................................................  2,728.5    2,986.3      757.9
  Intersegment..............................................  (269.3)     (188.6)     (45.2)
                                                              ------    --------   --------
        Total product purchases.............................  2,928.7    3,115.7      788.5
                                                              ------    --------   --------
Gross margin:
  Gathering and processing..................................   164.6       107.6       23.6
  Pipelines.................................................    88.8       106.6       30.9
  Marketing.................................................    33.1        76.5       26.1
                                                              ------    --------   --------
        Total gross margin..................................   286.5       290.7       80.6
                                                              ------    --------   --------
Operating expenses:
  Gathering and processing..................................    57.9        66.4       17.7
  Pipelines.................................................    27.3        37.3        7.8
  Marketing.................................................      --          --         --
                                                              ------    --------   --------
        Total operating expenses............................    85.2       103.7       25.5
                                                              ------    --------   --------
General & administrative expenses:
  Gathering and processing..................................     6.0         8.0        1.9
  Pipelines.................................................     1.3         2.9        0.7
  Marketing.................................................    13.0        13.0        3.0
  Corporate.................................................     7.0         7.2        2.0
                                                              ------    --------   --------
        Total general & administrative expenses.............    27.3        31.1        7.6
                                                              ------    --------   --------
Depreciation and amortization expense
  Gathering and processing..................................    44.0        41.6       11.8
  Pipelines.................................................    29.4        32.7        8.0
  Marketing.................................................     1.1         6.2        4.1
                                                              ------    --------   --------
        Total depreciation and amortization expense.........    74.5        80.5       23.9
                                                              ------    --------   --------
Operating income (loss):
  Gathering and processing..................................    56.7        (8.4)      (7.8)
  Pipelines.................................................    30.8        33.7       14.4
  Marketing.................................................    19.0        57.3       19.0
  Corporate.................................................    (7.0)       (7.2)      (2.0)
                                                              ------    --------   --------
        Total operating income..............................    99.5        75.4       23.6
                                                              ------    --------   --------
Other income................................................      --         0.6         --
Minority interest...........................................    (9.8)       (7.6)      (2.1)
                                                              ------    --------   --------
Income before income taxes..................................    89.7        68.4       21.5
Income taxes................................................    33.2        25.3        8.0
                                                              ------    --------   --------
Net income..................................................  $ 56.5    $   43.1   $   13.5
                                                              ------    --------   --------


         The accompanying accounting policies and notes to the combined financial statements are an integral part of these statements.

                                UPFUELS DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS


 FOR THE YEARS ENDED DECEMBER 31, 1997 (AS RESTATED) AND FOR THE QUARTER ENDED
                                 MARCH 31, 1999





                                                                 DECEMBER 31,      MARCH 31,
                                                               1997       1998       1999
                                                              -------    -------   ---------
                                                                  (MILLIONS OF DOLLARS)
Cash provided by operations:
  Net income................................................  $  56.5    $  43.1    $ 13.5
     Depreciation and amortization..........................     74.5       80.5      23.9
     Deferred income taxes..................................     15.1      (24.0)     10.8
     Minority interest earnings.............................      9.8        7.6       2.1
     Other non-cash charges (credits) -- net................      8.1       (1.0)     (0.4)
  Changes in current assets and liabilities.................     14.6      (35.8)     18.0
                                                              -------    -------    ------
          Cash provided by operations.......................    178.6       70.4      67.9
                                                              -------    -------    ------
Investing activities:
  Capital expenditures......................................   (168.5)    (143.8)    (32.0)
  Acquisition of Highlands Gas Corporation..................   (179.4)        --        --
  Acquisition of certain assets of Norcen...................       --      (83.2)       --
                                                              -------    -------    ------
          Cash used by investing activities.................   (347.9)    (227.0)    (32.0)
                                                              -------    -------    ------
Financing activities:
  Capital contributions by/(distributions to) Union Pacific
     Resources Group Inc. ..................................    187.4      170.0     (39.9)
  Distributions to minority interest owners.................    (20.2)     (11.3)     (1.5)
                                                              -------    -------    ------
          Cash provided by (used in) financing activities...    167.2      158.7     (41.4)
                                                              -------    -------    ------
Net change in cash and temporary investments................     (2.1)       2.1      (5.5)
Balance at beginning of period..............................      9.5        7.4       9.5
                                                              -------    -------    ------
Balance at end of period....................................  $   7.4    $   9.5    $  4.0
                                                              =======    =======    ======
Changes in current assets and liabilities:
  Accounts receivable.......................................      1.4       13.1      35.7
  Inventories...............................................    (15.2)     (10.4)     12.7
  Other current assets......................................     (5.2)      11.3       0.7
  Accounts payable..........................................     30.5      (45.9)    (29.4)
  Other current liabilities.................................      3.1       (3.9)     (1.7)
                                                              -------    -------    ------
          Total.............................................  $  14.6    $ (35.8)   $ 18.0
                                                              =======    =======    ======


         The accompanying accounting policies and notes to the combined financial statements are an integral part of these statements.

                                UPFUELS DIVISION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination. The combined financial statements include the accounts of certain gathering, processing, transporting and marketing operations of companies which are wholly-owned subsidiaries of Union Pacific Resources Group Inc. ("UPR"), a Utah Corporation. In addition, the combined financial statements include the operations of certain gathering and processing assets owned by wholly-owned subsidiaries of UPR that are not included in their entirety herein. Collectively, these wholly-owned subsidiaries and assets are considered and referred to herein as the "UPFuels Division" of UPR. All material intra-divisional transactions have been eliminated.

     The UPFuels Division accounts for its investments in pipeline partnerships and joint ventures under the equity method of accounting for entities owned 20%-50% by the UPFuels Division and fully consolidates entities owned greater than 50% by the UPFuels Division. The minority interest recorded by the UPFuels Division represents the ownership of other parties in entities in which the UPFuels Division owns greater than 50% but less than 100%.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management believes its estimates and assumptions are reasonable; however, there are a number of risks and uncertainties which may cause actual results to differ materially from the estimates.


     Depreciation and amortization. Provisions for depreciation of property, plant and equipment are computed on the straight-line method based on estimated service lives which range from three to 30 years. The cost of acquired gas purchase and marketing contracts are amortized using the straight-line method over the applicable period. Goodwill is being amortized using the straight-line method over 20 years. Amortization of goodwill was $2.0 million, $4.5 million and $1.1 million for the years ended December 31, 1997 and 1998 and for the quarter ended March 31, 1999, respectively. The value of goodwill is periodically evaluated based on the expected future undiscounted operating cash flows to determine whether any potential impairment exists.


     Revenue Recognition. The UPFuels Division recognizes revenues as gas and natural gas liquids are delivered and services are rendered. Revenues are recorded on an accrual basis, including an estimate for gas and natural gas liquids delivered but unbilled at the end of each accounting period.

     Derivative Financial Instruments. Unrealized gains/losses on derivative financial instruments used for hedging purposes are not recorded. Recognition of realized gains/losses and option premium payments/receipts are deferred and recorded in the combined statement of income when the underlying physical product is purchased or sold. The cash flow impact of derivative and other financial instruments is reflected in cash provided by operations in the combined statements of cash flows.


     Income Taxes. The UPFuels Division is included in the consolidated Federal income tax return of UPR. The consolidated Federal income tax liability of UPR is allocated among all corporate entities on the basis of the entity's contributions to the consolidated Federal income tax liability. Full benefit of tax losses and credits made available and utilized in UPR's consolidated Federal income tax returns are being allocated to the individual companies generating such items. Income tax expense represents federal income taxes as if the company were filing a separate return.


     Environmental Expenditures. Environmental expenditures related to treatment or cleanup are expensed when incurred, while environmental expenditures which extend the life of the property or prevent future contamination are capitalized in accordance with generally accepted accounting principles. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can

                                UPFUELS DIVISION
be reasonably estimated, based on current law and existing technologies. Environmental accruals are recorded at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

     Earnings Per Share. Earnings per share have been omitted from the combined statements of income as the UPFuels Division was wholly owned by UPR for all periods presented.

1. NATURE OF OPERATIONS

     The UPFuels Division owns and operates natural gas and natural gas liquids gathering and pipeline systems and gas processing plants and is engaged in the business of purchasing, gathering, processing, transporting, storing and marketing natural gas and natural gas liquids. Through a related party transaction, the UPFuels Division markets a substantial portion of UPR's natural gas and natural gas liquid production together with significant volumes of natural gas and natural gas liquids produced by others. The UPFuels Division has a diverse customer base for its hydrocarbon products.

     The UPFuels Division's results of operations are largely dependent on the difference between the prices received for its hydrocarbon products and the cost to acquire and market such resources. Hydrocarbon prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of factors beyond the control of the UPFuels Division. These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand and the price and availability of alternative fuels. Historically, the UPFuels Division has been able to manage a portion of the operating risk relating to hydrocarbon price volatility through hedging activities.

2. ACQUISITION OF THE UPFUELS DIVISION BY DUKE ENERGY FIELD SERVICES INC.

     In November 1998, UPR reached an agreement with Duke Energy Field Services, Inc. whereby Duke Energy Field Services would acquire certain gathering, processing, pipeline and marketing assets of UPR. The sale transaction closed effective March 31, 1999, with the purchase price being $1.35 billion. Certain liabilities primarily income tax and retiree benefits obligations, were not assumed by Duke Energy Field Services in connection with the sale transaction.

3. RELATED PARTY TRANSACTIONS


     The UPFuels Division enters into certain natural gas and crude hedging transactions on behalf of UPR. Services performed by UPR on behalf of the UPFuels Division include cash management, internal audit and tax and employee benefits administration. Expenses for these services are included in the statements of income and are $2.0 million and $2.0 million for the years ended 1997 (As Restated) and 1998 respectively and $.5 million for the quarter ended March 31, 1999. Other general and administrative expenses have been allocated to the UPFuels Division, including office rent expense. Since treasury is considered to be a UPR corporate function, no interest expense has been allocated to the UPFuels Division in the accompanying combined statements of income.


     The UPFuels Division has a buy/sell agreement with UPR. Under this agreement, the UPFuels Division gathers, transports, processes and sells natural gas and natural gas liquids for UPR and purchases natural gas and natural gas liquids from UPR.


     The charges for allocated services are based on estimated full time equivalent headcount at fully burdened rates. The buy/sell arrangements are based on prevailing market conditions in each regional area. Accordingly, these transactions reflect UP Fuels results as if they were on a stand alone basis.



     The following table reflects the intercompany balance outstanding at each period end as well as the high and low balance for each period.

                                UPFUELS DIVISION

                                                                AVERAGE
                                                                BALANCE       HIGH        LOW
                                                              OUTSTANDING    BALANCE    BALANCE
                                                              -----------    -------    -------
                                                                       ($ IN MILLIONS)
1997........................................................    $ 93.7       $187.4     $    0
1998........................................................    $272.4       $357.4     $187.5
First Quarter 1999..........................................    $337.5       $357.4     $317.5



     The following table summarizes product purchases, in volumes and dollars, made by the UPFuels Division from UPR during each of the years ended December 31, 1997 and 1998 and the quarter ended March 31, 1999:



                                                                 DECEMBER 31,      MARCH 31,
                                                                1997       1998      1999
                                                              ---------   ------   ---------
                                                                        (VOLUMES)
Gas (MMcf/day)..............................................    860.8      923.1     846.2
Natural gas liquids (Mbbls/day).............................     68.8       68.5      63.1
                                                                  (MILLIONS OF DOLLARS)
Gas.........................................................   $628.4     $630.1    $140.1
Natural gas liquids.........................................   $281.3     $203.5    $ 43.3


4. SIGNIFICANT ACQUISITION

     Highlands Gas Corporation. In August 1997, the UPFuels Division acquired 100% of the outstanding stock of Highlands Gas Corporation ("Highlands") for an adjusted purchase price of approximately $179.4 million. Highlands is in the business of gathering, purchasing, processing and transporting natural gas and natural gas liquids. The acquisition included three natural gas processing plants, five gathering systems with over 700 miles of gas and natural gas liquids gathering pipeline and 400 miles of transportation pipeline located in Western Texas and Eastern New Mexico. Results of operations for Highlands subsequent to the acquisition date are included in the consolidated statements of income.

     The following unaudited pro forma combined results of operations for the year ended December 31, 1997 are presented as if the Highlands acquisition had been made at the beginning of the year. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.

PRO FORMA RESULTS

                                                          1997
                                                  ---------------------
                                                  (MILLIONS OF DOLLARS)
Revenues........................................        $3,376.8
Operating income................................            96.3
Net income......................................        $   54.5

5. FINANCIAL INSTRUMENTS

     Hedging. The UPFuels Division has established policies and procedures for managing risk within its organization. It is balanced by internal controls and governed by a risk management committee. The level of risk assumed by the UPFuels Division is based on its objectives and earnings, and its capacity to manage risk. Limits are established for each major category of risk, with exposures monitored and managed by UPFuels

                                UPFUELS DIVISION

Division management, and reviewed semi-annually by the risk management committee. Major categories of the UPFuels Division's risk are defined as follows:

     Commodity Price Risk -- Non-Trading Activities. The UPFuels Division uses derivative financial instruments for non-trading purposes in the normal course of business to manage and reduce risks associated with contractual commitments, price volatility, and other market variables in conjunction with transportation, storage, and customer service programs. These instruments are generally put in place to limit risk of adverse price movements, however, when this is done, these same instruments usually limit future gains from favorable price movements. Such risk management activities are generally accomplished pursuant to exchange-traded contracts or over-the-counter options.

     Recognition of realized gains/losses and option premium payments/receipts are also deferred in the combined statements of income until the underlying physical product is sold. Unrealized gains/losses on derivative financial instruments are not recorded. The cash flow impact of derivative and other financial instruments is reflected as cash flows provided from operations in the combined statements of cash flows.

     Commodity Price Risk -- Trading Activities. Periodically, the UPFuels Division may enter into transactions involving a wide range of energy related derivative financial transactions that are not the result of hedging activities. These instruments are generally put into place based on the UPFuels Division's analysis and expectations with respect to price movement or changes in other market variables. As of March 31, 1999, there were no transactions in place which would materially affect the results of operations or financial condition of the UPFuels Division.

     Credit Risk. Credit risk is the risk of loss as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. Because the loss can occur at some point in the future, a potential exposure is added to the current replacement value to arrive at a total expected credit exposure. The UPFuels Division has established methodologies to establish limits, monitor and report creditworthiness and concentrations of credit to reduce such credit risk. At March 31, 1999, the UPFuels Division's largest credit risk associated with any single counterparty, represented by the net fair value of open contracts with such counterparty was $2.2 million.

     Performance Risk. Performance risk results when a counterparty fails to fulfill its contractual obligations such as commodity pricing or volume commitments. Typically, such risk obligations are defined within the trading agreements. The UPFuels Division utilizes its credit risk methodology to manage performance risk.

     Concentrations of Credit Risk. Financial instruments which subject the UPFuels Division to concentrations of credit risk consist principally of trade receivables and short-term cash investments. A significant portion of the UPFuels Division's trade receivables relate to customers in the energy industry, and, as such, the UPFuels Division is directly affected by the economy of that industry. However, excluding the relationship with UPR, the credit risk associated with trade receivables is minimized by the UPFuels Division's diverse customer base which includes local gas distribution companies, power generation facilities, pipelines, industrial plants and other wholesale marketing companies. Ongoing procedures are in place to monitor the creditworthiness of customers. The UPFuels Division generally requires no collateral from its customers and historically has not experienced significant losses on trade receivables.

6. INCOME TAXES

     The UPFuels Division is included in the consolidated Federal income tax return of UPR. The consolidated Federal income tax liability of UPR is allocated among all corporate entities on the basis of the entity's contributions to the consolidated Federal income tax liability. Full benefit of tax losses and credits made available and utilized in UPR's consolidated Federal income tax returns are being allocated to the individual companies generating such items.

                                UPFUELS DIVISION

     Components of income tax expense for the years ended December 31, 1997 and 1998 and for the quarter ended March 31, 1999.



                                                             1997      1998     1999
                                                             -----    ------    -----
                                                              (MILLIONS OF DOLLARS)
Current:
  Federal..................................................  $17.2    $ 46.7    $(2.7)
  State....................................................     .9       2.6     (0.1)
                                                             -----    ------    -----
          Total current....................................   18.1      49.3     (2.8)
Deferred:
  Federal..................................................   14.2     (22.7)    10.2
  State....................................................    0.9      (1.3)     0.6
                                                             -----    ------    -----
       Total deferred......................................   15.1     (24.0)    10.8
                                                             -----    ------    -----
          Total............................................  $33.2    $ 25.3    $ 8.0
                                                             =====    ======    =====



     A reconciliation between statutory and effective tax rates for the years ended December 31, 1997 and 1998 and for the quarter ended March 31, 1999 is as follows:



                                                              1997    1998    1999
                                                              ----    ----    ----
Statutory tax rate..........................................  35.0%   35.0%   35.0%
State taxes -- net..........................................  2.0%    2.0%     2.0%
                                                              ----    ----    ----
  Effective tax rate........................................  37.0%   37.0%   37.0%
                                                              ====    ====    ====


     All tax years prior to 1986 have been closed with the Internal Revenue Service ("IRS"). On behalf of the UPFuels Division, UPR, through Union Pacific Corporation ("UPC"), is negotiating with the Appeals Office concerning 1986 through 1989. The IRS is examining UPR's returns for 1990 through 1994 in connection with the IRS' examination of UPC's returns. The UPFuels Division believes it has adequately provided for Federal and state income taxes.

7. LEASES

     The UPFuels Division leases certain compressors and other property. Future minimum lease payments for operating leases with initial non-cancelable lease terms in excess of one year as of March 31, 1999, are as follows:

                                                  (MILLIONS OF DOLLARS)
1999............................................          $ 1.9
2000............................................            2.5
2001............................................            2.4
2002............................................            1.5
2003............................................            1.2
Later years.....................................            5.4
                                                          -----
          Total minimum payments................          $14.9
                                                          =====


     Rent expense for operating leases with terms exceeding one year was $1.1 million and $1.3 million for the years ended December 31, 1997 and 1998, respectively, and $0.5 million for the quarter ended March 31, 1999. Currently there is no sublease income for the next five years or thereafter.

                                UPFUELS DIVISION

8. EMPLOYEE STOCK OPTION PLANS

     Stock Option and Retention Stock Plans. Pursuant to the UPR's stock option and retention stock plans, UPR stock options under the plans are granted at 100% of fair market value at the date of grant, become exercisable no earlier than one year after grant and are exercisable for a period of up to eleven years from grant date. Option grants have been made to directors, officers and employees and vest over a period up to ten years from the grant date.

     Retention shares of UPR common stock are awarded under the plans to eligible employees, subject to forfeiture if employment terminates during the prescribed retention period, generally one to five years from grant. Multi-year retention stock awards also have been made, with vesting two to five years from grant.


     Expense related to these stock option and retention stock programs of UPR, which pertain to UPFuels Division employees, amounted to $1.2 million, $1.3 million and $.7 million for the years ended 1997 and 1998 and the quarter ended March 31, 1999, respectively.



     Since UPR applies the intrinsic value method in accounting for its stock option and retention stock plans, it generally records no compensation cost for its stock option plans. Had compensation cost for UPR's stock option plan been determined based on the fair value at the grant dates for awards to UPFuels Division employees under the plan and for options that were converted at the times of the initial public offering and spin-off of UPR from UPC, the UPFuels Division's net income would have been reduced by $.6 million, $1.9 million and $0.1 million for the years ended December 31, 1997 and 1998 and the quarter ended March 31, 1999, respectively.


     Employee Stock Ownership Plan. Effective January 2, 1997, UPR instituted an employee stock ownership plan ("ESOP"). The ESOP purchased 3.7 million shares or $107.3 million of newly issued common stock (the "ESOP Shares") from UPRG, which will be used to fund UPR's matching obligation under its 401(k) Thrift Plan. All regular employees of the UPFuels Division are eligible to participate in the ESOP.


     During the years ended December 31, 1997 and 1998, and the quarter ended March 31, 1999, compensation cost related to the allocation of ESOP shares to participants' accounts was $1.4 million, $1.6 million and $0.4 million, respectively, for the UPFuels Division.


9. ENVIRONMENTAL EXPOSURE

     The UPFuels Division generates and disposes of hazardous and nonhazardous waste in its current and former operations and is subject to increasingly stringent Federal, state and local environmental regulations. Certain Federal legislation imposes joint and several liability for the remediation of various sites; consequently, the UPFuels Division's ultimate environmental liability may include costs relating to other parties in addition to costs relating to its own activities at each site. In addition, the UPFuels Division is or may be liable for certain environmental remediation matters involving existing or former facilities.

     The UPFuels Division has recorded environmental reserves related to future costs of all sites where the UPFuels Division's obligation is probable and where such costs reasonably can be estimated. This accrual includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties.


     The UPFuels Division also is involved in reducing emissions, spills and migration of hazardous materials. Remediation of identified sites and control of environmental exposures required $1.2 million in 1998 and no spending for the quarter ended March 31, 1999.

                                UPFUELS DIVISION

10. COMMITMENTS AND CONTINGENCIES

     The UPFuels Division is party to several long-term firm gas transportation agreements, the largest of which are with Kern River Gas Transportation Company ("Kern River"), Texas Gas Transmission Corporation ("Texas Gas"), and Pacific Gas Transmission ("PGT"). At December 31, 1997, the UPFuels Division had a keep whole agreement with UPR which expired at the end of 2003 whereby UPR reimbursed the UPFuels Division for the excess of the contractual fixed price over the prevailing market price for the transportation. Conversely, the UPFuels Division, under the keep whole agreement, was to pay UPR when the prevailing market price exceeded the contractual fixed price. Accordingly, at December 31, 1997, the UPFuels Division recorded a reserve for the fair value of the difference between the fixed rate under the firm transportation agreements and the estimated market rates for the period from 2004 to the end of the respective contract periods. At December 31, 1997, the reserves, which were included in other long-term liabilities, were $13.0 million, $5.5 million, and $7.6 million for the Kern River, Texas Gas, and PGT agreements, respectively.

     In conjunction with the sale of the UPFuels Division to Duke Energy Field Services, Inc. during 1998 the UPFuels Division extended the keep whole agreement with UPR to cover a 10 year period commencing March 1, 1999 or through the expiration of the contract, whichever is earlier. In addition, UPR retained the transportation contract with Kern River. Accordingly, no reserves for the Kern River and Texas Gas Agreements were recorded at December 31, 1998 or March 31, 1999 and $17.6 million was recorded at December 31, 1998 and March 31, 1999 for the PGT agreement, reflecting additional liabilities for volumes acquired in 1998, partially offset by the extension of the keep whole agreement. During 1998, $8.5 million was recorded as a change in divisional equity for the change in the keep whole agreement. A detailed explanation of the three major long-term firm transportation agreements are as follows:

     Under the Kern River transportation agreement which expires in 2007, the UPFuels Division has the right to transport 75 MMcfd of gas on the Kern River Pipeline system which extends from Opal, Wyoming, to an interconnection with the Southern California Gas Company pipeline system in southern California. Nine years remain on the primary term of the agreement, and the current transportation rate is $0.69 per Mcf. Thereafter, this rate can change based on Kern River's cost of service and upon rate regulation policies of the Federal Energy Regulatory Commission ("FERC"). Under a 1993 ruling of the FERC, the UPFuels Division is obligated to pay all of the fixed costs included in the transportation rate, whether or not the UPFuels Division actually uses Kern River's pipeline to transport gas. Those fixed costs presently amount to $0.61 per Mcf. The undiscounted amount of the nine year fixed cost commitment, assuming no future changes in the rate, is $136 million. The 1993 FERC ruling was issued notwithstanding a provision in the transportation agreement between Kern River and the UPFuels Division in which the parties agreed that a portion of the fixed costs would be paid by the UPFuels Division only if and to the extent that the UPFuels Division uses the pipeline. In light of recent changes in the regulatory policies of FERC, the UPFuels Division is seeking reinstatement of the contractually agreed rate structure, but there is no assurance that such efforts will be successful.

     The UPFuels Division is a party to an additional agreement under which it may acquire, in 2001, at its option, an additional 25 MMcfd of transportation rights on the Kern River system beginning in 2002.

     Under the Texas Gas transportation agreement, which expires in 2008, the UPFuels Division has the rights to transport 90 MMcfd of gas from the UPFuels Division's East Texas plant. The UPFuels Division is obligated to pay a fixed transportation rate of $0.33 per Mmbtu regardless of the volumes transported under the agreement. The undiscounted amount of this commitment is $104 million.

     Under the PGT transportation agreement, which expires in 2023, the UPFuels Division has the rights to transport 25 MMcfd of gas from Kingsgate, British Columbia to the California/Oregon border. The UPFuels Division is obligated to pay a fixed transportation rate of $0.33 per Mmbtu regardless of the volumes

                                UPFUELS DIVISION
transported under the agreement. However, the UPFuels Division has third party agreements that reimburse the UPFuels Division for 90 percent of the firm transportation cost until October 2002. As part of the third party agreements, the UPFuels Division assigned 50 percent of the firm transportation capacity. The term for the keep whole agreement for this contract commences on November 1, 2002 and terminates on February 28, 2009. The undiscounted amount of this commitment, net of the third party reimbursements, is $64 million.

During 1998, the UPFuels Division assumed responsibility for additional long-term firm transportation agreements with PGT to transport gas from Kingsgate, British Columbia to the California/Oregon border. Under the transportation agreements, the UPFuels Division has the rights to transport 106 Mmbtu per day of which 47 Mmbtu per day will expire in October 2007 and the balance of the contract commitment will expire in October 2023. The UPFuels Division does have a third party agreement that recovers all the transportation cost for 20 Mmbtu per day through June 2011.

     The UPFuels Division is a defendant in a number of lawsuits and is involved in governmental proceedings arising in the ordinary course of business, including contract claims, personal injury claims and environmental claims. While management of the UPFuels Division cannot predict the outcome of such litigation and other proceedings, management does not expect those matters to have a materially adverse effect on the consolidated financial condition or results of operations of the UPFuels Division.

                       [DUKE ENERGY FIELD SERVICES LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Duke Energy Field Services Corporation (the "company") in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.



SEC Registration fee........................................  $  211,200
NASD fee....................................................      30,500
NYSE initial listing fee....................................     500,000
Printing and engraving......................................   1,500,000
Legal fees and expenses.....................................   1,500,000
Accounting fees and expenses................................   1,500,000
Transfer agent fees.........................................      10,000
Miscellaneous expenses......................................   1,148,300
                                                              ----------
          Total.............................................  $6,400,000*
                                                              ==========


---------------


* The underwriters have agreed to reimburse the company for expenses in an
  amount not to exceed $     .


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The company's certificate of incorporation and bylaws provide that indemnification shall be provided for all current and former directors and may be provided for all current or former officers to the fullest extent permitted by the DGCL.

     As permitted by the DGCL, the certificate of incorporation provides that directors of the company shall have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the company or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The company has not sold any securities, registered or otherwise, within the past three years, except as set forth below.

     On December 8, 1999, the company issued 1,000 shares of its common stock to Duke Energy Corporation ("Duke Energy") for $1,000. In so doing, the company relied on the provisions of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.


     On December 16, 1999, Duke Energy, Phillips Petroleum Company ("Phillips") and Duke Energy Field Services, LLC ("Field Services LLC") entered into a Contribution Agreement (the "Contribution Agreement") pursuant to which Duke Energy and Phillips, on March 31, 2000, contributed their respective midstream natural gas assets to Field Services LLC, a subsidiary of the company, in exchange for member interests in Field Services LLC and one-time cash payments. Upon consummation of the offering contemplated by this registration statement, the subsidiary ("Merger Subsidiary") that indirectly holds Phillips' interest in Field Services LLC will be merged into the company, and, as a result, the capital stock of Merger Subsidiary, all of which is owned by Phillips, will be converted into shares of common stock of the company and the capital stock of the company before the merger, all of which is owned by Duke Energy, will be converted into new shares of common stock of the company. The exact allocation between Duke Energy and Phillips of shares of common stock of the company issued in the merger will be determined by the average of the closing prices of the company's common stock on the New York Stock Exchange Composite Tape on the stock's first five trading days. In so doing, the company relied on the provisions of Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         1.1**           -- Form of Underwriting Agreement
         2.1+            -- Form of Agreement of Merger among Duke Energy Field
                            Services Corporation and Phillips Gas Company
                            Shareholder, Inc.
         3.1+            -- Form of Amended and Restated Certificate of Incorporation
         3.2+            -- Form of Amended and Restated Bylaws
         4.1**           -- Form of Common Stock Certificate
         5.1**           -- Opinion of Vinson & Elkins L.L.P.
        10.1*            -- Employment Agreement dated as of April 1, 2000 between
                            Duke Energy Field Services Corporation and Mike J.
                            Panatier
        10.2+            -- Form of Registration Rights Agreement among Duke Energy
                            Corporation, Phillips Petroleum Company and Duke Energy
                            Field Services Corporation.
        10.3+            -- Services Agreement dated as of March 14, 2000 by and
                            between Duke Energy Corporation, Duke Energy Business
                            Services, LLC, Pan Service Company, Duke Energy Gas
                            Transmission Corporation and Duke Energy Field Services,
                            LLC
        10.4+            -- Transition Services Agreement dated as of March 17, 2000 among Phillips Petroleum Company and Duke Energy Field
                            Services, LLC

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.5*            -- Trademark License Agreement dated as of March 31, 2000
                            among Duke Energy Corporation and Duke Energy Field
                            Services, LLC
        10.6*            -- Form of Shareholders Agreement among Duke Energy Natural
                            Gas Corporation and Phillips Petroleum Company
        10.7(a)+         -- Contribution Agreement dated as of December 16, 1999
                            among Duke Energy Corporation, Phillips Petroleum Company
                            and Duke Energy Field Services, LLC (incorporated by
                            reference to Exhibit 2.1 to Duke Energy Corporation's
                            Form 8-K filed December 30, 1999)
        10.7(b)+         -- First Amendment to Contribution and Governance Agreement
                            dated as of March 23, 2000 among Phillips Petroleum
                            Company, Duke Energy Corporation and Duke Energy Field
                            Services, LLC
        10.8+            -- NGL Output Purchase and Sale Agreement effective as of
                            January 1, 2000 between GPM Gas Corporation and Phillips
                            66 Company, a division of Phillips Petroleum Company, as
                            amended by Amendment No. 1 dated December 16, 1999
        10.9+            -- Sulfur Sales Agreement effective as of January 1, 1999
                            between Phillips 66 Company, a division of Phillips
                            Petroleum Company, and GPM Gas Corporation
        10.10*           -- Parent Company Agreement dated as of March 31, 2000 among
                            Phillips Petroleum Company, Duke Energy Corporation, Duke
                            Energy Field Services, LLC and Duke Energy Field Services
                            Corporation
        10.11*           -- Consulting Agreement dated as of April 1, 2000 between
                            Duke Energy Field Services Corporation and William W.
                            Slaughter
        10.12**          -- Credit Facility with Bank of America and other commercial lenders dated March 31, 2000
        10.13**          -- Credit Facility with Duke Capital Corporation dated April
                            4, 2000
        10.14**          -- 2000 Long Term Incentive Plan
        21.1**           -- Subsidiaries of the Company
        23.1*            -- Consent of Ernst & Young LLP
        23.2*            -- Consent of Arthur Andersen LLP
        23.3*            -- Consent of Deloitte & Touche LLP (Denver)
        23.4*            -- Consent of Deloitte & Touche LLP (Fort Worth)
        23.5**           -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
        24.1+            -- Power of Attorney (included in signature page)
        27.1*            -- Financial Data Schedule
        99.1+            -- Consent of Michael J. Panatier to Serve as Director dated
                            March 13, 2000
        99.2+            -- Consent of J.J. Mulva to Serve as Director dated March
                            10, 2000
        99.3*            -- Consent of Milton Carroll to Serve as Director dated May
                            1, 2000
        99.4*            -- Consent of William H. Grigg to Serve as Director dated
                            May 1, 2000
        99.5*            -- Consent of John E. Lowe to Serve as Director dated May 1,
                            2000
        99.6*            -- Consent of Wayne W. Murdy to Serve as Director dated May
                            1, 2000
        99.7*            -- Consent of Ruth G. Shaw to Serve as Director dated May 1,
                            2000
        99.8*            -- Consent of C.J. Silas to Serve as Director dated May 1,
                            2000


---------------

 * Filed herewith.

** To be filed by amendment.

 + Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULE

     No financial statement schedules are required to be included herewith or they have been omitted because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

          (c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 3rd day of May, 2000.


                                            Duke Energy Field Services
                                            Corporation

                                            By:
                                                      /s/ JIM W. MOGG
                                              ----------------------------------
                                              Name: Jim W. Mogg
                                                Title: Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer
                                                       (Principal Executive
                                                       Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to No. 2 Registration Statement has been signed below by the following persons in the capacities indicated and on the 3rd day of May, 2000.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                   /s/ JIM W. MOGG                       Chairman of the Board, President and Chief
-----------------------------------------------------      Executive Officer (Principal Executive
                     Jim W. Mogg                           Officer)

               /s/ DAVID D. FREDERICK                    Chief Financial Officer (Principal Financial
-----------------------------------------------------      and Accounting Officer)
                 David D. Frederick

                   FRED J. FOWLER*                       Director
-----------------------------------------------------
                   Fred J. Fowler

                 RICHARD B. PRIORY*                      Director
-----------------------------------------------------
                  Richard B. Priory

* By: /s/ DAVID D. FREDERICK
-----------------------------------------------------
       David D. Frederick, pursuant to a power of
       attorney filed with the Registration Statement
       No. 333-32502, filed with the Securities and
       Exchange Commission on March 15, 2000.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1**          -- Form of Underwriting Agreement
          2.1+           -- Form of Agreement of Merger among Duke Energy Field
                            Services Corporation and Phillips Gas Company
                            Shareholder, Inc.
          3.1+           -- Form of Amended and Restated Certificate of Incorporation
          3.2+           -- Form of Amended and Restated Bylaws
          4.1**          -- Form of Common Stock Certificate
          5.1**          -- Opinion of Vinson & Elkins L.L.P.
         10.1*           -- Employment Agreement dated as of April 1, 2000 between
                            Duke Energy Field Services Corporation and Mike J.
                            Panatier
         10.2+           -- Form of Registration Rights Agreement among Duke Energy
                            Corporation, Phillips Petroleum Company and Duke Energy
                            Field Services Corporation.
         10.3+           -- Services Agreement dated as of March 14, 2000 by and
                            between Duke Energy Corporation, Duke Energy Business
                            Services, LLC, Pan Service Company, Duke Energy Gas
                            Transmission Corporation and Duke Energy Field Services,
                            LLC
         10.4+           -- Transition Services Agreement dated as of March 17, 2000 among Phillips Petroleum Company and Duke Energy Field
                            Services, LLC
         10.5*           -- Trademark License Agreement dated as of March 31, 2000
                            among Duke Energy Corporation and Duke Energy Field
                            Services, LLC
         10.6*           -- Form of Shareholders Agreement among Duke Energy Natural
                            Gas Corporation and Phillips Petroleum Company
         10.7(a)+        -- Contribution Agreement dated as of December 16, 1999
                            among Duke Energy Corporation, Phillips Petroleum Company
                            and Duke Energy Field Services, LLC (incorporated by
                            reference to Exhibit 2.1 to Duke Energy Corporation's
                            Form 8-K filed December 30, 1999)
         10.7(b)+        -- First Amendment to Contribution and Governance Agreement
                            dated as of March 23, 2000 among Phillips Petroleum
                            Company, Duke Energy Corporation and Duke Energy Field
                            Services, LLC
         10.8+           -- NGL Output Purchase and Sale Agreement effective as of
                            January 1, 2000 between GPM Gas Corporation and Phillips
                            66 Company, a division of Phillips Petroleum Company, as
                            amended by Amendment No. 1 dated December 16, 1999
         10.9+           -- Sulfur Sales Agreement effective as of January 1, 1999
                            between Phillips 66 Company, a division of Phillips
                            Petroleum Company, and GPM Gas Corporation
         10.10*          -- Parent Company Agreement dated as of March 31, 2000 among
                            Phillips Petroleum Company, Duke Energy Corporation, Duke
                            Energy Field Services, LLC and Duke Energy Field Services
                            Corporation
         10.11*          -- Consulting Agreement dated as of April 1, 2000 between
                            Duke Energy Field Services Corporation and William W.
                            Slaughter
         10.12**         -- Credit Facility with Bank of America and other commercial lenders dated March 31, 2000
         10.13**         -- Credit Facility with Duke Capital Corporation dated April
                            4, 2000
         10.14**         -- 2000 Long Term Incentive Plan
         21.1**          -- Subsidiaries of the Company
         23.1*           -- Consent of Ernst & Young LLP
         23.2*           -- Consent of Arthur Andersen LLP
         23.3*           -- Consent of Deloitte & Touche LLP (Denver)
         23.4*           -- Consent of Deloitte & Touche LLP (Fort Worth)
         23.5**          -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
         24.1+           -- Power of Attorney (included in signature page)
         27.1*           -- Financial Data Schedule
         99.1+           -- Consent of Michael J. Panatier to Serve as Director dated
                            March 13, 2000
         99.2+           -- Consent of J.J. Mulva to Serve as Director dated March
                            10, 2000

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         99.3*           -- Consent of Milton Carroll to Serve as Director dated May
                            1, 2000
         99.4*           -- Consent of William H. Grigg to Serve as Director dated
                            May 1, 2000
         99.5*           -- Consent of John E. Lowe to Serve as Director dated May 1,
                            2000
         99.6*           -- Consent of Wayne W. Murdy to Serve as Director dated May
                            1, 2000
         99.7*           -- Consent of Ruth G. Shaw to Serve as Director dated May 1,
                            2000
         99.8*           -- Consent of C.J. Silas to Serve as Director dated May 1,
                            2000


---------------
 * Filed herewith.

** To be filed by amendment.

 + Previously filed.